PROSPECTUS
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-74637

                                    [LOGO]

                        First Deposit Bancshares, Inc.
                         (Proposed Holding Company for
                             Douglas Federal Bank,
                            a Federal Savings Bank)

                       1,449,000 Shares of Common Stock
                               $10.00 Per Share

Douglas Federal Bank, a Federal Savings Bank, is converting from the mutual form of organization to the stock form of organization.

================================================================================

                                 THE OFFERING

                           Proposed Trading Symbol:
                          OTC BULLETIN BOARD -- FDBI

                                                                     Minimum      Midpoint       Maximum
                                                                 -----------   -----------   -----------
Number of shares:...............................................   1,071,000     1,260,000     1,449,000
Gross offering proceeds:........................................ $10,710,000   $12,600,000   $14,490,000
Estimated underwriting commissions and other offering expenses:  $   655,000   $   684,000   $   713,000
Estimated net proceeds:......................................... $10,055,000   $11,916,000   $13,777,000
Estimated net proceeds per share:............................... $      9.39   $      9.46   $      9.51

       With the approval of the Office of Thrift Supervision, First Deposit may increase the maximum number of shares by up to 15.0% to 1,666,350 shares.

================================================================================
Please refer to Risk Factors beginning on page 9 of this document for a discussion of certain risks that you should consider before purchasing the common stock.

These securities are not deposits or accounts and are not, and will not be, insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

First Deposit must sell at least 1,071,000 shares of common stock if any are sold. Trident Securities is required to use only its best efforts in assisting First Deposit to sell the number of shares offered. Trident Securities intends to make a market in the common stock.

The offering expires at 12:00 Noon, Eastern Time, on June 22, 1999. We may terminate the offering after the subscription period at any time without notice. We will place funds for stock purchases in a segregated savings account at Douglas Federal until completion or termination of the offering. We will pay interest at our regular passbook rate on funds received for the period the funds are held until the completion or termination of the offering.

For information on how to subscribe, call the stock information center at
(770) 489-5126.

                              TRIDENT SECURITIES
                                 May 14, 1999

                      [Inside front cover of Prospectus]

                               TABLE OF CONTENTS


Summary...............................................................................      1
Risk Factors..........................................................................      9
Stock Pricing.........................................................................     15
Procedure For Purchasing Shares.......................................................     18
Selected Consolidated Financial Information and Other Data............................     20
Summary of Recent Developments........................................................     22
Proposed Management Purchases.........................................................     26
Use of Proceeds.......................................................................     27
Dividend Policy.......................................................................     29
Market for the Common Stock...........................................................     30
Capitalization........................................................................     31
Regulatory Capital Compliance.........................................................     33
Pro Forma Data........................................................................     35
The Conversion........................................................................     38
First Deposit.........................................................................     53
Management's Discussion and Analysis of Financial Condition and Results of Operations.     54
Business of Douglas Federal...........................................................     68
Management of First Deposit...........................................................     85
Management of Douglas Federal.........................................................     86
Federal and State Taxation............................................................     96
Regulation and Supervision............................................................     98
Restrictions on Acquiring Douglas Federal or First Deposit............................    107
Description of the Capital Stock of First Deposit.....................................    114
Description of the Capital Stock of Douglas Federal...................................    116
Transfer Agent and Registrar..........................................................    117
Experts...............................................................................    117
Legal and Tax Opinions................................................................    117
Where You Can Find More Information...................................................    117
Index to Financial Statements.........................................................    F-1

                      Map of Georgia Showing the Borders
                of Douglas and Paulding Counties Highlighted as
                  the Market Area of Douglas Federal Bank and
                     Shown in Relation to Atlanta, Georgia

                                    SUMMARY

         Because this is a summary, it does not contain all the information about the conversion and us. You should read the entire prospectus carefully before you decide to invest. For assistance, please contact the stock information center at (770) 489-5126.

                                 The Companies



First Deposit Bancshares, Inc.
8458 Campbellton Street
Douglasville, Georgia 30134-1803
(770) 942-5108

We formed First Deposit to be the holding company for Douglas Federal. To date, First Deposit has only conducted organizational activities. After the conversion, it will own all of our capital stock and will direct, plan and coordinate our business activities. After the conversion, First Deposit may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans or agreements to do so.


Douglas Federal Bank, a Federal Savings Bank
8458 Campbellton Street
Douglasville, Georgia 30134-1803
(770) 942-5108

We are a community-oriented financial institution that operates out of two offices in western Georgia located in or around the towns of Douglasville and Lithia Springs, both located in Douglas County. Our principal business is attracting deposits from the general public and using those funds to originate residential mortgage loans and, to a much lesser extent, loans for real estate development. At December 31, 1998, we had total assets of approximately $100.9 million, deposits of approximately $85.7 million and total retained earnings of approximately $9.7 million.

For a discussion of our business strategy and recent results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a discussion of our business activities, see "Business of Douglas Federal."

                                The Conversion


What is the Conversion (page 38)

The conversion is a change in our legal form of organization. As a mutual savings bank, we currently have no stock or shareholders. Instead, we operate for the mutual benefit of our depositors and borrowers, who elect our directors and vote on other important matters. Through the conversion we will become a stock savings bank and will be owned and controlled by our sole shareholder, First Deposit. The right to vote for matters affecting First Deposit will belong to its shareholders.

Purposes for the Conversion (page 39)

By converting to the stock form of organization, we will be structured in the form that commercial banks, most business entities and a large number of savings institutions use. The conversion will be important to our future growth and performance by:

     .   providing us with a larger capital base from which we can operate;

     . enhancing our ability to attract and retain qualified management through stock-based compensation plans;

     . enhancing our ability to diversify into other financial services related activities; and

     .   expanding our ability to serve the public.

Presently, we do not have any specific plans or arrangements for diversification or expansion.

Benefits of the Conversion to Management (page 88)

We intend to adopt the following benefit plans and employment agreements that will benefit our management:

     . Employment Agreements. We intend to enter into three-year employment agreements with our Chief Executive Officer, President, Senior Vice President and Controller, Vice President and Secretary, under which these individuals will receive the following annual salaries and severance benefits if the executive's employment is terminated following a change in control of Douglas Federal or First Deposit:

                                        Annual   Severance
         Position                       Salary    Payment
         --------                       ------    -------
President............................. $86,900    $43,450
Senior Vice President
 and Controller.......................  75,000     37,500
Chief Executive
 Officer..............................  58,300     29,150
Vice President........................  50,000     25,000
Vice President and
 Secretary............................  46,900     23,450

The severance payments under these employment agreements will equal the average monthly compensation for the remaining term of each agreement. The example above assumes that six months remained under the term of each employment agreement at such termination.

     . Stock Option Plan. Under the stock option plan, First Deposit may award stock options to key employees and directors. Management believes that there are approximately 34 persons that would qualify for options under the stock option plan. The number of options available under this plan will be equal to 10.0% of the number of shares sold in the conversion. This would range from 107,100 shares, assuming 1,071,000 shares are issued in the conversion, to 144,900 shares, assuming 1,449,000 shares are issued in the conversion. This plan will require shareholder approval.

     . Restricted Stock Program. Under the restricted stock program, First Deposit may award shares of restricted stock to key employees and directors at no cost to the recipient. Management believes that there are approximately 34 persons that will be eligible for stock awards under the restricted stock program. The number of shares available under this program will equal 4.0% of the number of shares sold in the conversion. This would range from 42,840 shares, assuming 1,071,000 shares are issued in the conversion, to 57,960 shares, assuming 1,449,000 shares are issued in the conversion. This program will require shareholder approval.

The following table summarizes the total number and dollar value of the shares of common stock, assuming 1,449,000 shares are issued in the conversion, which the employee stock ownership plan would acquire and the total value of all shares available for award under the stock option plan and the restricted stock program. The table assumes the value of the shares is $10.00 per share. The table does not include a value for the options because their value would be equal to the fair market value of the common stock on the day that the options are granted. First Deposit plans to adopt the stock option plan and the restricted stock program after the first anniversary of this offering. First Deposit's Board of Directors has not determined the amount of awards that will be received by management under the stock option plan and the stock program and therefore cannot determine whether any of these plans will give voting control to management.

                                                                  Percentage
                                                                  of Shares
                                  Number       Estimated            Issued
                                    of           Value              in the
                                  Shares       of Shares          Conversion
                                  ------       ---------          ----------
Employee stock
ownership plan.................. 115,920      $1,159,200              8.0%

Restricted
stock program...................  57,960         579,600              4.0

Stock options................... 144,900          -                  10.0
                                 -------      ----------            ------
     Total...................... 318,780      $1,738,800             22.0%
                                 =======      ==========            ======

For a discussion of certain risks associated with these plans and agreements, see "Risk Factors - Implementation of our stock benefit plans will increase future compensation expense and may lower our net income" and " - Employment agreements with our executive officers contain substantial termination benefits which may discourage acquisitions of control."

                                 The Offering

Purchase Price (page 15)

The purchase price is $10.00 per share. This purchase price was based on market conditions generally and not on the common stock's pro forma price to book value ratio. You will not pay a commission to buy any shares in the subscription offering or community offering

Number of Shares to be Sold (page 41)

First Deposit will sell between 1,071,000 and 1,449,000 shares of its common stock in this offering. With regulatory approval, First Deposit may increase the number of shares to 1,666,350 without giving you further notice.

Subscription Offering (page 42)

Important: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your right to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted subscription rights in the following order of priority to:

     1. Persons with $50 or more on deposit with us on December 31, 1997.

     2. Our employee stock ownership plan.

     3. Persons with $50 or more on deposit with us on March 31, 1999.

     4. Our depositors on May 1, 1999 and our borrowers on January 1, 1990 whose loans continue to be outstanding on May 1, 1999.

The subscription offering will end at 12:00 Noon, Eastern Time, on June 22,
1999.

Community Offering (page 45)

First Deposit may offer shares not sold in the subscription offering to the general public in a community offering, with preference given to residents of Douglas and Paulding Counties, Georgia. If, after filling those community orders, shares are available, First Deposit may offer shares to the general public. First Deposit may begin the community offering during the subscription offering.

First Deposit may reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

Purchase Limitations (page 47)

The minimum purchase is 25 shares.

The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $350,000 of common stock, which equals 35,000 shares. The maximum purchase by any person in the community offering is $350,000 of common stock, which equals 35,000 shares.

The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $700,000 of common stock, which equals 70,000 shares.

How to Purchase Common Stock (page 18)

Important: After we receive your order, you cannot cancel or change it without our consent. If First Deposit intends to sell fewer than 1,071,000 shares or more than 1,666,350 shares, all subscribers will be notified and given the opportunity to change or cancel their orders. If you do not respond to this notice, First Deposit will return your funds promptly with interest.

If you want to subscribe for shares, you must complete a stock order form and send or deliver it to either branch of Douglas Federal, together with full payment to us in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form on or before June 22, 1999.

You may pay for shares of common stock in cash, by check, or by withdrawal from an account with Douglas Federal.

Use of Proceeds (page 27)

First Deposit will pay us 50.0% of the net offering proceeds, or $6,885,500 if the maximum number of shares are sold. We will use these funds to originate and purchase loans and purchase investments similar to the kinds we currently hold.

First Deposit will also loan an amount equal to 8.0% of the gross proceeds of the offering, or $1,159,200 if the maximum number of shares are sold, to our employee stock ownership plan to fund its purchase of common stock.

First Deposit will keep the remainder of the net proceeds for general corporate purposes.

Purchases by Directors and Executive Officers (page 26)

Our directors and executive officers intend to subscribe for up to 380,000 shares. This number equals approximately 26.2% of the 1,449,000 shares that would be issued at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share as everyone else who purchases shares in the conversion.

Market for Common Stock (page 30)

First Deposit anticipates that the common stock will be quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "FDBI." Trident Securities intends to be a market maker in the common stock. First Deposit cannot assure you that there will be an active trading market for the common stock. See "Risk Factors - The common stock's price and liquidity may suffer because there is no established market for it."

Dividends (page 29)

First Deposit intends to pay a quarterly cash dividend, but has not yet determined the amount of such dividend.

                                 RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to invest in the common stock.

Our high levels of fixed rate loans may lead to decreased profitability if interest rates rise

         An increase in market interest rates could adversely affect our earnings. We have become increasingly subject to the risk that our loans will provide below-market rates of return if interest rates rise, due to the substantial levels of fixed rate loans that we have originated in response to the high customer demand for such products in our market area. Significant increases in market interest rates also may adversely affect the fair market value of our securities and other interest-earning assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest-earning assets. The loss of value realized on the sale of such assets generating below-market returns could adversely affect our results of operations. The retention of assets generating below-market returns and classified as available-for-sale could adversely affect our retained earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We make loans that involve a higher degree of credit risk than residential mortgage loans

         Non-residential real estate loans, construction and development loans, land and land development loans and consumer loans generally involve a higher degree of credit risk than residential mortgage lending. At December 31, 1998, these loans totaled $11.4 million or 13.6% of our total loans. Of this amount, $6.0 million or 7.2% consisted of construction and development loans, $3.1 million or 3.7% consisted of non-residential real estate loans, $416,000 or less than 0.5% consisted of land and land development loans, and $1.9 million or 2.3% consisted of consumer loans. In addition, unlike residential mortgage loans, commercial loans and commercial real estate loans depend on the cash flow from the property or the business to service the debt. General economic conditions may significantly affect cash flow. Consumer lending is riskier than residential mortgage lending because consumer loans are either unsecured or secured by assets that depreciate in value. See "Business of Douglas Federal."

Our income will depend on our ability to originate one-to four-family residential mortgage loans

         Approximately 86% of our total loans are comprised of one- to four-family residential mortgage loans. The market for one- to four-family residential mortgage loans is highly volatile and an increase in interest rates could have a material adverse effect on non-interest income, interest income and the growth of our residential mortgage loan operations.

         In addition, a substantial portion of our other income derives from gains on the sale of mortgage loans, proceeds from the sale of servicing rights, loan origination fees and discount points. Any decrease in the demand for mortgage loan originations could reduce the income we receive from such activities, thereby lowering our net income.

Our real estate development activities involve increased risk

         We engage in residential real estate development activities which involve a higher degree of risk than traditional residential mortgage lending. Our inability to successfully develop, subdivide and sell the lots which comprise these real estate developments, or a downturn in the residential real estate market generally, would adversely affect our earnings. In addition, we make construction loans to certain builders who purchase the lots in these developments, increasing our involvement in, and the risks associated with, our real estate development activities. See "Business of Douglas Federal - Subsidiary."

Lower return on equity may result in a decreased market price for the common stock

         Following the conversion, our return on equity is expected to be below our historical return on equity. Return on equity is determined by dividing net income by average equity. Many investors use return on equity to compare the performance of a financial institution to its peers. Such investors may misinterpret our short-term decreased return on equity as a negative reflection of our operations, which misinterpretation may lower the market price of the common stock. As a result of the conversion, our equity will increase substantially. Our expenses also will increase due to added expense associated with our employee stock ownership plan and, later on, our restricted stock program, as well as with the costs of being a public company. Because of the increases in our equity and expenses, until we are able to increase our balance sheet by adding loans and deposits, thereby increasing net interest income, we expect our return on equity to decrease as compared to our performance in previous years. See "Pro Forma Data."

Management's failure to invest the proceeds of this offering effectively may adversely affect profitability

         Management's failure to invest the net proceeds of this offering effectively in long-term, high-yield investments could adversely affect First Deposit's future profitability and return on equity. Investing the net proceeds could be a lengthy process, during which the net proceeds may be invested in short-term investments with a low rate of return. See "Use of Proceeds" for additional information. Industry competition for interest-bearing assets, such as loans and securities, will significantly affect our ability to transfer the proceeds of this offering out of such short-term investments.

The economic condition of Douglas and Paulding Counties is heavily dependent on the economy of Atlanta, Georgia

         A decline in the local economy and the Atlanta, Georgia economy could result in an increase in the level of defaults of existing loans and could suppress the demand for new loans. Despite recent development, the economy in Douglas and Paulding Counties continues to be heavily dependent on the economy of the Atlanta, Georgia metropolitan area. Similarly, a decline in the local community could result in a decline in deposits.

Adverse changes in the local economy may result in increased loan delinquencies and loan losses

         We estimate that more than 90.0% of our loans come from our market area of Douglas and Paulding Counties, located in western Georgia. A concentration of loans secured by properties in any single area presents the risk that any adverse change in the local economic or employment conditions may result in increased loan delinquencies and loan losses.

Losses on a small number of our larger loans could disproportionately affect the performance of our entire loan portfolio

         At December 31, 1998, our ten largest lending relationships ranged in size from approximately $550,000 to approximately $1.3 million. Losses incurred on loans to a small number of these borrowers could have more of a material adverse impact on our income and financial condition than on institutions with fewer large loans outstanding.

Strong competition within Douglas and Paulding Counties has hurt our net interest income

         We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and has forced us to offer among the highest deposit rates in our market area. This competition for loans and deposits has contributed to a narrow interest rate spread, which has hurt net interest income. We expect that the competition for loans and deposits will continue to be intense.

         We compete with commercial banks, credit unions, finance companies, mutual funds, insurance companies, mortgage companies and brokerage and investment banking firms. In our market area, we compete primarily with national, regional and local financial institutions, most of whom have a state-wide or regional presence. Most of these competitors have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide.

Our Charter and Bylaws contain anti-takeover provisions that could discourage acquisitions of control

         Provisions of First Deposit's Articles of Incorporation and Bylaws, Douglas Federal's Charter and Bylaws, the Georgia Business Corporations Code, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our Board of Directors opposes. As a result, you may not have an opportunity to participate in such a transaction. Such provisions will also make removing our current Board of Directors or management more difficult. In addition, these provisions may reduce the trading price of First Deposit's stock. See "Restrictions on Acquiring Douglas Federal or First Deposit."

Employment agreements with our executive officers contain substantial termination benefits which may discourage acquisitions of control

         We intend to enter into employment agreements with our Chief Executive Officer, President, Senior Vice President and Controller, Vice President and Secretary that provide for benefits and cash payments in the event of their involuntary or, in certain circumstances, voluntary termination following a change in control of First Deposit or Douglas Federal. Such severance benefits equal the average monthly compensation for the remaining term of each agreement. Therefore, the amount of each severance payment depends on the amount of the term under the employment agreement remaining after termination. These provisions may have the effect of increasing the cost of acquiring Douglas Federal or First Deposit and would therefore discourage future takeover attempts. See "Management of Douglas Federal - Employment Agreements."


Possible voting control by our directors and officers may make takeover attempts difficult to achieve

         The proposed purchases of common stock by our directors and officers, the employee stock ownership plan and the restricted stock program, if implemented, could make it difficult to obtain majority support for shareholder proposals that management opposes. In addition, voting those shares may enable management to block transactions requiring approval of shareholders holding 80.0% of the common stock.

         Our directors and executive officers expect to purchase between approximately 34% and 26.2% of the common stock to be issued in the conversion, based upon the minimum and maximum range of the offering. In addition, as a result of shares that may be attributable to our officers and directors through the employee stock ownership plan, the restricted stock program and the stock option plan, our officers and directors could potentially control approximately 49.0% of the common stock, assuming that 1,449,000 shares are sold in the offering. See "Restrictions on Acquiring Douglas Federal or First Deposit."

Implementation of our stock benefit plans will increase future compensation expense and may lower our net income

         If shares of common stock purchased by, or awarded under, our stock benefit plans appreciate in value over time, compensation expense relating to such stock benefit plans may increase, lowering our net income. We anticipate that our employee stock ownership plan will purchase 8.0% of the common stock issued in the conversion with funds borrowed from First Deposit. The cost of acquiring the employee stock ownership plan shares will be between $856,800 and $1,159,200. We will record annual employee stock ownership plan expenses in an amount equal to the fair market value of shares committed to be released to employees. In addition, First Deposit may implement a restricted stock program, under which it may award officers and directors of Douglas Federal or First Deposit restricted stock up to an aggregate of 4.0% of the shares issued in the conversion at no cost to such individuals. Assuming the shares awarded under the restricted stock program cost $10.00 per share, the reduction to shareholders' equity of funding the restricted stock program would be between $428,400 and $579,600.

Issuance of shares for stock benefit plans may dilute your ownership interest

         If we complete the conversion and the shareholders of First Deposit subsequently approve a restricted stock program, our issuance of the shares for such program from our authorized but unissued stock could dilute your ownership percentage by up to 4.0% and reduce the trading price of the stock.

         Following the conversion, First Deposit also intends to implement the stock option plan. The stock option plan will provide directors and selected employees with stock options to purchase authorized but unissued shares in an amount equal to 10.0% of the common stock issued in the conversion. If all of the stock options First Deposit intends to grant were to be exercised using authorized but unissued common stock and if First Deposit funded the stock option plan with authorized but unissued shares, such exercise would dilute the voting interests of existing shareholders by approximately 10.0%. See "Pro Forma Data."

You should not rely on our appraisal as an indication of the common stock's future price

         If you purchase common stock in the offering for $10.00 per share, you may not be able to sell it at or above that price at a later date. An independent appraisal will determine the final aggregate purchase price of the common stock in the conversion. The appraisal is not a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which may change from time to time. See "Stock Pricing."

Net earnings per share may decrease if we increase the number of shares issued

         The number of shares to be issued in the conversion may increase as a result of an increase in the estimated price range of up to 15.0% to reflect changes in market and financial conditions following the commencement of the subscription and community offerings. In the event that the estimated price range so increases, we expect that First Deposit will sell up to 1,666,350 shares of common stock at $10.00 per share for an aggregate purchase price of up to $16,663,500. An increase in the number of shares issued will decrease your estimated net earnings per share and shareholders' equity per share and will increase First Deposit's estimated consolidated shareholders' equity and net earnings. Such an increase will also increase the purchase price as a percentage of estimated equity per share and net earnings per share.

You may have to wait a considerable amount of time before you either receive your common stock or have your subscription funds returned to you

         Orders submitted in the subscription offering and community offering are irrevocable. We expect to complete the conversion within the time periods indicated in this prospectus. Nevertheless, it is possible that several factors, including, but not limited to, a delay in receiving regulatory approval of the final updated appraisal prepared by Ferguson & Company, a delay in processing orders in the event the offering is oversubscribed or a delay caused by actions taken in connection with the conversion could significantly delay the completion of the conversion. You will have no access to subscription funds or shares of common stock until the conversion is completed or terminated. In the event the conversion is terminated, we will refund your subscription funds together with interest at the rate equal to the interest rate we pay on regular passbook accounts, or we will terminate your withdrawal authorization. See "The Conversion."

The common stock's price and liquidity may suffer because there is no established market for it

         First Deposit has never issued capital stock, and there is no established market for the common stock at this time. First Deposit anticipates that its common stock will be listed on the OTC Bulletin Board. The trading markets for securities quoted on the OTC Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain an active market in the trading of such securities. The absence or discontinuance of an active market for the common stock may adversely impact both the price and liquidity of the common stock. Trident Securities advised First Deposit that it will act as a market maker for the common stock, but it is under no obligation to do so. It is uncertain how many market makers will exist for the common stock, and an active and liquid trading market for the common stock may not develop, or if developed, may not continue. See "Market for the Common Stock."

Common stock issued in recent conversions such as ours has been subject to substantial market price volatility

         Due to possible investor perception of the market for common stock of thrift institutions and other factors, First Deposit's common stock may trade at or below the $10.00 per share initial offering price. These market fluctuations may be unrelated to our operating performance. In certain recent cases, common stock issued by recently converted financial institutions has traded at a price below that which such shares were sold in the initial offerings of those institutions. After First Deposit's shares begin trading, the marketplace will determine their trading price. The marketplace may be influenced by many factors, including prevailing interest rates, investor perceptions of First Deposit and general industry and economic conditions.

Trident Securities has not given an opinion or recommendation that the common stock is a good investment

         We have engaged Trident Securities to consult with and advise us with respect to the conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of common stock in the offering. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock as an investment or the appropriateness of the amount of common stock to be issued in the conversion.

We may be unable to upgrade our technology to match our competition

         Our industry is experiencing rapid changes in technology. Technology-driven products and services are frequently introduced. In addition to improving customer services, using technology effectively increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend partly on our ability to address our customers' needs by using technology. Many of our competitors have far greater resources to invest in technology than we have. We may not be able to develop new technology-driven products and services effectively or be successful in marketing these products to our customers.

Year 2000 data processing problems could interrupt and hurt our operations

         Our operations are dependent on computers and computer systems, whether maintained internally or by a third party. Systems not properly recognizing the Year 2000 could produce faulty data or cause a system to fail. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and debit withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations as a result, their ability to meet their obligations to us may be adversely affected. We and our customers or our third party providers may not be successful in making all necessary changes to avoid computer system failures related to the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

Banking reform legislation significantly limiting the powers of unitary savings and loan holding companies will negatively affect us

         The U.S. Congress is considering legislation intended to modernize the financial services industry. Under the proposed legislation, newly-formed unitary savings and loan holding companies would not be permitted to exercise the broad powers currently available to these companies. Douglas Federal is a federal savings bank and First Deposit, upon completion of the conversion, will be a unitary savings and loan holding company. Federal legislation may be enacted that affects our federal savings bank charter or First Deposit's status as a unitary savings and loan holding company. Accordingly, we cannot predict what effect, if any, banking reform legislation would have on our activities and operations.

                                 STOCK PRICING

         The plan of conversion provides that the aggregate purchase price of the common stock must be consistent with the estimated consolidated pro forma market value of Douglas Federal and First Deposit, as determined on the basis of an independent valuation. We have retained Ferguson & Company to make such valuation. For its services in making such appraisal, Ferguson & Company will receive a fee of up to $25,000, excluding out-of-pocket expenses. We have agreed to indemnify Ferguson & Company and its employees and affiliates against certain losses arising out of its services as appraiser, except where Ferguson & Company's liability results from its negligence, willful misconduct or bad faith.

         In preparing its appraisal, Ferguson & Company relied on the information in this prospectus, including our consolidated financial statements. Ferguson & Company also considered the following factors, among others:

         . our present and projected operating results and financial condition and the economic and demographic conditions in our market area;

         .     historical, financial and other information;

         . a comparative evaluation of our operating and financial statistics with those of other similarly situated savings institutions located in Georgia and other regions of the United States;

         .     the aggregate size of the offering of common stock;

         . the effect of the conversion on the net worth and earnings potential of Douglas Federal and First Deposit; and

         . the trading market for securities of comparable institutions and general securities market conditions.

         On the basis of the foregoing, Ferguson & Company has advised us that in its opinion dated February 22, 1999, our estimated pro forma market value ranged from a minimum of $10,710,000 to a maximum of $14,490,000, with a midpoint of $12,600,000. First Deposit expects to sell between 1,071,000 and 1,449,000 shares of its common stock. We have reviewed the appraisal of Ferguson & Company and in determining the reasonableness and adequacy of such appraisal consistent with the regulations and policies of our federal regulators, have reviewed the methodology and reasonableness of the assumptions utilized by Ferguson & Company in the preparation of the appraisal. We may amend the estimated price range with the approval of the Office of Thrift Supervision, if subsequent developments in our financial condition or market conditions generally necessitate an amendment. The $10.00 per share price for the common stock was based on the consideration of a number of factors, including the potential after-market liquidity of the stock and other marketing considerations.

         You should not construe the appraisal as a recommendation of any kind regarding the advisability of purchasing common stock in the offering. Ferguson & Company did not independently verify our consolidated financial statements and other information we provided. Ferguson & Company did not independently value our assets or liabilities. The appraisal considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, the appraisal is based necessarily upon estimates and projections of a number of matters, all of which may change. You may not be able to sell common stock at prices at or above the purchase price following the offering. See "Risk Factors-- The common stock's price and liquidity may suffer because there is no established market for it."

         Following commencement of the subscription offering, the maximum of the estimated price range may be increased up to 15.0% and the number of shares of common stock to be sold in the conversion may be increased to 1,666,350 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "The Conversion-- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that First Deposit may issue in the event of an increase in the estimated price range to fill unfilled orders in the subscription offering.

         If the pro forma market value of the common stock is either more than 15.0% above the maximum of the estimated price range or less than the minimum of the estimated price range, we may terminate the plan of conversion and return all funds promptly with interest at our regular passbook rate of interest on payments made by check or money order. We also may extend or hold a new subscription offering and/or community offering, establish a new estimated price range, begin a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event we commence a resolicitation, we will promptly return all funds to investors as described above unless we receive an affirmative response within a reasonable period of time. A resolicitation, if any, following the conclusion of the subscription offering would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond June 25, 2001.

         No sale of shares of common stock may be consummated unless, before such consummation, Ferguson & Company confirms to us and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson & Company to conclude that the aggregate value of the common stock at the purchase price is incompatible with its estimate of the pro forma market value of the common stock. Any change which would result in an aggregate purchase price which is below $10,710,000 or more than 15.0% above $14,490,000 must be approved by the Office of Thrift Supervision. If such confirmation is not received, we may extend the conversion, extend, reopen or begin a new subscription offering or community offering, establish a new estimated price range and begin a resolicitation of all subscribers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the conversion, or terminate the plan and cancel the subscription and community offerings.

         Copies of Ferguson & Company's appraisal report, including any amendments, are available for your review at our main office.

         Our price to book value ratio will be 66.8%, assuming that 1,449,000 shares are sold in this offering. The $10 per share stock price is based on market conditions generally and is not tied specifically to the price to book value ratio. Most thrift conversions in recent months have been completed at $10 per share. In using the table below, the pro forma price to earnings ratios for us should be compared to all of the groups. However, comparison of our pro forma price to book ratio is most relevant to recent conversions. The comparative group includes twelve publicly-traded thrifts with similar size and operating characteristics. Two are from North Carolina, one is from West Virginia, one is from New Mexico, and the other eight are from throughout the Midwest, the region that contains the most thrifts with comparable characteristics and size. The Georgia group includes the four publicly-traded thrifts in Georgia. The Southeast group includes the 33 publicly-traded thrifts located in the Southeast region. The following information is offered to help you compare the common stock offered in this offering to that of a comparative group of other thrift institutions on a pro forma basis.

---------------------------------------------------------------------------------------------------------------------------
                                                          Market Value         Price to        Price to Tangible Book
                                                          (Dollars in          Earnings                 Value
                                                           ----------
                                                            Millions)           Ratio(1)               Ratio (%)
                                                            --------            -------                --------
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Douglas Federal Bank
--------------------
---------------------------------------------------------------------------------------------------------------------------
Pro Forma Supermaximum...........................               16.66              18.1                   70.7
---------------------------------------------------------------------------------------------------------------------------
Pro Forma Maximum................................               14.49              16.3                   66.8
---------------------------------------------------------------------------------------------------------------------------
Pro Forma Midpoint...............................               12.60              14.7                   62.8
---------------------------------------------------------------------------------------------------------------------------
Pro Forma Minimum................................               10.71              12.9                   58.1
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Comparative Group
-----------------
---------------------------------------------------------------------------------------------------------------------------
Averages.........................................               16.21              16.9                  100.7
---------------------------------------------------------------------------------------------------------------------------
Medians..........................................               15.71              15.7                   93.5
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Georgia Public Thrifts
----------------------
---------------------------------------------------------------------------------------------------------------------------
Averages.........................................              120.20              15.5                  192.7
---------------------------------------------------------------------------------------------------------------------------
Medians..........................................               95.90              15.4                  189.3
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Southeast Region Public Thrifts
-------------------------------
---------------------------------------------------------------------------------------------------------------------------
Averages.........................................               76.26              16.5                  129.3
---------------------------------------------------------------------------------------------------------------------------
Medians..........................................               37.48              16.2                  118.0
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
All Public Thrifts
------------------
---------------------------------------------------------------------------------------------------------------------------
Averages.........................................              284.70              16.1                  134.9
---------------------------------------------------------------------------------------------------------------------------
Medians..........................................               42.37              15.3                  121.9
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Recent Thrift Conversions(2)
-------------------------
---------------------------------------------------------------------------------------------------------------------------
Averages.........................................               63.77              18.2                   65.3
---------------------------------------------------------------------------------------------------------------------------
Medians..........................................               60.31              15.3                   66.4
---------------------------------------------------------------------------------------------------------------------------

(1) Pro forma price to earnings ratios shown above for First Deposit are based on appraisal earnings, which factors out nonrecurring income and expense.
(2) Recent thrift conversions are standard mutual to stock conversions of thrift stock listed on major stock exchanges that were completed between July 31, 1998 and February 22, 1999.

                        PROCEDURE FOR PURCHASING SHARES

         To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will not mail a prospectus any later than five days before such date nor hand deliver any prospectus later than two days before such date. Each eligible account holder, supplemental eligible account holder or other member will receive a proxy and order form, regardless of whether two or more eligible account holders, supplemental eligible account holders or other members reside at the same address. Your execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Each order form will be preceded by or accompanied by a prospectus.

         To purchase shares in the offering, we must physically receive an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from your deposit account with us, which may be given by completing the appropriate blanks in the stock order form, at any of our offices by 12:00 noon, Eastern Time, on the expiration date, which date will not be less than 20 days after First Deposit mails the order form.

         We are not required to accept stock order forms we do not receive by such time or which are executed defectively or which we receive without full payment or appropriate withdrawal instructions, except in the case of institutional investors in the community offering. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. Once received, you may not modify, amend or rescind an executed stock order form without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering, unless such period has been extended.

         To ensure that your subscription rights are properly identified, you must list all qualifying deposit accounts and loans, as of the respective qualifying dates on the stock order form. If you do not list all your qualifying deposit accounts and loans, your order may be reduced or rejected.

         In order to ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, depositors as of December 31, 1997 and/or as of March 31, 1999 and/or May 1, 1999 must list all accounts on the stock order form giving all names in each account and the account number.

         Payment for subscriptions may be made:


               .    in cash if delivered in person at any of our branch offices;
               .    by check or money order; or
               .    by authorization of withdrawal from deposit accounts
                    maintained with us, including a certificate of deposit.

We will not accept wire transfers in any account for stock purchases. Third-party checks will not be accepted. We will pay interest on payments made by cash, check or money order at our regular passbook rate of interest from the date payment is received until the completion or termination of the conversion. If you make payment by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion. We will place a hold on such funds to make them unavailable to the depositor until completion or termination of the conversion.

         If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of the conversion. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our regular passbook rate.

         If the employee stock ownership plan subscribes for shares during the subscription offering, the employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of common stock subscribed for at the purchase price upon consummation of the subscription offering, if all shares are sold, or upon consummation of the community offering if shares remain to be sold in such offering.

         Owners of self-directed individual retirement accounts and qualified plans may use the assets of their individual retirement accounts and qualified plans to purchase shares of common stock in the subscription offering and/or community offering, provided that such individual retirement account funds are first transferred to an independent trustee. Persons with self-directed individual retirement accounts and qualified retirement plans maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription offering and/or community offering. In addition, federal regulations require that our officers and directors who use self-directed individual retirement account funds and qualified retirement plans to purchase shares of common stock in the subscription offering and/or community offering, make such purchases for the exclusive benefit of the individual retirement accounts and qualified plans.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                AND OTHER DATA

         We are providing the following financial information to aid you in your analysis of financial aspects of the offering. The following summary of consolidated financial information is derived from our audited consolidated financial statements at the dates and for each of the fiscal years shown below. The following information is only a summary and you should read it in conjunction with our financial statements and the notes to our financial statements, which you can find beginning on page F-1 of this prospectus.

Selected Financial Condition Data:

                                                                     At December 31,
                                                                   ------------------
                                                                          1998               1997              1996
                                                                   ------------------  ----------------  ---------------
                                                                     (In thousands)
Total assets..................................................           $100,892            $91,600           $78,900
Loans receivable, net.........................................             83,189             74,049            68,609
Loans held for sale, at lower of cost or fair value...........                188                381               306
Cash and cash equivalents.....................................              7,557              5,663             2,207
Securities:
               Available for sale.............................              3,707              2,666               713
               Held to maturity...............................              1,042              4,374             4,505
Deposits......................................................             85,686             75,877            69,454
Federal Home Loan Bank advances...............................              5,000              6,000               750
Total retained earnings.......................................              9,662              8,910             8,203

Selected Operating Data:

                                                                      Year ended
                                                                      December 31,
                                                                   ------------------
                                                                         1998                 1997             1996
                                                                   ------------------  ----------------  ---------------
                                                                    (In thousands)
Total interest income.........................................           $7,162              $ 6,687          $ 6,011
Total interest expense........................................            4,226                3,783            3,276
                                                                         ------              -------          -------
Net interest income...........................................            2,936                2,904            2,735
Provision for loan losses.....................................              108                   60              110
                                                                         ------              -------          -------
Net interest income after provision for loan losses...........            2,828                2,844            2,625
Other income..................................................              764                  412              660
Operating expenses............................................            2,408                2,221            2,412(1)
Income before income taxes....................................            1,184                1,035              873
Income taxes..................................................              405                  386              315
                                                                         ------              -------          -------
Net income....................................................           $  779              $   649          $   558
                                                                         ======              =======          =======

(1) Includes a one-time assessment of $396,910 in 1996 to recapitalize the Savings Association Insurance Fund.

Selected Financial Ratios:


                                                                                    At or for the Year Ended December 31,
                                                                                  ----------------------------------------
                                                                                   1998              1997               1996
                                                                          ------------------  -----------------   -----------------
Performance Ratios:
    Return on average assets(1)......................................              0.81%              0.75%                0.74%
    Return on average retained earnings(2)...........................              8.43               7.54                 7.03
    Interest rate spread(3)..........................................              2.67               2.86                 3.35
    Net interest margin(4)...........................................              3.21               3.41                 3.54
    Ratio of average interest-earning assets to
          average interest-bearing liabilities.......................            111.79             112.44               108.00
    Ratio of operating expenses to average
          total assets...............................................              2.52               2.55                 3.13
Asset Quality Ratios:
    Nonperforming assets to total assets at
          end of period..............................................              1.20               1.57                 1.35
    Nonperforming loans to total loans at
          end of period..............................................              1.16               1.44                 1.17
    Allowance for loan losses to net loans
          at end of period...........................................              1.18               1.15                 1.12
    Allowance for loan losses to
          nonperforming loans at end of period.......................            101.73              80.00                96.14
    Net recoveries (charge-offs) to average
          loans outstanding..........................................              0.03               0.03                 (.15)
Capital Ratios:
    Retained earnings to total assets at end of period...............              9.58               9.73                10.40
    Average retained earnings to average assets......................              9.66               9.91                10.51

                                                                            At December 31,
                                                                            --------------
                                                                                 1998                1997               1996
                                                                            --------------    -----------------   -----------------
Selected Other Data:
    Loans outstanding................................................             1,729              1,714                1,793
    Deposit accounts.................................................             8,598              8,507                8,439
    Offices open.....................................................                 2                  2                    2

__________________

(1)  Net income divided by average total assets.
(2)  Net income divided by average retained earnings.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4)  Net interest income divided by average interest-earning assets.

                        SUMMARY OF RECENT DEVELOPMENTS

     The following selected financial and operating data presented below at March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 are derived from unaudited financial data, but, in the opinion of management reflect all adjustments (consisting of only recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1999.

                                                                         At                   At
                                                                     March 31,           December 31,
                                                                        1999                 1998
                                                                        ----                 ----
                                                                    (Unaudited)
                                                                             (In Thousands)
Selected Financial Data:
Total assets..........................................              $100,555             $100,892
Loans receivable, net.................................                84,855               83,377
Securities available for sale.........................                 3,353                3,707
Securities held to maturity...........................                   998                1,042
Deposits..............................................                85,571               85,686
Federal Home Loan Bank advances.......................                 5,000                5,000
Total retained earnings...............................                 9,838                9,662

                                                                           For the Three Months
                                                                             Ended March 31,
                                                                        1999                 1998
                                                                        ----                 ----
                                                                    (Unaudited)
                                                                              (In Thousands)
Selected Operating Data:
Total interest income.................................              $  1,814             $  1,731
Total interest expense................................                 1,054                1,011
                                                                       -----                -----
         Net interest income..........................                   760                  720
Provision for loan losses.............................                    15                   15
                                                                       -----                -----
         Net interest income after
          provision for loan losses...................                   745                  705
Total noninterest income..............................                   102                   86
Total noninterest expense.............................                   591                  541
                                                                       -----                -----
         Income before income tax.....................                   256                  250
Provision for income tax..............................                    81                   99
                                                                       -----                -----
         Net income...................................              $    175             $    151
                                                                    ========             ========

                                                                                              At or For the
                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                        --------------------------------
                                                                                            1998             1999
                                                                                        ---------------  ----------------
Key Financial Ratios (1):

Performance Ratios:                                                                          %                %
   Return on average assets(2).....................................................        0.71              0.67
   Return on average equity(3).....................................................        7.14              6.66
   Interest rate spread(4).........................................................        3.29              3.26
   Net interest margin(5)..........................................................        3.34              3.42
   Noninterest expense as a percent of average assets..............................        2.39              2.41
   Average interest-bearing assets to interest-bearing liabilities.................      100.89            103.27

Capital Ratios:
   Tangible........................................................................        8.05              8.16
   Core............................................................................        8.05              8.16
   Risk-based......................................................................       15.36             15.49
   Average equity as a percent of average assets...................................        9.96             10.10

Asset Quality Ratios:
   Nonperforming loans as a percent of loans receivable, net(6)....................        1.04              1.46
   Nonperforming assets as a percent of total assets(7)............................        0.96              1.54
   Allowance for loan losses as a percent of gross loans receivable................        1.18              1.14
   Allowance for loan losses as a percent of nonperforming loans...................      115.14             78.93
   Net charge-offs as a percent of average outstanding loans.......................           -                 -

__________________________
(1)  Annualized where appropriate.
(2)  Net income divided by average assets.
(3)  Net income divided by average equity.
(4) Difference between average yield on interest-earning assets and average cost of interest-bearing liabilities.
(5)  Net interest income as a percentage of average-earning assets.
(6)  Nonperforming loans consist of loans accounted for on a nonaccrual basis.
(7)  Nonperforming assets consist of nonaccrual loans.


Regulatory Capital

     The table below sets forth our capital position relative to its Office of Thrift Supervision capital requirements at the date indicated. For a discussion of our regulatory capital requirements, see "Regulation and Supervision- Federal Regulation of Savings Institutions-Capital Requirements ."

                                                                                            At March 31, 1999
                                                                                      --------------------------------
                                                                                                          Percent of
                                                                                                        Adjusted Total
                                                                                          Amount(1)         Assets
                                                                                      ---------------    -------------
                                                                                            (Dollars in thousands)
Tangible capital...............................................................            7,945               8.05
Tangible capital requirement...................................................            1,480               1.50
                                                                                      ---------------    -------------
Excess.........................................................................            6,465               6.55

Core capital...................................................................            7,945               8.05
Core capital requirement(2)....................................................            2,960               3.00
                                                                                     ----------------    -------------
Excess.........................................................................            4,985               5.05

Risk-based capital(3)..........................................................            8,653              15.36
Risk-based capital requirement(3)..............................................            4,506               8.00
                                                                                     ----------------    -------------
Excess.........................................................................            4,147               7.36

------------------------------

     (1) Based on total tangible assets of $98.66 million for purposes of the tangible capital requirement and the core capital requirement, and on risk-weighted assets of $56.32 million for purposes of the risk-based capital requirement.
     (2) The current Office of Thrift Supervision core capital requirement for savings associations is 3% of total adjusted assets.
     (3) Supervision has proposed core capital requirements that would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.
     (3) Percentage represents total core and supplementary capital divided by total risk-weighted assets.

Nonperforming Assets and Delinquencies

     At March 31, 1999, we had $879,000 of loans accounted for on a nonaccrual basis, compared to $983,000 at December 31, 1998. Nonaccrual loans at March 31, 1999 consisted of $444,000 in residential real estate loans and $435,000 in commercial real estate loans. At March 31, 1999, we had no accruing loans contractually past due 90 days or more, no restructured loans and $90,000 of foreclosed real estate.

     The allowance for loan loss was $1,012,000 at March 31, 1999. There were $5,000 in charge-offs and $3,000 in recoveries for the three months ended March 31, 1999, compared to no charge-offs and $11,000 in recoveries for the three months ended March 31, 1998.

The following table sets forth the breakdown of the allowance for loan losses by category at March 31, 1999:

                                                                                                Percent of
                                                                                             Allowance to Total
                                                                                Amount            Allowance
                                                                                ------            ---------
                                                                                     (Dollars in thousands)
Real Estate Mortgage Loans:
     One- to four-family(1)                                                     $  633              62.55%
     Commercial real estate                                                        169              16.70
     Construction and development                                                  118              11.66
     Land and land development                                                      36               3.56
Consumer loans                                                                      56               5.53
     Total allowance                                                            $1,012             100.00%
                                                                               =======            ========

Comparison of Financial Condition at March 31, 1999 and December 31, 1998

     At March 31, 1999, total assets were $100.6 million compared to $100.9 million at December 31, 1998. Loans receivable, net increased to $84.9 million at March 31, 1999, from $83.4 million at December 31, 1999. Securities available for sale decreased as a result of maturities and prepayments exceeding purchases. At March 31, 1999, deposits were $85.6 million compared to $85.7 million at December 31, 1998. Total retained earnings increased to $9.8 million at March 31, 1999 from $9.6 million at December 31, 1998. The slight decrease in total assets and total deposits is not attributable to any specific trend or item.

Comparison of Operating Results for the Three Months ended March 31, 1999 and
1998

     Net Income. Net income was $175,000 in the 1999 quarter compared to $151,000 in the 1998 quarter. This increase is primarily the result of an increase in interest-earning assets.

     Net Interest Income. Net interest income was $760,000 in the 1999 quarter compared to $720,000 in the 19 98 quarter. This increase is primarily the result of a lower cost of funds for the 1999 quarter.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in our loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including economic conditions, actual loss experience and industry trends. The provision for loan losses for both quarters was $15,000. Management deemed such allowance as adequate at both dates. The provision for loan losses was $108,000 for the year ended December 31, 1998. We will continue to monitor and modify our allowances for loan losses as conditions dictate. While management believes our allowance for loan losses is sufficient to cover losses inherent in our loan portfolio at this time, no assurances can be given that our level of allowance for loan losses will be sufficient to cover loan losses incurred by us or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

     Noninterest Income. Noninterest income increased from $86,000 in the 1998 quarter to $102,000 in the 1999 quarter, primarily as a result of increased service charge income.

     Noninterest Expense. Noninterest expense increased from $541,000 in the 1998 quarter to $591,000 in the 1999 quarter. This increase is not attributable to any one item, but represents normal increases in other expenses.

                         PROPOSED MANAGEMENT PURCHASES

         The following table indicates the approximate purchases of common stock by each director and executive officer and their associates. The table does not include purchases of common stock by the employee stock ownership plan. The table assumes that 1,449,000 shares of the common stock, the maximum of the estimated valuation range, will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                                                  Aggregate
                                                                                                  Purchase
                                                                           Percent                Price of
                                                            Total          of Total               Proposed
 Name and Position with First Deposit                       Shares        Outstanding             Purchases
---------------------------------------------------------   ------        -----------             ---------
Danny A. Belyeu, Chairman of the Board (3)...............   70,000              4.8%              $700,000

Alpha A. Fowler, Jr.,  Vice Chairman of the Board (2)....   35,000               2.4               350,000

J. David Higgins, President, Chief Executive Officer
and Treasurer (3)........................................   50,000               3.4               500,000

John L. King, Senior Vice President and Chief Financial
Officer..................................................   25,000               1.7               250,000

Patricia Owen, Vice President and Secretary..............   10,000                 *               100,000

Michael Coggin, Vice President (1).......................   25,000               1.7               250,000

Mac C. Abercrombie, Jr., Director(3).....................   40,000               2.8               400,000

Carlton H. Boyd, Director................................   20,000               1.4               200,000

Joseph H. Fowler, Director (2)...........................   35,000               2.4               350,000

John B. Zellars, Director(3).............................   70,000               4.8               700,000
                                                           -------             -----            ----------

All directors and executive officers, as a group (10
persons) and their associates............................  380,000              26.2%           $3,800,000
                                                           =======             =====            ==========

*        Less than 1.0%
(1) Mr. Coggin is the Vice President of Douglas Federal but is not an officer of First Deposit.
(2)      Alpha A. Fowler, Jr. is the father of Joseph H. Fowler
(3)      Includes the person named and his associates.

                                USE OF PROCEEDS

         The following table presents the estimated net proceeds of the offering, the amount to be retained by First Deposit, the amount to be contributed to us, and the amount of First Deposit's loan to the employee stock ownership plan. See "Pro Forma Data" for the assumptions used to arrive at these amounts. The Office of Thrift Supervision must approve the issuance of more than 1,449,000 shares in the conversion.

                                                               1,071,000     1,260,000    1,449,000       1,666,350
                                                               Shares at     Shares at    Shares at       Shares at
                                                                  $10.00        $10.00       $10.00          $10.00
                                                               Per Share     Per Share    Per Share       Per Share
                                                               ---------     ---------    ---------       ---------
                                                            (In thousands)
Gross proceeds......................................            $ 10,710      $ 12,600      $14,490        $ 16,664
Less: estimated underwriting commissions and other
offering expenses...................................                (655)         (684)        (713)           (746)
                                                                --------      --------     --------        --------
Net proceeds........................................            $ 10,055      $ 11,916      $13,777        $ 15,918
                                                                ========      ========     ========        ========
Net proceeds to be retained by First Deposit........            $  5,028      $  5,958      $ 6,889        $  7,959
Net proceeds to be contributed to Douglas Federal...            $  5,027      $  5,958      $ 6,888        $  7,959
Amount of loan by First Deposit to employee stock
ownership plan......................................            $    857      $  1,008      $ 1,159        $  1,333

         First Deposit has received conditional Office of Thrift Supervision approval to purchase all of our capital stock to be used in the conversion in exchange for 50.0% of the net proceeds of the stock offering. The portion of net proceeds we receive from First Deposit will be added to our general funds to permit us to expand our lending and investment activities and to enhance customer services. We currently intend to utilize the net proceeds we receive for general corporate purposes, including investment in loans and securities, as well as the possible construction of a new main office and the possible expansion of our facilities and operations through marketing, business development, or the acquisition or establishment of branch offices. We have no current arrangements, understandings or agreements regarding any of these possible transactions. We anticipate that we will initially invest the net proceeds we receive in overnight funds and short-term investments with maturities of up to three years. To the extent that the stock-based benefit programs that we intend to adopt after the conversion are not funded with First Deposit's authorized but unissued common stock, First Deposit may use net proceeds from conversion to fund the purchase of stock on the open market to be awarded under these stock benefit programs. We have not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above. See "Management of Douglas Federal -- Benefit Plans."

         Our capital position substantially exceeds all regulatory requirements. Our primary purpose in converting is not to raise capital. Rather, one of the principal purposes for the conversion is to change our structure to the stock form used in the United States by all commercial banks, most major business corporations and most savings institutions.

         First Deposit intends to loan the employee stock ownership plan the amount necessary to purchase 8.0% of the shares sold in the conversion. Accordingly, the employee stock ownership plan purchases would range between 85,680 shares at the minimum of the offering range and 115,920 shares at the maximum of the offering range. At the midpoint of the offering range, the employee stock ownership plan would purchase 100,800 shares. It is anticipated that the employee stock ownership plan loan will have a 10-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the conversion. The loan will be repaid principally from our contributions to the employee stock ownership plan and from any dividends paid on shares of common stock held by the employee stock ownership plan.

         Ultimately, First Deposit may also use the net proceeds it retains to support the future expansion of operations through branch acquisitions, the establishment of branch offices, the acquisition of savings associations and commercial banks or their assets or diversification into other banking related businesses. We have no current arrangements, understandings or agreements regarding any such transactions. First Deposit may also use a portion of the net proceeds it retains to engage in real estate development activities in its market area. Upon the conversion, First Deposit will be a unitary savings and loan holding company and will not be restricted in the types of business activities in which it may engage. See "Regulation and Supervision -- Holding Company Regulations" for a description of certain regulations applicable to First Deposit. First Deposit may also determine to pay dividends, repurchase common stock and fund the restricted stock program. See "Dividend Policy."

         In addition, under current policies, the Office of Thrift Supervision may allow repurchases in the first year following conversion and in amounts greater than 5.0% in the second and third years following conversion if there are valid and compelling business reasons for such repurchases.

         Based upon facts and circumstances following the conversion and in compliance with applicable regulatory requirements, First Deposit's Board of Directors may repurchase stock in the future. Such facts and circumstances may include but not be limited to:

 .        economic factors such as the price at which the common stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve First Deposit's return on equity;

 .        the avoidance of dilution to shareholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

 .        any other circumstances in which repurchases would be in our best interest or the best interest of our shareholders.

         In the event First Deposit repurchases stock, such repurchases may be made at market prices which may be in excess of the purchase price in the conversion and in excess of the per share book value. To the extent that First Deposit repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing shareholders. Any stock repurchases will be subject to the Board of Directors' determination that we will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, our current and projected results of operations and assets/liability structure, the economic environment, tax and other considerations. See "The Conversion -- Restrictions on Purchase or Transfer of Shares after Conversion."




                                DIVIDEND POLICY

         The payment of cash dividends on the common stock will be subject to the requirements of applicable law. In addition, the Board of Directors will determine whether to pay dividends. The Board will take into account, among other things, First Deposit's net income, capital and financial condition, industry trends and general economic conditions. First Deposit intends to establish a quarterly cash dividend in the first quarter following the conversion. The amount of such dividend will be determined by First Deposit at a later time and will be limited by applicable state law. Assuming that (i) First Deposit sells 1,449,000 shares in the conversion; (ii) the net proceeds are allocated as described in "Use of Proceeds"; and (iii) First Deposit has no significant outstanding liabilities or debts at the time of the dividend, the maximum annual dividend First Deposit could pay following the conversion would be approximately $3.94 per share. This dollar amount is a maximum amount and First Deposit does not intend to adopt a dividend policy of this magnitude. In addition, from time to time, in an effort to manage capital to a reasonable level, the Board may pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Regular cash dividends or periodic special cash dividends may not be paid or, if paid, may not continue to be paid.

         Douglas Federal will not be permitted to pay dividends to First Deposit on our capital stock if our shareholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning applicable federal regulations in determining the amount of proceeds which First Deposit may retain and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Regulation and Supervision -- Federal Savings Institution Regulation--Limitation on Capital Distributions."

         First Deposit and Douglas Federal have committed to the Office of Thrift Supervision that during the one year period following the conversion, First Deposit will not take any action to further the payment of an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

         First Deposit's payment of dividends to its shareholders is not controlled by federal regulatory restrictions. The source of dividends will depend on the net proceeds First Deposit retains and earnings on such proceeds and may be dependent, in part, upon dividends from us. First Deposit is subject, however, to the requirements of Georgia law. Georgia law generally permits a Georgia corporation to make distributions to its shareholders unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to dissolve at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

                          MARKET FOR THE COMMON STOCK

         First Deposit has never issued capital stock to the public. Consequently, there is no established market for the common stock. We anticipate that the common stock will be quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "FDBI." Trident Securities has advised us that it will act as a market maker for the common stock, and we expect to identify additional market makers. Making a market includes maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether other broker-dealers will make a market in the common stock. The development of a liquid public market depends on the existence of willing buyers and sellers. The presence of willing buyers and sellers is not within our control nor assured by inclusion of the common stock in the OTC Bulletin Board. The number of active buyers and sellers of the common stock at any particular time may be limited. You could have difficulty disposing of your shares and should view the common stock as a long-term investment. We cannot assure you that an active and liquid trading market for the common stock will develop, or, if developed, will continue. You may not be able to sell your shares at or above the $10.00 purchase price.

                                CAPITALIZATION

         The following table sets forth our historical capitalization, including deposits, at December 31, 1998, and our estimated consolidated capitalization assuming the sale of the common stock in the offering based upon the assumptions in the section entitled "Pro Forma Data" and below. We may not consummate the conversion without a resolicitation of subscribers and other purchasers if the aggregate purchase price of the common stock sold in the conversion is more than 1,666,350 shares or less than 1,071,000 shares. The issuance of 1,666,350 shares would require the approval of the Office of Thrift Supervision. A change in the number of shares to be issued in the conversion may materially affect First Deposit's estimated capitalization. See "Pro Forma Data."

                                                          Pro Forma Consolidated Capitalization of
                                                          First Deposit Based on the Sale of
                                                          -----------------------------------------
                                                          1,071,000      1,260,000      1,449,000      1,666,350
                                          Capitalization  Shares         Shares         Shares         Shares
                                          of  Douglas     at $10.00      at $10.00      at $10.00      at $10.00
                                          Federal         Per Share      Per Share      Per Share      Per Share
                                          ---------       -----------    -----------    -----------    -----------
                                                        (In thousands)
Deposits(1).............................. $ 85,686        $ 85,686       $ 85,686       $ 85,686       $ 85,686
Federal Home Loan Board advances.........    5,000           5,000          5,000          5,000          5,000
                                          --------        --------       --------       --------       --------
 Total deposits and borrowed funds....... $ 90,686        $ 90,686       $ 90,686       $ 90,686       $ 90,686
                                          ========        ========       ========       ========       ========

Capital stock(2)
 Preferred stock, no par value per share:
  authorized - 10,000,000 shares;
   assumed outstanding - none............ $      -        $      -       $      -       $      -       $      -

 Common stock, no par value per share:
  authorized - 10,000,000 shares; shares
   to be outstanding - as shown..........        -               -              -              -              -

Paid-in capital(2).......................        -        $ 10,055       $ 11,916       $ 13,777       $ 15,918
Less:  common stock acquired by employee
        stock ownership plan(3)..........        -            (857)        (1,008)        (1,159)        (1,333)

       common stock acquired by restricted
       stock program(4)..................        -            (428)          (504)          (580)          (667)

Retained earnings(5).....................    9,632           9,632          9,632          9,632          9,632
Accumulated other comprehensive
 income..................................       30              30             30             30             30
                                          --------        --------       --------       --------       --------
  Total shareholders' equity............. $  9,662        $ 18,432       $ 20,066       $ 21,700       $ 23,580
                                          ========        ========       ========       ========       ========

(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce estimated capitalization by the amount of such withdrawals.
(2) Based upon the estimated net proceeds from the sale of capital stock. Estimated offering expenses are $655,000; $684,000; $713,000; and $746,000 at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated valuation range. Does not reflect additional shares of common stock that possibly could be purchased by participants in the stock option plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate of up to 10.0% of the shares of common stock issued in the conversion at exercise prices equal to the market price of the common stock on the date of grant. Implementation of the stock option plan within one year after the conversion will require regulatory and shareholder approval. See "Management of Douglas Federal --Benefit Plans -- Stock Option Plan."
(3) Assumes 8.0% of the shares of common stock to be sold in the offering are purchased by the employee stock ownership plan and that the funds used to purchase such shares are borrowed from First Deposit. See "Pro Forma Data" for additional details.
(4) Assumes that a number of shares equal to 4.0% of the number of shares sold in the offering will be acquired in the open market at the purchase price per share $10.00 for the restricted stock program following implementation of such program. If the restricted stock program were funded by authorized but unissued shares, your interests would be diluted by approximately 4.0%. Implementation of the restricted stock program within one year of the conversion would require regulatory and shareholder approval at a meeting of our shareholders to be held no earlier than six months after the conversion. See "Management of Douglas Federal -- Benefit Plans -- Restricted Stock Program."

(5) Our retained earnings are substantially restricted. All of our capital distributions must comply with regulatory restrictions tied to our regulatory capital level. In addition, after the conversion, we will be prohibited from paying any dividend that would reduce our regulatory capital below the amount in the liquidation account to be provided for the benefit of our eligible account holders and supplemental eligible account holders at the time of the conversion and adjusted downward after the conversion. See "Regulation and Supervision -- Federal Savings Institution Regulation --Limitations on Capital Distributions."

                         REGULATORY CAPITAL COMPLIANCE

         At December 31, 1998, we exceeded all regulatory capital requirements. The following is a summary of our compliance with the Office of Thrift Supervision capital standards as of December 31, 1998, on a historical and estimated basis assuming that the indicated number of shares were sold as of December 31, 1998 and that we receive 50.0% of the net proceeds. For purposes of the table below, the amount the employee stock ownership plan expects to borrow and the cost of the shares the restricted stock program expects to acquire are deducted from our estimated regulatory capital.

                                  Our Historical Capital
                                   at December 31, 1998     Our Pro Forma Capital as of December 31, 1998 Based on the Sale of (3):
                                  ----------------------    ------------------------------------------------------------------------
                                                            1,071,000 Shares                      1,260,000 Shares
                                                            at $10.00                             at $10.00
                                                            Per Share                             Per Share
                                                            ---------                             ---------
                                                 % of                              % of
                                   Amount      Assets(2)    Amount               Assets(2)        Amount
                                   ------      -----        ------               ------           ------
Capital under generally
accepted accounting
principles.......................  $9,662       9.58%       $13,404               12.81%          $14,108
                                   ======                   =======                               =======
Tangible Capital:
   Capital Level.................  $7,804       7.88%       $11,546               11.23%          $12,250
       Requirement(4)............   1,485       1.50          1,542                1.50             1,552
                                   ------      -----        -------               -----           -------
       Excess....................  $6,319       6.38%       $10,004                9.73%          $10,698
                                   ======      =====        =======               =====           =======
Core Capital:
Capital Level(5)(7)..............  $7,804       7.88%       $11,546               11.23%          $12,250
Requirement(4)...................   2,971       3.00          3,083                3.00             3,104
                                   ------      -----        -------              ------           -------
       Excess....................  $4,833       4.88%       $ 8,463                8.23%          $ 9,146
                                   ======      =====        =======              ======           =======

Risk-Based Capital(6):
     Capital Level(5)(7).........  $8,513      15.08%       $12,255               20.92%          $12,959
     Requirement(4)..............   4,515       8.00          4,686                8.00             4,718
                                   ------      -----        -------               -----           -------
     Excess......................  $3,998       7.08%       $ 7,569               12.92%          $ 8,241
                                   ======      =====        =======               =====           =======

                                                            1,449,000 Shares                      1,666,350 Shares
                                                            at $10.00                             at $10.00
                                                            Per Share                             Per Share (1)
                                                            ----------                            --------------
                                              % of                                 % of                             % of
                                            Assets(2)       Amount               Assets(2)        Amount           Assets(2)
                                            ------          ------               ------           ------           ------
Capital under generally accepted
accounting principles............            13.39%         $14,812               13.97%          $15,621           14.62%
                                                            =======                               =======
Tangible Capital:
   Capital Level.................            11.84%         $12,954               12.43%          $13,763           13.11%
       Requirement(4)............             1.50            1,563                1.50             1,575            1.50
                                             -----          -------               -----           -------           -----
       Excess....................            10.34%         $11,391               10.93%          $12,188           11.61%
                                                            =======               =====           =======           =====
Core Capital:
Capital Level(5)(7)..............            11.84%         $12,954               12.43%          $13,763           13.11%
Requirement(4)...................             3.00            3,125                3.00             3,150            3.00
                                             -----          -------               -----           -------           -----
       Excess....................             8.84%         $ 9,829                9.43%          $10,613           10.11%
                                             =====          =======               =====           =======           =====

Risk-Based Capital(6):
     Capital Level(5)(7).........            21.97%         $13,663               23.01%          $14,472           24.19%
     Requirement(4)..............             8.00            4,750                8.00             4,787            8.00
                                             -----          -------               -----           -------           -----
     Excess......................            13.97%         $ 8,913               15.01%          $ 9,685           16.19%
                                             =====          =======               =====           =======           =====

(1) Adjusted to give effect to an increase in the number of shares sold to 1,666,350 as a result of changes in market or general financial or economic conditions following the commencement of the subscription and community offerings.
(2) Tangible capital levels are shown as a percentage of total adjusted assets of $99.0 million. Core capital levels are shown as a percentage of total adjusted assets of $99.0 million. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets of $56.4 million.
(3) Pro forma capital levels assume our receipt of 50.0% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the estimated price range. These levels also assume funding by us of the restricted stock program equal to 4.0% of the common stock issued and repayment of First Deposit's loan to the employee stock ownership plan to enable the employee stock ownership plan to purchase 8.0% of the common stock issued valued at the minimum, midpoint and maximum of the estimated price range. See "Management of Douglas Federal -- Benefit Plans" for a discussion of the restricted stock program and employee stock ownership plan.
(4) The current Office of Thrift Supervision core capital requirement for savings associations is 3.0% of total adjusted assets. The Office of Thrift Supervision has proposed core capital requirements which would require a core capital ratio of 3.0% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth, and a 4.0% to 5.0% core capital ratio requirement for all other thrifts. See "Regulation and Supervision -- Federal Savings Institution Regulations -- Capital Requirements." First Deposit will not be subject to regulatory capital requirements.
(5) Assumes net proceeds are invested in assets that carry a risk-weighting of 57.0%, the average risk-weighting of our assets as of December 31, 1998.
(6) Historical risk-based capital is comprised of tangible capital of $7.8 million plus our general valuation allowance of $709,000 at December 31, 1998.
(7) The difference between capital under generally accepted accounting principles and risk-based capital is attributable to our investment in Pinehurst Properties, LLC. See "Business of Douglas Federal -- Subsidiary."

                                PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of the common stock until the conversion is completed. However, we currently estimate investable net proceeds to be between $8,770,000 and $13,918,000 at the minimum and maximum, as adjusted, of the estimated valuation range. Our estimate of the investible net proceeds assume that:

         . First Deposit will sell 100% of the shares of common stock in the subscription and community offerings;

         . First Deposit will sell 8.0% of the shares to the employee stock ownership plan and 380,000 shares will be sold to our directors and officers, our associates and to our employees, for which commissions will not be paid; and

         . other conversion expenses, not including the fixed management fee and sales commissions by Trident Securities, will be approximately $427,500, regardless of the number of shares sold.

         The following table sets forth our historical net earnings and shareholders' equity before the conversion and our estimated consolidated net income and shareholders' equity following the conversion. These estimates assume that:

         . the common stock to be issued in the conversion was sold at January 1, 1998;

         . the estimated net proceeds were invested at 4.6%, which was approximately equal to the one-year U.S. Treasury bill rate at December 31, 1998 (while Office of Thrift Supervision regulations provide for the use of a yield representing the arithmetic average of the average yield on our interest-earning assets and the average cost of deposits, we believe that the use of the one-year U.S. Treasury bill rate is more relevant in the current interest-rate environment);

         . First Deposit will be taxed at an effective state and federal income tax rate of 34.0%; and

         . a number of shares of common stock equal to 4.0% of the common stock to be sold in the conversion will be purchased by the restricted stock program in the open market following the conversion.

          Because we rely on the assumptions outlined above, shareholders' equity and related data presented below do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amounts, if any, that would be available for distribution to the shareholders in the event of liquidation. In addition, the estimated income and related data are not indicative of our actual results of operations for any current or future period. The data presented below may be materially affected by a change in the number of shares to be issued in the conversion and other factors. See "The Conversion -- Number of Shares to Be Issued."

                                                                         At or for the Year Ended December 31, 1998
                                                                   ------------------------------------------------------
                                                                   1,071,000      1,260,000      1,449,000      1,666,350
                                                                      Shares         Shares         Shares         Shares
                                                                   at $10.00      at $10.00      at $10.00      at $10.00
                                                                   Per Share      Per Share      Per Share      Per Share
                                                                   ---------      ---------      ---------      ---------
                                                                            (In thousands, except share amounts)
Gross offering proceeds.........................................    $10,710        $12,600        $14,490        $16,664
Less estimated offering expenses................................       (655)          (684)          (713)          (746)
                                                                    --------       --------       --------       -------
    Estimated net offering proceeds.............................     10,055         11,916         13,777         15,918
Less:  Common stock acquired by employee stock
       ownership plan...........................................       (857)        (1,008)        (1,159)        (1,333)
       Common stock to be acquired by restricted stock
       program..................................................       (428)          (504)          (580)          (667)
                                                                    --------       --------       --------       -------
    Estimated net proceeds as adjusted..........................     $8,770        $10,404        $12,038        $13,918
                                                                    ========       ========       ========       =======

Consolidated net income:
    Historical..................................................        780            780            780            780
    Pro forma earnings on investable net proceeds...............        266            316            365            423
    Less: Pro forma employee stock ownership plan
          adjustment(1).........................................        (57)           (67)           (77)           (88)
    Pro forma restricted stock program adjustment(2)............        (56)           (66)           (76)           (88)
                                                                    --------       --------       --------       -------
       Pro forma net earnings...................................       $933           $963           $992        $ 1,027
                                                                    ========       ========       ========       =======

Net earnings per share:
    Historical..................................................       0.81           0.69           0.60           0.52
    Pro forma earnings on investable net proceeds...............       0.28           0.28           0.28           0.29
    Less: Pro forma employee stock ownership plan
             adjustment(1)......................................      (0.06)         (0.06)         (0.06)         (0.06)
    Pro forma restricted stock program adjustment(2)............      (0.06)         (0.06)         (0.06)         (0.06)
                                                                    --------       --------       --------       -------
       Pro forma net earnings per share.........................      $0.97          $0.85          $0.76          $0.69
                                                                    ========       ========       ========       =======

Number of shares outstanding for earnings per share
    calculations(1).............................................    959,616      1,128,960      1,298,304      1,493,050

Shareholders' equity (book value (3)):
    Historical..................................................      9,662          9,662          9,662          9,662
    Estimated net proceeds(2)(4)................................     10,055         11,916         13,777         15,918
    Less: Common stock acquired by employee stock
          ownership plan(1).....................................       (857)        (1,008)        (1,159)        (1,333)
          Common stock acquired by restricted stock
          program(2)............................................       (428)          (504)          (580)          (667)
                                                                    --------       --------       --------       -------
       Pro forma shareholders' equity per share.................    $18,431        $20,066        $21,701        $23,580
                                                                    ========       ========       ========       =======

Shareholders' equity per share (3):
    Historical..................................................       9.02           7.67           6.67           5.80
    Estimated net proceeds(2)(4)................................       9.39           9.46           9.51           9.55
    Less: Common stock acquired by employee stock
          ownership plan(1).....................................      (0.80)         (0.80)         (0.80)         (0.80)
          Common stock acquired by restricted stock
          program(2)............................................      (0.40)         (0.40)         (0.40)         (0.40)
                                                                    --------       --------       --------       -------
       Pro forma shareholders' equity per share.................     $17.21         $15.93         $14.98         $14.15
                                                                    ========       ========       ========       =======

Offering price as a percentage of pro forma
    shareholders' equity per share..............................       58.1%          62.8%          66.8%          70.7%

Ratio of offering price to pro forma net income per
    share.......................................................       10.3           11.8           13.2           14.5

Number of shares outstanding for shareholders' equity

                                                                         At or for the Year Ended December 31, 1998
                                                                   ------------------------------------------------------
                                                                   1,071,000      1,260,000      1,449,000      1,666,350
                                                                      Shares         Shares         Shares         Shares
                                                                   at $10.00      at $10.00      at $10.00      at $10.00
                                                                   Per Share      Per Share      Per Share      Per Share
                                                                   ---------      ---------      ---------      ---------
                                                                            (In thousands, except share amounts)
per share calculations.......................................      1,071,000      1,260,000      1,449,000      1,666,350

(1) The approximate amount the employee stock ownership plan expects to borrow is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payment on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because First Deposit will be providing the employee stock ownership plan loan, only principal payments on the employee stock ownership plan loan are reflected as employee compensation and benefits expense. The purchase price of $10.00 was utilized to calculate the employee stock ownership plan expense. The expense was 10% of the amount purchased, less income tax benefits at 34.0%. The table assumes that 10.0% of the employee stock ownership plan shares purchased in the conversion were committed to be released at the beginning of the year and included in the outstanding shares for earnings per share purposes. See "Management of Douglas Federal -- Benefit Plans -- Employee Stock Ownership Plan."
(2) The dollar amount of the common stock to be purchased by the restricted stock program is based upon the purchase price in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the purchase price of $10.00 in the conversion. As we accrue compensation expense to reflect the vesting of such shares under the restricted stock program, the charge against capital will be reduced accordingly. Assumes the restricted stock program expense was 20.0% of the amount purchased less the income tax benefit at 34.0%. Implementation of the restricted stock program within one year of the conversion would require shareholder approval at a meeting of our shareholders. If the shares to be purchased by the restricted stock program were newly issued shares purchased from First Deposit by the restricted stock program at the purchase price rather than shares purchased in the open market, at the minimum, midpoint, maximum and 15.0% above the maximum of the estimated valuation range, pro forma shareholders' equity per share would have been $16.93, $15.70, $14.78 and $13.99, respectively, and pro forma net income per share would have been $0.94, $0.83, $0.74 and $0.67, respectively. If the restricted stock program acquires authorized but unissued shares from First Deposit, your ownership interests in First Deposit will be diluted by approximately 4.0%. See "Risk Factors -- Issuance of shares for stock benefit plans may dilute your ownership interest."
(3) Consolidated shareholders' equity represents the excess of the carrying value of our assets over our liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation or in certain other remote circumstances. The amounts shown also do not reflect the amounts we are required to distribute in the event of liquidation to eligible depositors from the liquidation account which we will establish upon the consummation of the conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the common stock, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors. The historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares.
(4) No effect has been given to shares that may be issued upon the exercise of options that may be granted under a stock option plan. Assuming that all option shares were exercised at $10.00 per share at the beginning of the period, at the minimum, midpoint, maximum and 15.0% above the maximum of the estimated valuation range, pro forma shareholders' equity per share would have been $16.55, $15.39, $14.52 and $13.77, respectively, and pro forma net income per share would have been $0.91, $0.80, $0.72 and $0.65, respectively.

         THE CONVERSION

         Our Board of Directors and the Office of Thrift Supervision have approved the plan of conversion. Our members who are entitled to vote on the conversion must also approve the plan of conversion. Approval by the Office of Thrift Supervision does not constitute its recommendation or endorsement of the plan of conversion.

General

         On February 9, 1999, our Board of Directors adopted the plan of conversion. The plan of conversion was subsequently amended and restated on March 31, 1999 and April 26, 1999. The plan of conversion provides that we will be converted from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank. First Deposit, which has been incorporated under Georgia law, will hold all of our outstanding capital stock. The Office of Thrift Supervision has approved the plan, subject to, among other things, the approval of the plan by our members. We have called a special meeting of our members for this purpose to be held on June 25, 1999.

         The plan of conversion also provides that First Deposit will offer shares of common stock for sale in the subscription offering to our eligible account holders, the employee stock ownership plan, supplemental eligible account holders and other members. Concurrently, and subject to the prior rights of holders of subscription rights, First Deposit may offer shares not subscribed for in the subscription offering in a community offering with preference given to natural persons residing in Douglas County, Georgia. We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. See "--Community Offering."

         First Deposit has applied for and expects to receive approval from the Office of Thrift Supervision to become a thrift holding company and to acquire all of our common stock to be issued in the conversion. First Deposit plans to purchase our issued and outstanding capital stock in exchange for 50.0% of the net proceeds of the subscription and community offerings. First Deposit will retain the remaining net proceeds of such offerings. The conversion will occur only if at least 1,071,000 shares of common stock of First Deposit are sold.

         The aggregate price of the shares of common stock to be sold in connection with the conversion is estimated to be between $10,710,000 and $14,490,000. This range was determined based upon an independent appraisal prepared by Ferguson & Company, a consulting firm experienced in the valuation and appraisal of savings institutions, of the estimated value of Douglas Federal and First Deposit. All shares of common stock to be sold in connection with the conversion will be sold at the same price. Ferguson & Company will affirm, or, if necessary, update the independent appraisal at the completion of the subscription and community offerings. See "Stock Pricing" for additional information as to the determination of the estimated market value of First Deposit's common stock.

         The following is a brief summary of the material aspects of the conversion. You should review the entire plan of conversion before purchasing shares of common stock. A copy of the plan of conversion is available for you to review at all of our offices. A copy of the plan of conversion is also available at the Southeast Regional office in Atlanta, Georgia and the Washington, D.C. office of the Office of Thrift Supervision.

Purposes of the Conversion

         As a federally-chartered mutual savings bank, we do not have shareholders and have no authority to issue capital stock. By converting to the capital stock form of organization, we will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The conversion will enhance our ability to access capital markets, expand our current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities we serve or diversify into other financial services to the extent allowable by applicable laws and regulations.

         The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, First Deposit will be in a position after the conversion, subject to regulatory limitations and First Deposit's financial position, to take advantage of any such opportunities that may arise.

         The potential impact of the conversion upon our capital base is significant. The conversion will increase our capital position to a level at which we will be better positioned to take advantage of business opportunities.

         At December 31, 1998, we had total equity, determined in accordance with generally accepted accounting principles, of $9.6 million, or 9.6% of total assets. Our regulatory tangible capital at that date was approximately 7.88% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" under Office of Thrift Supervision regulations. Assuming that First Deposit uses 50.0% of the net proceeds from the sale of 1,260,000 shares of its common stock to purchase our stock, our capital will increase to $14.1 million or a ratio of capital to adjusted assets, on a pro forma basis, of 13.39% after the conversion. We expect that the investment of the net proceeds from the sale of the common stock will provide us with additional income to increase our capital position further.

         After completion of the conversion, the unissued common and preferred stock authorized by First Deposit's Articles of Incorporation will permit First Deposit to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, First Deposit has no plans with respect to possible acquisitions or for additional offerings of securities, other than the possible issuance of additional shares upon exercise of stock options under its stock option plan or the possible issuance of authorized but unissued shares to its restricted stock program for stock awards. Following the conversion, First Deposit plans to use stock-related incentive plans to attract and retain executive and other personnel for Douglas Federal and First Deposit. See "Management of Douglas Federal -- Benefit Plans."

Effects of Conversion

         General. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. A depositor may only receive this ownership interest in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

         Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

         Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, our present management and staff will continue to provide services for depositors and borrowers under current policies. The directors serving us at the time of conversion will serve as our directors after the conversion. The directors of First Deposit will consist initially of individuals currently serving on our Board of Directors. All of our officers at the time of conversion will retain their positions immediately after conversion.

         Effect on Deposit Accounts. Under the plan of conversion, each of our depositors at the time of conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. The Federal Deposit Insurance Corporation will insure each such account to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. The conversion will not affect our outstanding loans, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

         Effect on Voting Rights of Members. At present, all of our depositors and certain borrowers are members of, and have voting rights in, us as to all matters requiring membership action. Upon conversion, depositors and borrowers will cease to be our members and will no longer be entitled to vote at our meetings. Upon conversion, all of our voting rights will be vested in First Deposit as our sole shareholder. Exclusive voting rights with respect to First Deposit will be vested in the holders of First Deposit's common stock. Our depositors and borrowers will not have voting rights after the conversion except to the extent that they become shareholders of First Deposit through the purchase of First Deposit's common stock.

         Tax Effects. We have received an opinion from Womble Carlyle Sandridge & Rice, PLLC with regard to federal income taxation and an opinion from Mauldin & Jenkins, LLC with regard to Georgia income taxation to the effect that the conversion will not be a taxable transaction to Douglas Federal, our eligible account holders, our supplemental eligible account holders or First Deposit, except as discussed below. See "-- Tax Aspects."

         Effect on Liquidation Rights. If a mutual savings institution were to liquidate, all claims of creditors, including those of depositors, to the extent of deposit balances, would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets on a pro rata basis, based upon the deposit balances in their deposit accounts immediately before liquidation. In the unlikely event that we were to liquidate after conversion, we would also pay all claims of creditors, including those of depositors, to the extent of their deposit balances, first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to First Deposit as the holder of our capital stock. Under the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Number of Shares to be Issued

         Depending upon market or financial conditions following the commencement of the subscription offering, the total number of shares to be issued in the conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the estimated price range or more than 15.0% above the maximum of the estimated price range. Based on a fixed purchase price of $10.00 per share and Ferguson & Company's estimate of the pro forma market value of First Deposit and Douglas Federal ranging from a minimum of $10,710,000 to a maximum, as increased by 15.0%, of $16,663,500, the number of shares of common stock expected to be sold in the conversion is between a minimum of 1,071,000 shares and a maximum, as adjusted by 15.0%, of 1,666,350 shares. The actual number of shares sold between this range will depend on a number of factors and will be determined by First Deposit, subject to Office of Thrift Supervision approval, if necessary.

         In the event market or financial conditions change and cause the aggregate purchase price of the shares to be below the minimum of the estimated price range or more than 15.0% above the maximum of the estimated price range, and if we do not terminate the plan of conversion after consultation with the Office of Thrift Supervision, we will resolicit subscribers. We will permit subscribers to continue their orders, in which case they must affirmatively reconfirm their subscriptions before the expiration of the resolicitation offering or we will promptly refund their subscription funds. The Office of Thrift Supervision must approve any change in the estimated price range. A resolicitation, if any, following the conclusion of the subscription offering would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods up to 90 days not to extend beyond June 25, 2001. If such resolicitation is not effected, we will return all funds promptly with interest at our regular passbook rate of interest on payments made by check or money order.

         If First Deposit increases the number of shares issued due to an increase of up to 15.0% in the estimated price range to reflect changes in market or financial condition, those subscribing for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the employee stock ownership plan, which may subscribe for such adjusted amount. See "-- Limitations on Stock Purchases."

         An increase in the number of shares First Deposit issued as a result of an increase in the estimated market value of Douglas Federal and First Deposit would decrease both a subscriber's ownership interest and First Deposit's pro forma net earnings and shareholders' equity on a per share basis while increasing pro forma net earnings and shareholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the conversion would increase both a subscriber's ownership interest and First Deposit's pro forma net earnings and shareholders' equity on a per share basis while decreasing pro forma net earnings and shareholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Subscription Rights and Subscription Offering

         Subscription Rights. In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

         . eligible account holders, who are holders of deposit accounts with a balance of $50 or more on December 31, 1997;

         .   the employee stock ownership plan;

         . supplemental eligible account holders, who are holders of deposit accounts with a balance of $50 or more on March 31, 1999; and

         . our members, consisting of our depositors on May 1, 1999, the voting record date for the special members meeting, and borrowers with loans outstanding on January 1, 1990, which continue to be outstanding on May 1, 1999, other than eligible account holders and supplemental eligible account holders.

All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations contained in the plan of conversion and as described below under "-- Limitations on Stock Purchases."

         Deposit accounts which will provide subscription rights to holders thereof consist of any "qualifying deposit," as defined by the plan of conversion. Under the plan, the aggregate balance as of the applicable date for determining subscription rights of all deposit accounts with us shall be deemed a qualifying deposit, provided such aggregate balance is at least $50.

         Priority 1: Eligible Account Holders. Each eligible account holder will receive, without payment, nontransferable subscription rights to subscribe for common stock up to the greater of:

         . the maximum amount permitted to be purchased in the community offering, which is presently $350,000 for any individual or individuals through a single account, and $700,000 when combined with associates of, and persons acting in concert with, such individual; or

         . one-tenth of one percent (.10%) of the total offering of shares of common stock, in each case subject to the overall purchase limitation described above; or

         . fifteen times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the eligible account holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case on December 31, 1997. These rights may not exceed the overall purchase limitation of $700,000 and does not include an increase in the shares issued due to an increase in the estimated price range of up to 15.0%.

See "-- Limitations on Stock Purchases."

         If eligible account holders exercise subscription rights for a number of shares of common stock in excess of the total number of such shares eligible for subscription, the shares of common stock will be allocated among the subscribing eligible account holders so as to permit each subscribing eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the eligible account holder. Any shares remaining after such allocation will be allocated among the subscribing eligible account holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each eligible account holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all eligible account holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

         To ensure proper allocation of stock, each eligible account holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the twelve months preceding December 31, 1997.

         Priority 2: Employee Stock Ownership Plan. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders, the employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase, in the aggregate, up to 10.0% of the common stock issued, including any increase in the number of shares of common stock issued as a result of an increase of up to 15.0% in the maximum of the estimated price range. The employee stock ownership plan intends to purchase 8.0% of the shares to be issued in the offering, or 85,680 shares and 115,920 shares, based on the minimum and maximum of the estimated price range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription offering, including subscriptions of any of our directors, officers, employees or their associates. See "Management of Douglas Federal -- Benefit Plans -- Employee Stock Benefit Plan."

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the eligible account holders and the employee stock ownership plan, each supplemental eligible account holder will receive, without payment, nontransferable subscription rights to subscribe for in the subscription offering an amount equal to the greater of the maximum amount permitted to be purchased in the community offering, which is presently the greater of:

         . $350,000 for any individual or individuals through a single account and $700,000 when combined with associates of and persons acting in concert with such individual;

         . one-tenth of one percent (.10%) of the total offering of common stock; or

         . 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the supplemental eligible account holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders, in each case on March 31, 1999, subject to the overall purchase limitation of $700,000 and not including an increase in the shares issued due to an increase in the estimated price range of up to 15.0%.

See "-- Limitations on Stock Purchases."

         In the event that supplemental eligible account holders exercise subscription rights for a number of shares of common stock in excess of the total number of such shares eligible for subscription, the remaining shares of common stock shall be allocated among the subscribing supplemental eligible account holders so as to permit each subscribing supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the supplemental eligible account holder. Any shares remaining after such allocation will be allocated among the subscribing supplemental eligible account holders whose subscriptions remain unsatisfied in the proportion that the amount of the qualifying deposit of each supplemental eligible account holder whose subscription remains unsatisfied bears to the total amount of the qualifying deposits of all supplemental eligible account holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining supplemental eligible account holders, the excess shall be reallocated, one or more times as necessary, among those supplemental eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

         To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by eligible account holders will be applied in partial satisfaction to the subscription rights to be received as a supplemental eligible account holder.

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the eligible account holders, the employee stock ownership plan and the supplemental eligible account holders, each of our other members not considered an eligible account holder or a supplemental eligible account holder will receive, without payment therefor, nontransferable subscription rights to subscribe for common stock in the subscription offering up to the greater of:

         . the maximum amount permitted to be purchased in the community offering, which is presently $350,000 for any individual through a single account and $700,000 when combined with associates of, and persons acting in concert with, such individual; or

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

         . one-tenth of one percent (.10%) of the total offering of common stock, in each case subject to the overall purchase limitation described above and not including an increase in shares issued due to an increase in the estimated price range of up to 15.0%.

         In the event that other members subscribe for a number of shares of common stock which is in excess of the total number of shares of common stock eligible for subscription, the remaining shares of common stock will be allocated among the subscribing other members so as to permit each subscribing other member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by the other member. Any shares remaining after such allocation will be allocated among the subscribing other members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes a subscribing other member is entitled to on May 1, 1999 bears to the total votes on such date of all subscribing other members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining other members, the excess shall be reallocated, one or more times as necessary, among those remaining other members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

         Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon, June 22, 1999, unless we extend it for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision. Subscription rights which have not been exercised before the expiration date will become void.

         We may not execute orders until all shares of common stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, we will return to you promptly, with interest, all funds we receive from you in the subscription offering and we will cancel all withdrawal authorizations. If an extension beyond the 45 day period following the expiration date is granted, we will notify you of the extension of time and of your right to modify or rescind your subscriptions and have your funds returned promptly with interest, and of the time period within which you must affirmatively notify us of your intention to confirm, modify or rescind your subscription. If we do not receive an affirmative response to any resolicitation from you, we will rescind such order and will return your subscription funds with interest at our regular passbook rate. Such extensions may not go beyond June 25, 2001.

Community Offering

         We may offer shares to certain members of the general public in a community offering, which may begin at any time during or after the subscription offering. A preference will be given in the community offering to natural persons residing in Douglas and Paulding Counties, Georgia. First Deposit may accept or reject any such orders, in whole or in part, in its sole discretion. Individuals subscribing for common stock in the community offering may subscribe for up to $350,000 worth of common stock, or up to $700,000 worth of common stock when combined with associates of, and persons acting in concert with, such individual, subject to the maximum purchase limitation and exclusive of shares issued due to an increase in the estimated price range by up to 15.0%. See "-- Limitations on Stock Purchases." The opportunity to subscribe for shares of common stock in the community offering is subject to our right to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

     Subject to the foregoing, if the amount of common stock remaining is insufficient to fill the orders of subscribers after completion of the subscription offering, the remaining shares will be allocated among such subscribers in a manner which permits each such person, to the extent possible, to purchase the number of shares necessary to make his or her total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by such person, with preference being given to natural persons residing in Douglas and Paulding Counties, Georgia. Thereafter, unallocated shares will be allocated among such Douglas County and Paulding County residents whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

     To the extent there are any shares remaining after all subscriptions by Douglas County and Paulding County residents have been filled, any remaining shares will be allocated among members of the general public using the foregoing allocation method. The Boards of Directors of Douglas Federal and First Deposit will establish all other terms and conditions of the offering.

Persons in Nonqualified States or Foreign Countries

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, the plan of conversion provides that we are not required to offer subscription rights to any person who resides in a foreign country or who resides in a state of the United States with respect to which all of the following apply:

     . a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state;

     . we determine that compliance with the securities laws of such state would be impracticable or unduly burdensome for reasons of cost or otherwise; and

     . the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Douglas Federal or First Deposit or our respective officers, directors or trustees to register as a broker, dealer, salesman or selling agent under the securities laws of such state, or to otherwise qualify the common stock for sale in such state.

     Where the number of persons eligible to subscribe for common stock in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the common stock or the need to register First Deposit, its officers, directors or employees as brokers, dealers or salesmen.

Marketing Arrangements

     We have engaged Trident Securities as a consultant and financial advisor in connection with the offering of the common stock and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offering. Based upon our negotiations concerning the fee structure, Trident Securities will receive a management fee of $40,000, and a commission equal to 1.65% of the aggregate dollar amount of common stock sold in the subscription and community offerings, exclusive of any shares of common stock sold to our directors and officers and to the employee stock ownership plan. We will also reimburse Trident Securities for its reasonable out-of-pocket expenses incurred in its capacity as consultant and financial advisor, excluding legal fees, in an amount not to exceed $10,000. In the event the offering is consummated or Trident Securities ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to First Deposit, we will reimburse Trident Securities for its reasonable out-of-pocket expenses as described above. We have agreed to indemnify Trident Securities for its reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933. Trident Securities has received advances towards its fees totaling $10,000.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock. We will direct prospective purchasers' questions to executive officers or registered representatives. Our employees may also participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. We have instructed employees who are not executive officers not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Restrictions on Transfer of Subscription Rights and Shares

     Before the completion of the conversion, applicable regulations prohibit any person with subscription rights, including the eligible account holders, the employee stock ownership plan, the supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Only the person to whom they are granted may exercise such rights and may do so only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock before the completion of the conversion.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders we know to involve the transfer of subscription rights.

Limitations on Stock Purchases

     The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion:

     . The minimum number of shares of common stock that any person may purchase is 25.

     . The maximum purchase in the subscription offering by any person through a single deposit account is $350,000 of common stock, which equals 35,000 shares. The maximum purchase by any person in the community offering is $350,000 of common stock, which equals 35,000 shares.

     . The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $700,000 of common stock, which equals 70,000 shares.

     . Those limitations applicable to eligible account holders, supplemental eligible account holders and other members contained in "-- Subscription Rights and Subscription Offering."

     . The employee stock ownership plan is permitted to purchase in the aggregate up to 10.0% of the shares of common stock issued, including shares issued in the event of an increase in the estimated price range of 15.0%, and intends to purchase 8.0% of the shares of common stock issued.

     . We will fill orders of persons purchasing shares of common stock in the community offering up to a maximum of 2.0% of the total number of shares of common stock offered. Thereafter, we will allocate the remaining shares on an equal number of shares basis until all orders have been filled.

     . Our directors and officers and their associates may purchase, in all categories of the conversion, an aggregate of no more than 34.0% of the common stock offered. Any shares the employee stock ownership plan purchases will not be included in calculating the number of shares which such persons may purchase.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of our members, we may increase both the individual amount permitted to be subscribed for and the overall maximum purchase limitation in our sole discretion. If such amount is increased after commencement of the subscription offering, subscribers will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights.

     Our Board of Directors may decrease the overall maximum purchase limitation, in their sole discretion, without the further approval of our members or resolicitation of subscribers. In the event that we decrease either the individual purchase limitation or the number of shares of common stock to be offered, we will decrease the orders of any person who subscribed for the maximum number of shares of common stock by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares for which such person is permitted to subscribe.

     The term "associate" of a person is defined to mean:

     . any corporation or organization, other than us or Pinehurst Properties, LLC, of which such person is a director, officer, partner or 10.0% shareholder, either directly or indirectly;

     . any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include the employee stock ownership plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

     . any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is one of our directors or officers.

Our directors and those of First Deposit are not treated as associates of each other solely because of their Board membership.

Liquidation Rights

     In the unlikely event of our complete liquidation in our present mutual form, each depositor would receive his or her pro rata share of any of our assets remaining after we pay the claims of all creditors, including the claims of all depositors to the withdrawal value of their accounts. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all of our deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all of our other general creditors. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of our assets above that amount.

     The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to our net worth as shown on our latest statement of financial condition contained in this prospectus. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account with us, would be entitled, upon our complete liquidation after the conversion, to a liquidation distribution before our payment of any liquidation distribution to our shareholders. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held with us on the eligibility record date and the supplemental eligibility record date, respectively. Each eligible account holder and supplemental eligible account holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the liquidation account balance, which interest we will refer to as the subaccount balance. We will determine the initial subaccount balance for each eligible account holder or supplemental eligible account holder by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the deposit account on December 31, 1997 or March 31, 1999, as applicable, and the denominator is the total amount of all qualifying deposits held by eligible account holders or supplemental eligible account holders on such dates. Such initial subaccount balance will not increase, but may decrease as provided below. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the qualifying deposits in such deposit accounts on such respective record dates.

     The operation and maintenance of the liquidation account will not operate to restrict the use or application of any of our net worth accounts. However, we will not voluntarily reduce our net worth accounts below the required dollar amount of the liquidation account.

     If, however, on any annual closing date after the eligibility record date or supplemental eligibility record date, the qualifying deposit balance of an eligible account holder or supplemental eligible account holder is less than the lesser of:

     . the deposit balance in such deposit account at the close of business on any other annual closing date after the eligibility record date or supplemental eligibility record date, or

     . the amount of the qualifying deposit in such deposit account on the dates referenced above;

we will reduce the subaccount balance in an amount proportionate to the reduction in such deposit account. In the event that such a downward adjustment is followed by an increase in the related qualifying deposit, the subaccount balance will nevertheless not increase. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to First Deposit as our sole shareholder.

Tax Aspects

     We will not seek a private ruling from the Internal Revenue Service with respect to the proposed conversion. Instead, we have received an opinion of our special counsel, Womble Carlyle Sandridge & Rice, PLLC, to the effect that for federal income tax purposes, among other matters:

     . our change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code and neither Douglas Federal nor First Deposit will recognize any taxable gain or loss as a result of the conversion;

     . neither Douglas Federal nor First Deposit will recognize gain or loss upon First Deposit's purchase of our capital stock or to First Deposit upon the purchase of its common stock in the conversion;

     . the tax basis of the depositors' accounts with us immediately after the conversion will be the same as the basis of their deposit accounts immediately before the conversion;

     . the tax basis of each eligible account holder's and supplemental eligible account holder's interest in the liquidation account will be zero;

     . neither eligible account holders nor supplemental eligible account holders will recognize taxable gain or loss upon acquiring nontransferable subscription rights to purchase shares of the common stock, provided that the amount to be paid for the common stock is equal to the fair market value of such stock; and

     . the tax basis to the shareholders of the common stock of First Deposit purchased in the subscription offering or community offering will be the amount paid for the common stock and the holding period for the shares of common stock purchased by such persons will begin on the date on which their subscription rights are exercised.
     Mauld in & Jenkins, LLC has opined that the conversion will not be a taxable transaction to Douglas Federal, First Deposit, eligible account holders or supplemental eligible account holders for Georgia income tax purposes. Portions of both the federal and the state income tax opinions are based upon the assumption that the subscription rights issued in connection with the conversion will have no value.

     Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with conclusions reached in the opinions. In the event of a disagreement, the Internal Revenue Service may prevail in a judicial or administrative proceeding.

     Ferguson & Company has opined that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the shares of common stock sold in the community offering. Such valuation is not binding on the Internal Revenue Service. If the subscription rights granted to eligible account holders or supplemental eligible account holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those eligible account holders or supplemental eligible account holders who receive and/or exercise the subscription rights in an amount equal to such value and we could recognize gain on such distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Interpretation and Amendment of the Plan of Conversion

     To the extent permitted by law, all interpretations of the plan of conversion by our Board of Directors will be final. The plan of conversion provides that our Board of Directors shall have the discretion to interpret and apply the provisions of the plan of conversion to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Boards of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

     The plan of conversion provides that, if necessary or desirable, two-thirds of our Board of Directors may substantively amend the plan of conversion at any time before solicitation of proxies from our members to vote on the plan of conversion. After submission of the proxy materials to our members, two-thirds of our Board of Directors may amend the plan of conversion with the concurrence of the Office of Thrift Supervision or resubmission to our members. Our Board of Directors may amend the plan of conversion at any time after the approval of members upon the order of or with the approval of the Office of Thrift Supervision and no resolicitation of proxies and no further approval of the members will be necessary unless the Office of Thrift Supervision requires otherwise. By adopting the plan of conversion, members will be deemed to have authorized amendment of the plan of conversion under the circumstances described above.

Restrictions on Purchase or Transfer of Shares After Conversion

     All shares of common stock purchased in connection with the conversion by our directors or officers or their associates will be restricted. Such shares may not be disposed of for a period of one year following the conversion, except in the event of the death of the original purchaser or in the event of an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Transfers that could result in a change of control of Douglas Federal or First Deposit or result in the ownership by any person of more than 10.0% of any class of First Deposit's securities may be subject to the prior approval of the Office of Thrift Supervision.

     Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and we will issue instructions to our transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The insider trading rules promulgated under to the Securities Exchange Act of 1934 apply to our officers and directors.

     Purchases of outstanding shares of common stock of First Deposit by directors, officers and their associates during the three-year period following conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of First Deposit's outstanding common stock or to the purchase of stock pursuant to any stock option plan to be established after the conversion.

     Unless approved by the Office of Thrift Supervision, First Deposit will be prohibited from repurchasing any shares of the common stock for three years after the conversion except:

     . for an offer to all of First Deposit's shareholders on a pro rata basis; or

     .    for the repurchase of qualifying shares of a director.

Notwithstanding the foregoing, beginning one year following completion of the conversion, First Deposit may repurchase its common stock so long as:

     . the repurchases within the following two years are part of an open-market program not involving greater than 5.0% of First Deposit's outstanding capital stock during a twelve-month period;

     .    the repurchases do not cause First Deposit to become undercapitalized;
          and

     . First Deposit provides to the Regional Director of the Office of Thrift Supervision no later than 10 days before the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

In addition, under current Office of Thrift Supervision policies, repurchases may be allowed in the first year following conversion and in amounts greater than 5.0% in the second and third years following conversion, provided there are valid and compelling business reasons for such repurchases and the Office of Thrift Supervision approves such repurchases.

                                 FIRST DEPOSIT

     First Deposit is a Georgia corporation recently organized at the direction of our Board of Directors for the purpose of acquiring all of our capital stock to be issued in the conversion. First Deposit expects to receive approval from the Office of Thrift Supervision to become a savings and loan holding company. Upon completion of the conversion, First Deposit will be regulated by the Office of Thrift Supervision. See "The Conversion" and "Regulation and Supervision -- Holding Company Regulation." After the conversion, First Deposit will have no significant assets other than all of the shares of our capital stock acquired in the conversion and an amount equal to 50.0% of the net proceeds of the conversion, including the loan to the employee stock ownership plan. First Deposit will have no significant liabilities. First Deposit intends to use a portion of the net proceeds it retains to loan to the employee stock ownership plan funds to enable the employee stock ownership plan to purchase 8.0% of the stock issued in connection with the conversion.

     First Deposit's management is described under "Management of First Deposit." Initially, First Deposit will neither own nor lease any property, but will instead use our premises, equipment and furniture. At the present time, First Deposit does not intend to employ any persons other than certain officers who are currently our officers, but will utilize our support staff from time to time. First Deposit will hire additional employees as appropriate to the extent it expands its business in the future.

     Management believes that the holding company structure will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such acquisition and expansion opportunities that may arise. First Deposit anticipates that it will fund its initial activities with the proceeds it retains, income from the investment of such proceeds, and dividends from Douglas Federal.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loan and investment portfolios and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by our provision for loan losses and fees and other service charges. Our noninterest expense principally consists of compensation and employee benefits, occupancy and equipment expense, federal deposit insurance premiums, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. See "Business of Douglas Federal."

     Traditionally, our primary goal has been to control growth and improve our profitability, market share, asset quality and our capital position by investing in:

     . primarily one- to four-family loans secured by properties located in our primary market area;

     . commercial real estate and construction and development loans secured by properties located in our primary market area, to the extent that such loans meet our general underwriting criteria;

     .    consumer loans; and

     . funds not utilized for loan investments in short-term U.S. Treasury and agency obligations, including mortgage-backed and mortgage-related securities; and building capital while controlling operating expenses.

Forward-Looking Statements

     This prospectus contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and our expectations. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

Management Strategy

     In the future, we intend to seek growth opportunities and means of lessening our exposure to interest rate risk while avoiding investments we believe bear risks inconsistent with our investment policies. We intend to grow by expanding the products and services we offer, as necessary, in order to improve our market share in our primary market area as well as seeking opportunities to expand our market share and product line through acquisitions, although we have no specific acquisition plans. We will seek to expand consumer loans, including home equity loan originations. Finally, depending upon market conditions, management may implement leverage strategies to enhance income. Such strategies would be to increase borrowings and invest the borrowed funds in secured investments to enhance income from the spread between the cost of the borrowed funds and the investment yield. However, we intend to continue to offer the products and services and continue to invest in those investments in which we have historically invested.

Management of Interest Rate Risk and Market Risk Analysis

Qualitative Analysis

     The principal objective of our interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given our business strategy, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with our Board of Directors' approved guidelines. Through such management, we seek to reduce the vulnerability of our operations to changes in interest rates, while not subjecting us to undue credit or investment risk. We monitor our interest rate risk as such risk relates to our operating strategies. Our Board of Directors has established an investment committee, responsible for reviewing our asset/liability policies and interest rate risk position, which meets on a regular basis, and reports trends and interest rate risk position to our Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on our earnings. See "Risk Factors-Our high levels of fixed rate loans may lead to decreased profitability if interest rates rise."

     In recent years, we have become subject to the increasing risk that interest rates may rise due to the substantial levels of fixed-rate loans we have been originating to satisfy the high customer demand for such products in our primary market area. To mitigate such risks, we intend to:

     .    invest in short-term U.S. Treasury and agency obligations;

     . seek opportunities to increase our investment in adjustable rate mortgage-backed securities; and

     . sell a significant portion of our fixed-rate loans in the secondary market.

     Depending upon the magnitude of any change in interest rates, we may not be able to react quickly enough to reinvest such funds. We therefore may experience a decrease in earnings following a significant increase in interest rates. We may also increase non-deposit borrowings which would further enable us to invest in higher yielding instruments in an increasing interest rate environment.

Quantitative Analysis

         Net Portfolio Value. As part of our interest rate risk analysis, we use an interest rate sensitivity model which generates estimates of the change in our net portfolio value or NPV over a range of interest rate scenarios and which is prepared by our regulators on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Our regulators produce this analysis using their own model, based upon data submitted on our quarterly regulatory reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation and Supervision - Federal Savings Institution Regulation." The following table sets forth our NPV as of December 31, 1998 as calculated by our regulators.

                                                                                               NPV as % of
                                                  Net Portfolio Value                   Portfolio Value of Assets
                                       -------------------------------------------    -----------------------------
   Change in Interest Rates in
    Basis Points (Rate Shock)            Amount         $ Change        % Change        NPV Ratio       Change (1)
    -------------------------          ----------     ------------    ------------    -------------   -------------
                                                 (Dollars in thousands)
        +400                              $ 4,674          $(7,513)            (62)%           4.92%           (683)

        +300                                6,660           (5,527)            (45)            6.85            (491)

        +200                                8,693           (3,495)            (29)            8.73            (302)

        +100                               10,634           (1,553)            (13)           10.45            (131)

      Static                               12,187                -               -            11.76               -

        -100                               13,087              899               7            12.48              72

        -200                               13,774            1,587              13            13.01             125

        -300                               14,657            2,469              20            13.68             192

        -400                               15,459            3,272              27            14.28             252

_________________
(1)  Expressed in basis points.

         Shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require making certain assumptions which may or may not reflect the manner in which the actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, the NPV measurements and net interest income models provide only an indication of our interest rate risk exposure at a particular point in time. These measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

         Based on our NPV ratio provided by our regulators and recent industry statistics, an increase in interest rates would expose us to above average interest rate risk. See "Regulation and Supervision."

Analysis of Net Interest Income

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

         Average Balance Sheets. The following tables set forth certain information relating to us at December 31, 1998, and for the years ended December 31, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from month-end balances for 1997 and derived from average daily balances for 1998. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. Loan interest and yield data does not include any accrued interest from non-accruing loans.

                                                               For the Years Ended December 31,
                                                  ----------------------------------------------------------
                                                              1998                         1997
                                                  ---------------------------  -----------------------------
                                                                      Average                      Average
                                                   Average            Yield/    Average             Yield/
                                                   Balance  Interest   Cost     Balance Interest     Cost
                                                  -------- --------- --------  -------- --------- ----------
                                                                        (Dollars in thousands)
Assets:
Interest-earning assets:
     Mortgage loans, net........................  $ 79,751   $6,473   8.12%    $ 73,765  $ 6,084   8.25%
     Consumer loans.............................     1,098       97   8.83        1,113       97   8.72
     Overnight and short-term deposits..........     4,724      230   4.87        4,239      160   3.77
     Investment securities(1)...................     5,837      362   6.20        6,104      346   5.67
                                                  --------   ------            --------  -------
           Total interest-earning assets........    91,410    7,162   7.84       85,221    6,687   7.85
Non-interest earning assets.....................     4,225                        1,733
                                                  --------                     --------
                 Total assets...................  $ 95,635                     $ 86,954
                                                  ========                     ========

Liabilities and Equity:
Interest-bearing liabilities:
    Transaction accounts........................  $ 11,204   $  388   3.46%    $ 10,220  $   271   2.65%
    Savings accounts............................    16,177      696   4.30       13,928      576   4.14
    Certificates of deposit.....................    49,078    2,837   5.78       47,060    2,698   5.73
                                                  --------   ------            --------  -------
                 Total deposits.................    76,459    3,921   5.13       71,208    3,545   4.98
    FHLB advances...............................     5,307      305   5.75        4,583      238   5.19
                                                  --------   ------            --------  -------
                 Total interest-bearing
                  liabilities...................    81,766    4,226   5.17       75,791    3,783   4.99
                                                             ------                      -------
Other liabilities...............................     4,633                        2,543
                 Total liabilities..............    86,399                       78,334
Equity capital..................................     9,236                        8,620
                                                  --------                     --------
                 Total liabilities and
                  retained earnings.............  $ 95,635                     $ 86,954
                                                  ========                     ========

Net interest income/Net interest rate
spread (2)......................................             $2,936   2.67%              $ 2,904   2.86%
                                                             ======   ====               =======   ====

Net earnings assets/Net interest margin(3)......  $  9,644            3.21%    $  9,430            3.41%
                                                  ========            ====     ========            ====

Ratio of interest-earning assets to
interest-bearing liabilities....................    111.79%                      112.44%
                                                  ========                     ========

________________

(1) Includes investment securities available-for-sale, investment securities held-to-maturity, stock in Freddie Mac, Fannie Mae, and Federal Home Loan Bank Atlanta.

(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

         The following table sets forth the weighted average rates for all interest-earning assets and interest-bearing liabilities as of December 31, 1998.

                                                                                        As of
                                                                                  December 31, 1998
                                                                                  -----------------
             Loans...............................................................        7.87
             Investment Securities...............................................        5.21
             Overnight and Short-term Deposits...................................        4.81
                                                                                        ------
                  Total interest-bearing assets..................................        7.51
                                                                                        ======

             Interest-bearing demand and savings.................................        3.96
             Certificate of Deposit..............................................        5.60
             FHLB advances.......................................................        5.60
                                                                                        ------
                  Total interest-bearing liabilities.............................        5.01
                                                                                        ======

         Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

         . changes attributable to changes in volume multiplied by prior rate;

         . changes attributable to changes in rate multiplied by prior volume; and

         .     the net change.

The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                                                   Year Ended
                                                                                December 31, 1998
                                                                                   Compared to
                                                                                    Year Ended
                                                                                   December 31,
                                                                                       1997
                                                                     -----------------------------------------
                                                                            Increase (Decrease) Due to
                                                                     -----------------------------------------
                                                                         Volume        Rate          Net
                                                                     --------------  --------  ---------------
                                                                                  (In thousands)
         Interest-earning assets:
                  Mortgage loans, net...............................        $ 486       $  (97)         $ 389
                  Consumer loans....................................            -            -              -
                  Overnight and short term deposits.................           19           51             70
                  Investment securities.............................          (15)          31             16
                                                                            -----       ------          -----
                           Total interest-earning assets............        $ 490       $  (15)         $ 475
                                                                            -----       ------          -----

                                                                                   Year Ended
                                                                                December 31, 1998
                                                                                   Compared to
                                                                                    Year Ended
                                                                                   December 31,
                                                                                       1997
                                                                     -----------------------------------------
                                                                            Increase (Decrease) Due to
                                                                     -----------------------------------------
                                                                         Volume        Rate          Net
                                                                     --------------  --------  ---------------
                                                                                  (In thousands)
         Interest-bearing liabilities:
                  Transaction accounts.............................         $    28    $   89          $   117
                  Savings accounts.................................              97        23              120
                  Certificates of deposit..........................             115        24              139
                                                                             ------     -----           ------
                           Total interest-bearing deposits.........             240       136              376
                  FHLB advances....................................              40        27               67
                                                                             ------     -----           ------
                           Total interest-bearing liabilities......         $   280    $  163          $   443
                                                                            -------    ------          -------

                      Net change in net interest income............         $   210    $ (178)         $    32
                                                                            =======    ======          =======

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

         Assets totaled $100.9 million at December 31, 1998, an increase of $9.3 million, or 10.15%, from $91.6 million at December 31, 1997. Most of this increase was concentrated in the loan portfolio, which increased $9.1 million for the year ending December 31, 1998 to $84.6 million, which increase was partially offset by a reduction in securities of $2.3 million. Cash and due from banks and federal funds sold increased during the same period by $2.5 million. Total deposits increased by $9.8 million, from $75.9 million at December 31, 1997 to $85.7 million at December 31, 1998. Federal Home Loan Bank advances decreased $1.0 million from $6.0 million at December 31, 1997 to $5.0 million at December 31, 1998.

         Loans. The increase in total loans was primarily due to increases in residential real estate loans. Total residential real estate mortgage loans increased $9.8 million, or 15.5%, and total real estate mortgage loans as a percentage of total loans increased slightly from 83.82% at December 31, 1997 to 86.44% at December 31, 1998. Real estate construction loans increased from $5.3 million, or 7.00% of the portfolio, at December 31, 1997 to $6.8 million, or 8.0% of the portfolio, at December 31, 1998. The increase in real estate mortgage and construction loans resulted from increased growth in the housing demand in our market area.

         Allowance for Loan Losses. The allowance for loan losses increased by $134,000 to $1.0 million at December 31, 1998 from $866,000 at December 31, 1997. This increase is primarily related to the net increase in total loans of $9.1 million. In addition, in the past two years, the volume of commercial and consumer loans have gradually increased by $517,000 and $3,500,000 for the years ended December 31, 1998 and 1997, respectively, consistent with management's marketing plans. Beginning in 1997, management began growing the consumer and commercial loan portfolio as a means of increasing loan activity. Traditionally, commercial and consumer loans have a greater loss experience factor than traditional one- to four family mortgage loans.

         The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. Management's determination of the adequacy of the allowance is also based on an evaluation of the entire portfolio and involves applying a loss factor to each major type of classified and non-classified loan. A loss factor, which is based on peer group information, is applied to each major category of non-classified loans. These categories consist of permanent one-to-four family loans, permanent non-residential loans, one-to-four family construction loans, land loans, commercial loans and consumer loans. These loss factors, which are representative of the net charge-off ratio over the past five years, do not take into account current trends, current economic conditions or specifically identified classified loans. Specifically identified classified loans are evaluated individually and specific reserves are based on the expected loss. The general portion of reserves is based on management's evaluation of the other factors inherent in the loan portfolio, such as current economic conditions, the increase in total loans during the period, the volume of loans by category, past-due loans and nonaccrual loans. Based on the above evaluation, combined with the significant overall increase as well as increases in commercial, consumer and construction loans, management provided an additional $48,000 in provision for the year ended December 31, 1998. As of December 31, 1998, the allowance consisted of $294,000 of total specific reserves based on loss factors, $181,000 of special reserves for identified loans and $525,000 of total general reserves.

         At December 31, 1998, the allowance for loan losses provided coverage of 101.73% of total non-performing loans, up from 80.04% at December 31, 1997. The allowance for loan losses as a percentage of total loans at December 31, 1998 increased only 0.03%, to 1.18% compared to 1.15% at December 31, 1997. As of December 31, 1998 and 1997, management believes that the allowance for loan losses is adequate to absorb losses in the loan portfolio.

         Investment Securities. The balances of securities held-to-maturity decreased from $4.4 million at December 31, 1997 to $1.0 million at December 31, 1998. The balances of securities available-for-sale increased during the same period from $2.7 million to $3.7 million. This net decrease was the result of sales of equity securities and principal payments of these securities, totaling approximately $5.2 million during the year ended December 31, 1998. The repayments were offset by purchases of securities totaling $2.7 million. The net decrease in securities of $2.2 million was primarily the result of the maturity of securities. These proceeds were used to fund loan growth, provide liquidity and reduce Federal Home Loan Bank advances.

         Deposits. Total deposits increased $9.8 million, or 12.93% from $75.9 million at December 31, 1997 to $85.7 million at December 31, 1998. Of this total increase, certificates of deposit increased $1.9 million, or 3.85%, noninterest-bearing accounts increased $1.5 million, or 67.66%, and interest-bearing demand and savings increased $6.4 million, or 25.61%. Interest-bearing demand accounts include interest-bearing transaction accounts. The significant increase in savings accounts is attributable to programs specifically implemented to attract these particular types of accounts. The new program implemented in 1997 offered special rates on savings accounts. The increase in the average balance of these savings accounts for 1998 was $2.5 million, which yielded 4.86%. Federal Home Loan Bank advances decreased from $6.0 million at December 31, 1997 to $5.0 million at December 31, 1998, which decrease was compensated for through net cash provided by operations.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         General. Net income for the year ended December 31, 1998 increased by $130,000, or 20.04% to $780,000 compared to $650,000 for the year ended December 31, 1997. Net interest income for both years ended December 31, 1998 and 1997 was $2.9 million. The constant level of net interest income for the year ended December 31, 1998 represents an increase of $475,000 in interest income coupled with an increase in interest expense of $443,000. Noninterest income increased by $352,000 in 1998. Noninterest expense increased by $187,000 to $2.4 million for the year ended December 31, 1998 compared to $2.2 million for the prior year. The return on average assets increased from 0.75% for the year ended December 31, 1997 to 0.81% for the year ended December 31, 1998. The return on average equity also increased from 7.54% for the year ended December 31, 1997 to 8.43% for the year ended December 31, 1998.

         Interest Income. Interest income for the year ended December 31, 1998 was $7.2 million, an increase of $475,000 or 7.10% from $6.7 million for the year ended December 31, 1997. The largest component of interest income is interest on mortgage loans. Interest on mortgage loans increased from $6.1 million for the year ended December 31, 1997 to $6.5 million for the year ended December 31, 1998. This increase of $389,000 or 6.39% is primarily the result of loan volume increases. The average balance of mortgage loans increased $6.0 million to $79.8 million, while the yield on mortgage loans decreased 13 basis points from 8.25% to 8.12%, partially offsetting the increase due to volume. The increase in interest on loans was complemented by an increase in interest on investment securities and short-term deposits. Interest income on securities increased $16,000 and interest income on short-term deposits increased by $69,000. The increase in interest income on securities is attributable to higher yields. The average balance of securities decreased from $6.1 million for the year ended December 31, 1997 to $5.8 million for the year ended December 31, 1998. The increase in interest income on short-term deposits is attributable to a combination of increased volume and yields. The average balance increased by $485,000 with an increase in yield of 110 basis points. Average interest-earning assets were $91.4 million for the year ended December 31, 1998, an increase of $6.2 million, or 7.28%, from $85.2 million for the year ended December 31, 1997. The average yield on interest earning assets decreased one basis point to 7.84% for the year ended December 31, 1998, from 7.85% for the year ended December 31, 1997.

         Interest Expense. Interest expense increased during the year ended December 31, 1998 to $4.2 million, from $3.8 million for the year ended December 31, 1997. Substantially all, or 93.0%, of the interest expense is attributable to interest-bearing deposits. The largest category of interest-bearing deposits is certificates of deposit. Interest on certificates of deposit for the year ended December 31, 1998 was $2.8 million, up $139,000 from $2.7 million in 1997, which was primarily the result of an increase in the average balance on certificates of deposit, from $47.0 million in 1997 to $49.0 million in 1998, combined with an increase of five basis points in the rates paid on these deposits from 5.73% in 1997 to 5.78% in 1998. Interest expense on savings accounts increased $120,000, from $576,000 for the year ended December 31, 1997 to $696,000 for the year ended December 31, 1998. Interest expense on transaction accounts increased $117,000, from $271,000 for the year ended December 31, 1997 to $388,000 for the year ended December 31, 1998. This increase is attributable to an increase in the average balance of transaction accounts, which increased $984,000 during 1998, combined with an increase of 81 basis points in the rates paid on these accounts, from 2.65% to 3.46%. Interest expense on Federal Home Loan Bank advances increased $67,000 from $238,000 for the year ended December 31, 1997 to $305,000 for the year ended December 31, 1998. This increase is primarily attributable to the increase in average advances outstanding from $4.6 million for the year ended December 31, 1997 to $5.3 million for the year ended December 31, 1998. The factors contributing to an increase in interest expense was representative of an 18 basis point increase in the cost of interest-bearing liabilities.

         Net Interest Income. Net interest income for the year ended December 31, 1998 was $2.9 million, compared to $2.9 million for the year ended December 31, 1997. The yield on average interest-earning assets increased from 7.85% to 7.84%, while the average yield on interest-bearing liabilities increased from 4.99% for the year ended December 31, 1997 to 5.17% for the year ended December 31, 1998. As a result, the interest rate spread decreased from 2.86% to 2.67% while the net interest margin decreased from 3.41% to 3.21%.

         Provision for Loan Losses. The provision for loan losses increased from $60,000 for the year ended December 31, 1997 to $108,000 for the year ended December 31, 1998. This increase is primarily the result of the 12.0% increase in total loans in 1998. As discussed earlier, the increase is also due to increases in commercial, consumer and construction loans, all of which carry a greater loss factor. See "Business of Douglas Federal - Delinquent Loans, Classified Assets and Real Estate Owned - Allowance for Loan Losses."

         Noninterest Income. Total noninterest income increased $352,000, or 85.38% to $764,000 for the year ended December 31, 1998, compared to $412,000 for the same period in 1997. Noninterest income primarily consists of servicing fees and deposit account service charges and gains on sale of securities. The single most significant change in noninterest income was an increase of $274,000 in gains on the sale of Freddie Mac and Fannie Mae stock.

         Noninterest Expense. Total noninterest expense increased $187,000 to $2.4 million for the year ended December 31, 1998, up from $2.2 million for the prior year. The decrease in salaries and employee benefits of $41,000 was more than offset by the increases in equipment and occupancy expenses of $33,000 and other expenses of $194,000. Included in the increase in other expenses were increases in data processing of $29,000, bank service charges of $43,000, and other losses of $123,000, $14,000 of which was recovered after December 31, 1998. The increases in noninterest expense represent normal increases and increases in expense related to the volume of loans and deposit accounts for the year ended December 31, 1998. Other losses of $90,000 were recognized as a result of our conversion to a new computer system.

         The decrease in compensation expense of $41,000 for the year ended December 31, 1998 is directly related to our efforts to increase efficiencies in operations.

         Income Taxes. Income tax expense increased from $386,000 for the year ended December 31, 1997 to $405,000 for the year ended December 31, 1998. The increase is primarily the result of an increase in income from operations of $149,000 for the year ended December 31, 1998 and net of an increase in deferred taxes of $48,000, which is primarily due to loan loss reserves. The effective tax rate for the years ended December 31, 1998 and 1997 was 34.0% and 37.0%, respectively.

Liquidity and Capital Resources

         Our primary sources of funds are deposits, principal and interest payments on loans, mortgage- backed and investment securities and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We have continued to maintain the required levels of liquid assets as defined by Office of Thrift Supervision regulations. These requirements, which may be varied at the direction of the Office of Thrift Supervision depending upon economic conditions and deposit flows, are based upon a percentage of deposits and short-term borrowings. Our current required liquidity ratio is 4.00%. At December 31, 1998 and December 31, 1997, our liquidity ratio was 12.03% and 10.04%, respectively. The liquidity ratio upon receipt of our portion of the proceeds at the minimum and maximum of the estimated valuation range will be well in excess of the regulatory minimum requirement. The pro forma liquidity ratio at the minimum and maximum of the estimated valuation range is 14.00% and 14.73%, respectively. This assumes that 50.0% of the proceeds we receive will be invested in securities, with the other 50.0% of the proceeds used to fund loans.

         Management's current strategy is to maintain liquidity as close as possible to the minimum regulatory requirement and to invest any excess liquidity in higher yielding interest-earning assets. We manage our liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing Federal Home Loan Bank advances in periods when our demands for liquidity exceed funding from deposit inflows.

         Our most liquid assets are cash, cash equivalents and securities available-for-sale. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 1998, cash and cash equivalents and securities available-for-sale totaled $12.0 million, or 11.87% of total assets.

         We have other sources of liquidity if a need for additional funds arises. At December 31, 1998, we had $5 million in advances outstanding from the Federal Home Loan Bank and, at December 31, 1998, had an additional overall borrowing capacity from the Federal Home Loan Bank of $8.5 million. Depending on market conditions, the pricing of deposit products and Federal Home Loan Bank advances, we may continue to rely on Federal Home Loan Bank borrowings to fund asset growth.

         At December 31, 1998, we had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $7.0 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificate accounts, including Individual Retirement Accounts and Keogh accounts which are scheduled to mature in less than one year from December 31, 1998 totaled $39.0 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with us. In addition, our management believes that we can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that we do not retain a significant portion of these deposits, we would be able to utilize Federal Home Loan Bank advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

         At December 31, 1998, we exceeded all minimum regulatory capital requirements with a tangible capital level of $7.8 million, or 7.88% of total adjusted assets, which exceeds the required level of $1.5 million, or 1.50%; core capital of $7.8 million, or 7.88% of total adjusted assets, which exceeds the required level of $3.0 million, or 3.00%; and risk-based capital of $8.5 million, or 15.08% of risk-weighted assets, which exceeds the required level of $4.5 million, or 8.00%. See "Regulatory Capital Compliance."

         Our primary investing activities are the origination of residential one- to four-family loans, non-residential real estate loans, real estate construction and development loans, and the purchase of United States Treasury and agency securities, mortgage-backed securities and other investment securities. During the years ended December 31, 1998 and 1997, our loan originations totaled $60.3 million and $46.4 million, respectively. Purchases of U.S. Treasury and agency securities, mortgage-backed securities and other investment securities totaled $2.7 million and $2.6 million for the years ended December 31, 1998 and 1997, respectively. These activities were funded primarily by principal repayments on loans, investment securities, and deposit growth.

         We experienced a net increase in total deposits from the prior year of $9.8 million and $6.4 million for the years ended December 31, 1998 and 1997, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, interest rates offered by us and other factors.

Impact of Inflation and Changing Prices

         The financial statements and notes presented in this prospectus have been prepared in accordance with generally accepted accounting principals which provide for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of our goods and services.

Accounting Matters

         For a discussion of Statement of Financial Standards No. 130, "Reporting Comprehensive Income and Statement of Financial Standards," and Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", see pages F-12 and F-13 of our financial statements. Statement of Financial Standards No. 134 "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," and No. 135 "Recission of FASB Statement No. 75" are not applicable to us.

Year 2000 Issues

         Introduction. Similar to other financial institutions, our operations are particularly sensitive to potential problems arising from the inability of many existing computer hardware and software systems and association applications to process accurately information relating to any two-digit "date field" entries referring to the year 2000 and beyond. Many existing systems are constructed to read such entries as referring to dates beginning with "19," rather than "20." This set of issues is generally referred to as the "Year 2000" problem. The Federal Financial Institutions Examination Council, through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations.

         State of Readiness. We have implemented a detailed Year 2000 plan, as required by our regulators, to evaluate Year 2000 compliance of our computer systems and the equipment which supports our operations. Also included in this Year 2000 plan is a detailed review of the readiness of our service providers, vendors, major fund providers, major borrowers, and companies with which we have material investments. These reviews and updates have revealed that these entities have developed their own Year 2000 compliance plans and are meeting the deadlines established by their plans. We have received assurances from these entities that the Year 2000 issue will not have a material adverse impact on their relationship with us. While these assurances do not rise to the level of a certification or warranty, management is comfortable with the assurances it has received. As of December 31, 1998, we had met all current target objectives of the Year 2000 plan, and management believes that we will continue to meet all future target objectives in accordance with the terms of the plan.

         Like many financial institutions, we rely upon computers for the daily conduct of our business and for data processing generally. As part of our regular upgrading of computer systems, we purchased and installed new computers, servers, and software. We also upgraded all of our ATMs. The vendor of our core account processing system is executing its Year 2000 readiness plan in cooperation with us and has certified that the system is Year 2000 compliant.

         In addition to our core account processing system, we rely on financial accounting and mortgage loan origination systems that are computer-based, and thus vulnerable to the Year 2000 issues. We have also installed new financial accounting, mortgage loan origination, and mortgage loan servicing systems which are Year 2000 compliant as part of our computer upgrade.

         As a result of our core account processing system and the new financial accounting, mortgage loan origination, and mortgage loan servicing systems, management believes that we have resolved the Year 2000 issues with respect to the most critical computer systems and applications. Management has completed the testing phase with respect to our computer systems and other equipment that is Year 2000 sensitive, which includes equipment containing embedded microprocessors or other technology related to the recognition of dates. The results of testing performed through March 31, 1999 have not identified any non-compliance systems or equipment.

         Because of our substantial progress made towards our Year 2000 conversion, we do not anticipate that any additional significant changes will be required or that the Year 2000 issue will pose significant operational problems for us. However, if the necessary changes are not made or completed in a timely fashion or unanticipated problems arise, the Year 2000 issue may take longer for us to address and may have a material impact on our financial condition and results of operations.

         We receive periodic updates from our third party service providers on the status of their progress in remediation and testing. These providers are also subject to Year 2000 compliance examinations by the federal bank regulatory agencies. While these updates do not rise to the level of certification or warranties, they do indicate what management believes to be satisfactory progress toward a timely resolution of the Year 2000 issue by these providers.

         In addition to our interaction with major service providers, we have contacted in writing every vendor, major fund providers, major borrowers, and companies with which we have material investments, to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which our systems may be affected by the failure of others to remediate their own Year 2000 issues. To date, we have received written responses from surveys distributed from over 50% of such parties. While these written responses do not rise to the level of a certification or warranty, they generally indicate that these parties have developed adequate plans to address the Year 2000 issue or that their failure to resolve Year 2000 issues will have a minimal impact on our systems or operations. We intend to re-contact those parties from whom we have not received a response, either in writing or through personal contact with our management. We have not independently confirmed any information received from other parties with respect to Year 2000 issues. These other parties may not complete their Year 2000 conversion in a timely fashion or they may suffer a Year 2000 business disruption that may adversely affect our financial condition and results of operations.

         We do not generally utilize Year 2000 compliance as a criteria in the loan underwriting process. This is primarily the result of approximately 96% of our loan portfolio being composed of either one- to four-family residential mortgage loans, construction and development loans or consumer loans. Generally, borrowers of such loans do not present as significant a risk to repayment as a result of Year 2000 issues. Commercial real estate loans represent only 3.7% of total loans and all are secured by real estate. In addition, no commercial real estate borrower was identified as mission critical during the Year 2000 assessment process.

         Costs to Address the Year 2000 Issue. The new computer systems were installed as a result of management's desire to keep us competitive by ensuring that our systems take advantage of recent advances in technology. Our costs to achieve Year 2000 compliance are currently budgeted to be $50,000, and these costs are not expected to have a material financial impact on us. At December 31, 1998, we expensed $23,336 to Year 2000 compliance costs. We have and intend to continue to fund such costs from our operations. However, as we progress with our Year 2000 conversion and implement the necessary changes to our systems, certain additional costs may be identified. Additional costs could have a material adverse effect on our financial condition and results of operations.

         Risks of Year 2000 Issues. To date, we have not identified any system which presents a material risk of not being Year 2000 compliant in a timely fashion or for which a suitable alternative cannot be implemented. However, as we progress with our Year 2000 conversion, we may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to us could be adversely affected. Our failure to identify systems which require Year 2000 conversion that are critical to our operations or our failure or that of others with which we do business to become Year 2000 compliant in a timely manner could have a material adverse impact on our financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, we cannot predict with any certainty that our operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within our systems.

         We have identified seven mission-critical vendors, of which six are Year 2000 compliant. The remaining vendor is in the process of testing for Year 2000 compliance.

         Contingency Plans. We have two types of contingency plans: Remediation and Business Interruption. Remediation Plans are designed to mitigate the risks associated with the failure to complete renovation, validation, and implementation of mission-critical systems successfully. Business Interruption Plans are plans of action to ensure our ability to continue functioning as a business entity in the event of unanticipated systems failures at critical dates before, on, or after the Year 2000.

         Remediation Plans: Our Year 2000 conversion is expected to be completed before any potential disruption to our business. Moreover, we have developed Year 2000 remediation contingency plans for mission-critical systems. These plans would be invoked in the event of anticipated failures of particular Year 2000 projects or sub-projects. Such plans involve the designation of alternate vendors to back up systems and would essentially constitute replacement of the current Year 2000 remediation path with an alternate one. Remediation plans will be built in succeeding stages of detail and this process may, if management deems appropriate, be halted at any point where the success of the base project is clearly predictable. We completed testing of our systems in 1998.

         Business Interruption Plans: Those plans would be invoked if unanticipated Year 2000 problems occur in production, similar to scenarios in disaster recovery plans. We have targeted the essential functions that may be adversely affected, and have developed specific responses, ranging from the printing out of records from the core banking system before January 1, 2000, to ensure that a hard copy of the data is available in the event of a failure, to preparations for failures of voice and data communications through the use of manual posting and courier services, as well as ensuring that branches can process off-line for a period of time. Teams will be established for mobilization in case of emergencies that threaten our viability, and require that certain resources be available immediately for utilization. We will continue to fine-tune these plans, train staff to carry them out, and test them. Staff will be trained to follow the plans, in conjunction with our Year 2000 team, as they are trained to follow disaster recovery plans in the event of a disaster.

         We believe the failure to resolve Year 2000 issues adequately presents the following risks, which we believe reflect the most likely worst case scenario:

         . the possibility of the lack of power or communication services for periods in excess of one day;

         . loss of customers to other financial institutions if our service provider is unable to process consumer transactions, resulting in a loss of revenue;

         . concern on the part of depositors that Year 2000 issues could impair access to their deposit account balances, resulting in significant outflow of deposits on or before December 31, 1999; and

         . governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide us with funds, which could materially impair our liquidity and affect our ability to fund loans and deposit withdrawals.

         The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion, the date which we have set to complete such conversion, and the possible risks associated with the Year 2000 issue are based on our current estimates and are subject to various uncertainties that could cause the actual results to differ materially from our expectations. Such uncertainties include, among others, our success in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.

                          BUSINESS OF DOUGLAS FEDERAL


General

         We were originally organized in 1960 as a federally-chartered savings bank. Our deposit accounts are insured to the maximum allowable amount by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. In addition to our principal office, which is located in Douglasville, Georgia, we serve our customers from a full-service banking facility located in Lithia Springs, Douglas County, Georgia.

         We are a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in our primary market area. Our primary market area for lending consists of Douglas and Paulding Counties, Georgia. We invest those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, construction loans, commercial real estate loans, automobile loans and, to a much lesser extent, commercial loans and passbook savings loans. We also invest in government issued and sponsored mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, and other investments permitted by applicable laws and regulations.

         We have a wholly-owned service subsidiary, Pinehurst Properties, LLC, that holds our real estate owned and owns real property for residential development purposes. At December 31, 1998, Pinehurst Corporation, the predecessor of Pinehurst Properties, LLC had total assets of $1.9 million which consist of subdivided residential real property located in Douglas County, Georgia. See "-- Subsidiary."

         At December 31, 1998, we had total assets of approximately $100.9 million, total deposits of approximately $85.7 million, retained earnings of approximately $9.7 million and had a tangible capital ratio of 7.88%, a core capital ratio of 7.88% and a total risk-based capital ratio of 15.08%. See "Regulation and Supervision -- Federal Savings Institution Regulation -- Capital Requirements."

         At December 31, 1998, our gross loan portfolio totaled $84.6 million, or 83.8% of the total assets, of which $73.1 million were one- to four-family residential mortgage loans, $3.1 million were commercial real estate loans, $416,000 were land and land development loans, $6.0 million were construction and development loans, and $1.9 million were consumer loans, consisting primarily of automobile loans. We originate one- to four-family mortgage loans generally secured by properties located in our primary market area.

         Our investment activities primarily consist of investments in mortgage-backed securities and U.S. Government obligations. At December 31, 1998, our securities portfolio totaled $4.7 million, or 4.7% of total assets, of which $3.7 million was categorized as available-for-sale. At December 31, 1998, our mortgage-backed securities portfolio totaled $1.0 million, or 1.0% of total assets, of which all were classified as held-to-maturity and consisted entirely of mortgage-backed securities, guaranteed or issued by governmental-sponsored and federal agencies such as the Fannie Mae, Freddie Mac and Ginnie Mae. Our investment securities generally consist of U.S. Government or federal agency obligations. See "Investment Activities."

         At December 31, 1998, our deposit accounts totaled $85.7 million or 93.9% of total liabilities, of which $35.2 million, or 41.1% were comprised of passbook savings accounts, retail checking/NOW accounts, money market accounts and commercial checking accounts. In additional to core deposits, we had $50.5 million of certificate accounts, or 58.9% of total deposits, of which $12.8 million were certificates of deposit with balances of $100,000 or more.

Market Area and Competition

         We are headquartered in Douglasville, Georgia and have been, and intend to continue to be, a community-oriented financial institution. Our primary market area is comprised of the Counties of Douglas and Paulding, Georgia, which are serviced through our main office and our other full service banking office. Our main office is located in downtown Douglasville, and our branch office is located approximately 10 miles from our main office. Based on the most recent information available, we had approximately 13.41% of the total bank and thrift deposits in Douglas County.

         Our primary market area consists principally of suburban and rural communities with service, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest type of employment in our primary market area, with jobs in wholesale/retail trade accounting for the second largest employment sector. Douglasville is located approximately 25 miles from Atlanta, Georgia and is accessible from Interstate 20, a major Interstate running east to west through Georgia. The easy accessibility to Douglas County and its close proximity to Atlanta, Georgia has resulted in Douglas County being among one of the fastest growing areas in the country in recent years. Management believes that our market area continues to show economic growth with stable to moderately increasing real estate values. Management hopes to capitalize on this high growth to expand our market share.

         We face significant competition both in generating loans and in attracting deposits. Our primary market area is highly competitive and we face direct competition from a significant number of financial institutions, many with a statewide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than we have. Our competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies, and insurance companies. In addition, we have recently faced significant competition for first mortgage loans on new home construction from builders who have been offering financing for purchasers of new homes in the builders' development projects. Our most direct competition for deposits has historically come from savings, commercial banks, and credit unions. In addition, we face significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds, and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. We have also experienced significant competition from credit unions, which have a competitive advantage because they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure on us with respect to our loan and deposit pricing.

Lending Activities

         Loan Portfolio Composition. Our loan portfolio consists primarily of first mortgage loans secured by one- to four-family residences.

         The types of loans that we may originate are subject to federal laws and regulations. Interest rates we charge on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board and legislative tax policies.

         The following table sets forth the composition of our loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                               At December 31,
                                                          -------------------------------------------------------
                                                                     1998                          1997
                                                          --------------------------    -------------------------
                                                                          Percent                       Percent
                                                             Amount       of Total         Amount       of Total
                                                          ------------   ----------     ------------   ----------
Real estate mortgage loans:                               (Dollars in thousands)
    One-to four-family.................................   $     73,115      86.44%      $     63,304      83.82%
    Commercial real estate.............................          3,109       3.68              2,501       3.31
    Land and land development..........................            416       0.49              2,369       3.14
    Construction and development.......................          6,014       7.11              5,323       7.05
                                                           -----------     ------        -----------     ------

     Total real estate mortgage loans..................         82,654      97.72             73,497      97.32
                                                                 1,932       2.28              2,023       2.68
                                                           -----------     ------        -----------     ------
Consumer Total loans...................................   $     84,586     100.00%      $     75,520     100.00%
                                                           ===========     ======        ===========     ======

Less:
         Unearned discounts and deferred loan fees.....            209                           224
         Allowance for loan losses.....................          1,000                           866
                                                           -----------                   -----------
         Loan receivable, net..........................   $     83,377                  $     74,430
                                                           ===========                   ===========

         Loan Maturity. The following table shows the remaining contractual maturity of our loans at December 31, 1998. The table does not include the effect of future principal prepayments.

                                                                   December 31, 1998
                                   -----------------------------------------------------------------------------
                                   One- to                    Construction     Land and
                                    Four-     Commercial          and            Land                     Total
                                    Family    Real Estate     Development     Development   Consumer      Loans
                                    ------    -----------     ------------    -----------   --------      -----
                                   (In thousands)
Amounts due:
    One year or less...........    $ 13,333   $     1,744     $     5,986     $       284   $    475    $ 21,822
    After one year:
    More than one year to
     two years.................       1,095           544               8               -        189       1,836
    More than two years to
     five years................       2,692           449              20             132      1,233       4,526
    More than five years.......      55,995           372               -               -         35      56,402
                                   --------   -----------     -----------     -----------   --------    --------
       Total amount due........    $ 73,115   $     3,109     $     6,014     $       416   $  1,932      84,586
                                   ========   ===========     ===========     ===========   ========    ========
Less:
    Unearned discounts
     and deferred loan fees....                                                                              209
    Allowance for loan losses..                                                                            1,000
                                                                                                        --------
Loans, net.....................                                                                         $ 83,377
                                                                                                        ========

         The following tables set forth at December 31, 1998, the dollar amount of loans contractually due after December 31, 1999 and whether such loans have fixed interest rates or adjustable interest rates.

                                                                 Due after December 31, 1999
                                                 ---------------------------------------------------------
                                                        Fixed            Adjustable            Total
                                                 ------------------   ----------------   -----------------
                                                   (In thousands)
Real estate loans:
  One- to four-family                            $        48,942      $       10,840     $        59,782
  Commercial                                               1,365                   -               1,365
  Construction and development                                28                   -                  28
  Land and land development                                  132                   -                 132
                                                 ---------------      --------------     ---------------
       Total real estate loans                            50,467              10,840              61,307
  Consumer loans                                           1,457                   -               1,457
                                                 ---------------      --------------     ---------------
       Total Loans                               $        51,924      $       10,840     $        62,764
                                                 ===============      ==============     ===============

         Origination, Sale and Servicing of Loans. Our mortgage lending activities are conducted primarily by our loan personnel operating at our two offices. In-market loan originations are generated by our marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic organizations, as well as by our present customers, walk-in customers and referrals from real estate agents, brokers and builders. We underwrite loans we originate pursuant to our policies and procedures and generally underwrite in accordance with Fannie Mae, Freddie Mac, Federal Housing Administration, and Department of Veterans Affairs underwriting standards. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. In recent years, we have originated primarily fixed-rate loans as a result of low customer demand for adjustable-rate loans given the prevailing low interest rate environment.

         Generally, we hold loans we originate for investment, although we frequently sell fixed-rate loans we originate through the secondary market.

         During the years ended December 31, 1998 and December 31, 1997, we originated $37.5 million and $24.8 million of one- to four-family mortgage loans, respectively. On January 1, 1996, we implemented SFAS No. 122 pursuant to which we may recognize the value of servicing rights as an asset. In the year ended December 31, 1998, the fair value of servicing rights under SFAS No. 122 and SFAS No. 125 were not material and were not recognized in the financial statements for those periods.

     The following table sets forth loan originations, purchases, sales, and principal repayments for the periods indicated:

                                                                                         For the Year Ended at
                                                                                    --------------------------------
                                                                                               December 31,
                                                                                    --------------------------------
                                                                                        1998                 1997
                                                                                    -------------        -----------
                                                                                    (In thousands)
Mortgage loans (gross):
Beginning balance.................................................................  $      73,497        $    74,297
                                                                                    -------------        -----------
  Mortgage loans originated:
    One- to four-family...........................................................         37,512             24,806
    Commercial real estate........................................................          1,837              3,886
    Construction and development..................................................         20,115             17,178
                                                                                    -------------        -----------
        Total mortgage loans originated...........................................         59,464             45,870
  Loan Purchases..................................................................              -                  -
    Transfer of mortgage loans to foreclosed real estate..........................           (188)              (311)
    Sales.........................................................................        (11,887)           (12,295)
    Principal repayments..........................................................        (38,232)           (34,064)
                                                                                    -------------        -----------
    Ending Balance................................................................  $      82,654        $    73,497
                                                                                    =============        ===========
  Consumer loans (gross):
   Beginning balance..............................................................  $       2,023         $    2,262
    Consumer loans originated.....................................................            793                514
    Principal repayments..........................................................           (884)              (753)
                                                                                    -------------        -----------
    Ending balance................................................................  $       1,932        $     2,023
                                                                                    =============        ===========

         One- to Four-Family Lending. We currently offer both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by one- to four-family residences. Substantially all of the residences securing these loans are located in our primary market area. One- to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, and through referrals from members of our local communities. At December 31, 1998, our one- to four-family mortgage loans totaled $73.1 million, or 86.44% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 79.73% were fixed-rate mortgage loans and 20.27% were ARM loans.

         We currently offer fixed-rate mortgage loans with terms from ten to generally 30 years. We generally sell approximately our fixed-rate loans with maturities in excess of 15 years. We do not purchase one- to four-family mortgage loans.

         We currently offer one-year residential ARM loans with an interest rate that adjusts annually based on the change in the relevant United States Treasury index and ARM loans with an interest rate that adjusts every six months based on the 11th District cost of funds. We also offer loans that bear fixed rates of interest for specified periods of time and, thereafter, adjust on an annual basis. These loans provide for up to a 2.0% periodic cap and a lifetime cap of 6.0% over the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as our cost of funds. Borrowers of one-year residential ARM loans are generally qualified at a rate of 2.0% above the initial interest rate. We also offer ARM loans that are convertible into fixed-rate loans with interest rates based upon the then current market rates. ARM loans generally pose greater credit risks than fixed-rate loans, primarily because as interest rates rise, the required periodic payment by the borrower rises, increasing the potential for default. However, as of December 31, 1998, we had not experienced higher default rates on these loans relative to our other loans.

         Generally, one- to four-family mortgage loans are underwritten according to secondary market policies and guidelines. Generally, we originate one- to four-family residential mortgage loans in amounts up to 80.0% of the lower of the appraised value or the selling price of the property securing the loan and up to 97.0% of the appraised value or selling price if private mortgage insurance is obtained. Mortgage loans we originate generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without our consent. We require fire, casualty, title and, in certain cases, flood insurance on all properties securing our real estate loans.

         Included in our one- to four-family loan portfolio are home equity loans. We originate home equity loans that are secured by a lien on the borrower's residence and generally do not exceed $250,000. We use the same underwriting standards for home equity loans as we use for one- to four-family residential mortgage loans. Home equity loans are generally originated in amounts which, together with all prior liens on such residence, do not exceed 90.0% of the appraised value of the property securing the loan. The interest rates for home equity loans either float at a stated margin over the prime rate or have fixed interest rates. As of December 31, 1998, we had $3.5 million, or 4.19% of our total loan portfolio outstanding, in home equity loans.

         Commercial Real Estate Lending. We originate commercial real estate loans that are generally secured by properties used for business purposes such as office buildings, schools, nursing homes, retail stores and churches located in our primary market area. We lend to local churches to fund construction of or renovations to church facilities. Such loans are adjustable rate mortgages and fixed-rate loans with a maximum loan to value ratio of 80.0%. We currently have five church loans totaling $1.6 million in the aggregate. All such loans are performing in accordance with their terms. Our commercial real estate underwriting policies provide that commercial real estate loans may be made in amounts up to 80.0% of the appraised value of the property, subject to our current internal loan-to-one-borrower limit, which at December 31, 1998 was $1.5 million.

         Commercial real estate loans generally have adjustable rates and terms to maturity that do not exceed 15 years. Our current lending guidelines generally require that the loan to value ratio on property securing commercial real estate loans and multi-family loans not exceed 80.0%. Adjustable-rate commercial real estate loans provide for interest at a margin over a designated index, often a designated prime rate, with periodic adjustments, generally at frequencies of up to five years. In underwriting commercial real estate loans, we analyze the financial condition of the borrower, the borrower's credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. We generally require personal guarantees of the borrowers in addition to the security property as collateral for such loans. Appraisals on properties securing commercial loans we originate are performed by independent appraisers approved by our Board of Directors. At December 31, 1998, our largest commercial real estate loan was a $728,000 loan secured by a local church and was performing in accordance with its terms. There were no multi-family loans outstanding at December 31, 1998.

         Commercial real estate loans generally present a higher level of credit risk than loans secured by one- to four-family residences. This greater credit risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multi-family properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired and the value of the property may be reduced. We seek to minimize these risks through our underwriting standards.

         Construction and Development and Land and Land Development Lending. We originate construction loans for the development of residential and commercial property, including speculative loans. Construction loans are offered primarily to experienced local developers and builders operating in our market area. The majority of our construction loans are originated to finance the construction by developers and builders of one- to four-family residential real estate and, to a lesser extent, multi-family and commercial real estate properties located in our primary market area. Construction loans are generally offered with terms of up to 12 months and may be made in amounts of up to 75.0% of the appraised value of the property on multi-family and commercial real estate construction and 80.0% on one- to four-family residential construction. Land loans are made in amounts up to 60.0% of the appraised value of the land securing the loan.

         Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our inspecting officers warrant. At December 31, 1998, our largest loan balance with a single construction and development loan borrower was $1.3 million. At December 31, 1998, we had loans of $953,672 to builders in connection with the real estate development activities of our subsidiary, Pinehurst Properties, LLC.

         Speculative construction loans are made to home builders and are termed "speculative" because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with us or another lender for the finished home. The home buyer may be identified either during or after the construction period, with the risk that the builder will have to debt service the speculative construction loan and finance real estate taxes and other carrying costs of the completed home for a significant time after the completion of construction until the home buyer is identified. We lend to approximately 20 local builders, many of whom may have only two speculative loans outstanding from us. We consider approximately 10 builders as core borrowers with several speculative loans outstanding at any one time. Rather than originating lines of credit to home builders to construct several homes at once, we originate and underwrite a separate loan for each home. Speculative construction loans are originated for a term of 12 months, with interest rates ranging from 9.0% to 10.5% above the prime lending rate, and with a loan-to-value ratio of no more than 80.0% of the appraised estimated value of the completed property. At December 31, 1998, we had 18 borrowers with aggregate outstanding speculative loan balances of $2.7 million, all of which were performing according to their respective terms and the largest of which amounted to $400,000.

         Construction financing is generally considered to involve a higher degree of credit risk than long-term financing or improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost of construction and other assumptions, including the estimated time to sell residential properties. If the estimated value proves to be inaccurate, we may be confronted with a property, when completed, having a value which is insufficient to assure full repayment. We seek to minimize this risk through our underwriting standards.

         Consumer Lending. Consumer loans at December 31, 1998 amounted to $1.9 million, or 2.28% of our total loans and consisted primarily of new and used automobile loans and loans secured by savings accounts. Such loans are generally originated in our primary market area and generally are secured by deposit accounts, personal property and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans. Historically, we have not advertised our consumer loans and have made these loans only to existing customers.

         Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater credit risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. At December 31, 1998, we did not have any loans 90 days or more delinquent.

         Loan Approval Procedures and Authority. Our Board of Directors establishes our lending policies. Such policies provide that our President, Senior Vice President and other Vice Presidents may approve installment loans up to $25,000 and personal loans up to $5,000. Our Executive Committee may approve loans in excess of these limits. Our Executive Committee approves all new loans over $300,000 and all maturing loans with aggregate balances over $500,000. We have loan review personnel who submit a written report to the Executive Committee and the full Board of Directors each quarter, evaluating the quality and trend of the loan portfolio. Our loan review personnel are independent of loan officers and lending responsibilities.

Delinquent Loans, Classified Assets and Real Estate Owned

         Delinquencies and Classified Assets. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 60 days or more and all REO. The procedures we take with respect to delinquencies vary depending on the nature of the loan and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We generally send the borrower a written notice of non-payment after the loan is first past due. Our guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time before foreclosure, we usually attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for us to take legal action, which typically occurs after a loan is 60 days or more delinquent, we will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by us, becomes real estate owned and is sold by us as soon as possible.

         Federal regulations and our Asset Classification Policy require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated the Office of Thrift Supervision internal asset classifications as a part of our credit monitoring system. We currently classify problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

         When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

         A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances. The Office of Thrift Supervision, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

         Our Investment Committee reviews and classifies our assets on a regular basis and the Board of Directors reviews the results of the reports on a quarterly basis. We classify assets in accordance with the management guidelines described above. At December 31, 1998, we had $1.2 million, or 1.19% of total assets, designated as Substandard. At such date, no assets were classified as Doubtful or Loss in accordance with Office of Thrift Supervision regulations. As of December 31, 1998, we did not have any classified loans designated as Special Mention.

         Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and real estate owned. At December 31, 1998, we had $228,000 of real estate owned. It is our policy to cease accruing interest on loans 90 days or more past due and to charge-off all accrued interest. We do, however, continue accruing interest on loans 90 days or more past due that are in the process of being renewed or extended. We believe that all loans on nonaccrual status are well secured and have provided, when necessary, for allocated reserves to bring specific loans to their net realizable value. Each nonaccruing loan at December 31, 1998 is in process of collection. For the years ended December 31, 1998 and 1997, no interest income was recorded on nonaccrual loans. For the years ended December 31, 1998 and 1997, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $63,000 and $87,000, respectively. In 1993, we adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by SFAS No. 118. There were loans totaling $983,000 that met the definition of impaired loans, per SFAS 114 at December 31, 1998. This compares to $1.1 million for December 31, 1997.

          -----------------------------------------------------------------------------
                                                                                                  At December 31,
          -------------------------------------------------------------------------------------------------------
                                                                                           1998              1997
          -------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands)
          -------------------------------------------------------------------------------------------------------
          Non-accrual loans(1):
          -------------------------------------------------------------------------------------------------------
                   Mortgage loans:
          -------------------------------------------------------------------------------------------------------
                            One- to four-family........................................  $  532            $  612
          -------------------------------------------------------------------------------------------------------
                            Commercial real estate.....................................     444               470
          -------------------------------------------------------------------------------------------------------
                            Construction and development...............................       -                 -
          -------------------------------------------------------------------------------------------------------
                            Land and development.......................................       7                 -
          -------------------------------------------------------------------------------------------------------
                   Consumer and other loans............................................       -                 -
                                                                                         ------            ------
          -------------------------------------------------------------------------------------------------------
                            Total non-accrual loans....................................     983             1,082
          -------------------------------------------------------------------------------------------------------
                   Loans 90 days or more past due and accruing:
          -------------------------------------------------------------------------------------------------------
                   Construction and development........................................       -                 -
          -------------------------------------------------------------------------------------------------------
                   Land and land development...........................................       -                 -
                                                                                         ------            ------
          -------------------------------------------------------------------------------------------------------
                            Total accruing loans 90 days or more past due..............       -                 -
          -------------------------------------------------------------------------------------------------------
          Total non-performing loans...................................................     983             1,082
          -------------------------------------------------------------------------------------------------------
          Total foreclosed real estate.................................................     228               353
                                                                                         ------            ------
          -------------------------------------------------------------------------------------------------------
          Total non-performing assets..................................................  $1,211            $1,435
                                                                                         ======            ======
          -------------------------------------------------------------------------------------------------------
          Restructured loans...........................................................       -                 -
          -------------------------------------------------------------------------------------------------------
          Non-performing loans to total loans..........................................    1.16%             1.44%
                                                                                         ======            ======
          -------------------------------------------------------------------------------------------------------
          Non-performing assets to total assets........................................    1.20%             1.57%
                                                                                         ======            ======
          -------------------------------------------------------------------------------------------------------

          ---------
          (1) Loans are presented before allowance for loan losses.

          There were no restructured loans at December 31, 1998. Restructured loans would include loans that were modified while delinquent. Although the amount due under these loans would normally not be modified from the terms of the loans when originated, certain adjustments may be made to these loans to help the borrower make payments while the loans are delinquent and to enable us to avoid foreclosure proceedings.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in our loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to make additional provisions for estimated loan losses based upon judgments different from those of management. As of December 31, 1998, our allowance for loan losses was 1.18% of total loans as compared to 1.15% as of December 31, 1997. We had non-performing loans of $983,000 at December 31, 1998. We will continue to monitor and modify our allowances for loan losses as conditions dictate. While management believes our allowance for loan losses is sufficient to cover losses inherent in our loan portfolio at this time, no assurances can be given that our level of allowance for loan losses will be sufficient to cover loan losses incurred by us or that future adjustments to the allowance for loan losses

                                                     At or For the Year Ended December 31,
                                                               1998         1997
                                                               ----         ----
                                                             (Dollars in thousands)
Balance at beginning of period.............................. $   866       $  784
Provision for loan losses...................................     108           60
Charge-offs:
  Mortgage loans:
  One- to four-family.......................................       -            -
  Commercial real estate....................................       -            -
  Construction and development..............................       -            -
  Consumer loans............................................      (1)           -
                                                             -------       ------
      Total charge-offs.....................................      (1)           -
Recoveries(1)...............................................      27           22
                                                             -------       ------
Balance at end of period.................................... $ 1,000       $  866
                                                             =======       ======
Ratio of net recoveries during the period to average
  net loans outstanding during the period...................     .03%         .03%
                                                             =======       ======
Ratio of allowance for loan losses to total loans
  receivable at the end of the period.......................    1.18%        1.15%
                                                             =======       ======
Ratio of allowance for loan losses to non-performing
  loans at the end of the period............................  101.73%       80.00%
                                                             =======       ======

____________
(1)  Consists of lease recoveries in a bankruptcy.

     The following table sets forth our percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                             December 31,
                                 ---------------------------------------------------------------------
                                               1998                               1997
                                 ----------------------------------   --------------------------------
                                                          Percent                             Percent
                                                          of Loans                            of Loans
                                            Percent of    in Each               Percent of    in Each
                                            Allowance     Category              Allowance     Category
                                            to Total      to Total              to Total      to Total
                                 Amount     Allowance       Loans     Amount    Allowance       Loans
                                 ------     ----------    --------    ------    ----------    --------
                                                        (Dollars in thousands)
One- to four-family(1).......... $  593        59.30%      86.44%      $496        57.27%       83.82%
Commercial real estate..........    193        19.30        3.68        163        18.82         3.31
Construction and development....    130        13.00        7.11        116        13.40         7.05
Land and land development.......     14         1.40         .49         48         5.54         3.14
Consumer loans..................     70         7.00        2.28         43         4.97         2.68
                                 ------       ------      ------       ----       ------       ------
Total allowance................. $1,000       100.00%     100.00%      $866       100.00%      100.00%
                                 ======       ======      ======       ====       ======       ======

________________
(1) Includes home equity lines of credit.

     Real Estate Owned. At December 31, 1998, we had $228,000 of real estate owned. At December 31, 1998, real estate owned consisted of two one- to four-family properties. When we acquire property through foreclosure or by deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, we provide for a specific valuation allowance and charge operations for the diminution in value. It is our policy to have obtained an appraisal on all real estate subject to foreclosure proceedings before the time of foreclosure. It is our policy to require appraisals on foreclosed properties and conduct inspections on foreclosed properties.

Investment Activities

     We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations with terms of five years or less, U.S. Agency obligations, including mortgage-backed securities with terms of five years or less rated by a highly regarded rating service, such as Standard & Poors, as AA or better with certain certificates of deposit of insured banks and savings institutions, corporate obligations up to a maximum of 1.0% of our total assets that have terms of five years or less and are rated by a highly regarded rating service, such as Standard & Poors, as AA or better. We are also authorized to invest in mutual funds whose assets conform to the investments that we are otherwise authorized to make directly. In addition, at December 31, 1998, we owned approximately $1.2 million of equity securities. At December 31, 1998, the equity securities consisted of Freddie Mac and Fannie Mae stock.

     Generally, our investment policy is to invest funds among various categories of investments and maturities based upon our need for liquidity, to achieve the proper balance between our desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill our asset/liability management policies. To date, our investment strategy has been directed toward high- quality assets with short and intermediate terms to maturity. These high-quality assets consist primarily of U.S. Treasury obligations, Federal agency obligations and high-grade corporate debt securities. At December 31, 1998, the weighted average term to maturity for investment securities available-for-sale and mortgage-backed and related securities held-to-maturity was 4.2 years and 21.0 years, respectively. See "Notes to Financial Statements" for information regarding the maturities of our securities.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the Federal Home Loan Bank of Atlanta, we are required to hold Federal Home Loan Bank of Atlanta stock which is carried at cost since there is no readily available market value. Historically, we have not held any securities considered to be trading securities.

     The following table sets forth certain information regarding the amortized cost and fair value of our securities at the dates indicated.


                                                             At December 31,
                                                  -------------------------------------
                                                         1998                1997
                                                  ------------------  -----------------
                                                  Amortized    Fair   Amortized    Fair
                                                    Cost      Value      Cost     Value
                                                  ---------   ------  ---------   -----
                                                             (In thousands)
Investment securities, available-for-sale:(1)
  U.S. Treasury and agency obligations............  $2,492    $2,504    $1,487    $1,500
  Equity Securities...............................   1,167     1,203     1,093     1,166
                                                    ------    ------    ------    ------
Total investment securities.......................  $3,659    $3,707    $2,580    $2,666
                                                    ======    ======    ======    ======

     The following table sets forth certain information regarding the amortized cost and fair values of our mortgage-backed and mortgage-related securities, all of which were classified as held-to-maturity at the dates indicated.


                                                                         At December 31,
                                                         ---------------------------------------------
                                                                  1998                     1997
                                                         ---------------------    --------------------
                                                         Amortized       Fair      Amortized     Fair
                                                            Cost        Value        Cost        Value
                                                         ----------   --------     ---------   -------
                                                                         (In thousands)
Investment securities, available-for-sale:(1)
  U.S. Treasury and agency obligations.................... $    -       $    -      $3,000      $2,987
  Mortgage-backed securities held-to-maturity:
  Fixed rate:
    FHLMC pass-through securities.........................  1,042        1,071       1,374       1,418
                                                           ------       ------      ------      ------
Total mortgage-backed securities.......................... $1,042       $1,071      $4,374      $4,405
                                                           ======       ======      ======      ======

     The following table sets forth our mortgage-backed securities activities for the periods indicated.


                                                               For the Year Ended
                                                                  December 31,
                                                               ------------------
                                                                1998        1997
                                                               ------      ------
                                                                (In thousands)
Mortgage-backed securities:
  At beginning of period....................................   $1,374      $1,497
    Mortgage-back securities purchased......................        -           -
    Mortgage-backed securities sold.........................        -           -
    Amortization and repayments.............................     (332)       (123)
                                                               ------      ------
Balance of mortgage-backed securities at end of period......   $1,042      $1,374
                                                               ======      ======

     The table below sets forth certain information regarding the carrying amount, weighted average yields and contractual maturities of our investment
securities, and mortgage-related securities as of   December 31, 1998.

                                                                                 December 31, 1998
                                                        -----------------------------------------------------------------
                                                          One Year or Less       One to Five Years     Five to Ten Years
                                                        --------------------     -------------------   ------------------
                                                                    Weighted                Weighted             Weighted
                                                        Carrying    Average      Carrying    Average   Carrying   Average
                                                         Amount      Yield        Amount      Yield     Amount     Yield
                                                        --------    --------     --------   --------   --------   -------
                                                                            (Dollars in thousands)
Investment securities,
  available-for-sale:
U.S. Treasury and agency
  obligations
                                                          $   -           -%       $2005       6.25%      $499      6.08%
Equity securities......................................    1203        0.78            -          -          -         -
                                                          -----        -----       -----      ------      ----      -----
    Total investment securities........................   $1203        0.78%       $2005       6.25%      $499      6.08%
                                                          =====        =====       =====      ======      ====      =====
Mortgage-backed securities held-
  to-maturity:
FHLMC pass through securities..........................   $   -           -%       $  26      10.50%      $175      8.00%
                                                          =====        =====       =====      ======      ====      =====


                                                                                    December 31, 1998
                                                          -------------------------------------------------------------------------

                                                            More than Ten Years                                Total
                                                          -------------------------      Average       ----------------------------
                                                                           Weighted      Remaining                        Weighted
                                                           Carrying         Average      Years to      Carrying   Market   Average
                                                            Amount          Yield        Maturity       Amount    Value    Yield
                                                           --------        --------      --------      --------   ------   -------
                                                                                    (Dollars in thousands)
Investment securities,
  available-for-sale:
U.S. Treasury and agency
  obligations............................................   $     -            - %          4.2          $2,504     $2,504     6.22%

Equity securities........................................         -            -              -           1,203      1,203     0.78
                                                            -------        -------      -------          ------     ------     -----

    Total investment securities..........................   $     -            - %          4.2          $3,707     $3,707     4.45
                                                            =======        =======      =======          ======     ======     =====

Mortgage-backed securities held-
  to-maturity:
  FHLMC pass through securities..........................   $   841          7.83%         21.0          $1,042     $1,071     7.93%
                                                            =======        =======      =======          ======     ======     =====


Sources of Funds

     General. Deposits, loan repayments and prepayments, maturities of securities and cash flows generated from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

     Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of passbook and statement savings accounts, money market accounts, transaction accounts and time deposits currently ranging in terms from one to five years. At December 31, 1998, the balance of savings and money market accounts represented 41.1% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas surrounding our offices. We have historically relied primarily on providing a higher level of customer service and long-standing relationships with customers to attract and retain these deposits and also rely on competitive pricing policies and advertising; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives. Based on our experience, we believe that our passbook and statement savings, money market accounts and transaction accounts are relatively stable sources of deposits. Our time deposits have been a relatively stable source of funds as well, including the $39.0 million of certificates of deposit maturing in one year or less; however, our ability to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions. We are seeking opportunities to increase transaction deposit accounts through aggressive advertising, offering ATM services, and offering interest on such accounts. We also intend to expand our deposit products to attract new customers, including local businesses.

     The following table presents our deposit activity for the periods indicated:

                                           For the Year Ended
                                              December 31,
                                           ------------------
                                              1998     1997
                                           --------  --------
                                             (In thousands)
Net increase before interest credited.....   $6,761  $3,593
Interest credited.........................    3,048   2,830
                                             ------  ------
        Net increase in deposits..........   $9,809  $6,423
                                             ======  ======

     At December 31, 1998, we had $12.8 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                        Amount
                                    -------------
                                    (In thousands)
     3 months or less                  $ 3,596
     Over 3 through 6 months             1,818
     Over 6 through 12 months            5,568
     Over 12 months                      1,774
                                       -------
       Total                           $12,756
                                       =======

     The following table sets forth the distribution of our deposit accounts as of the dates indicated and the weighted average interest rates on each category of deposits presented.


                                                                       At December 31,
                                        ----------------------------------------------------------------------------
                                                        1998                                        1997
                                        ----------------------------------          --------------------------------
                                                      Percent     Weighted                       Percent    Weighted
                                                      of Total    Average                        of Total   Average
                                         Balance      Deposits     Rate             Balance      Deposits    Rate
                                        --------      --------    --------          -------      --------   --------
                                                                   (Dollars in thousands)
Noninterest bearing demand............. $ 3,826         4.46%            - %        $ 2,281         3.01%          -%
Interest bearing demand and savings....  31,350        36.59          3.96           24,959        32.89        3.51
                                        -------       ------          ----          -------      -------        ----
  Total................................  35,176        41.05          3.53           27,240        35.90        3.22
                                        -------       ------          ----          -------      -------        ----
Certificate accounts (1)(2):
  Within 12 months.....................  39,032        45.56          5.52           37,611        49.57        5.76
  Over 12 months through 36
   months...............................  8,355         9.75          5.83            7,982        10.52        5.90
  Over 36 months.......................   3,123         3.64          6.04            3,044         4.01        6.06
                                        -------       ------          ----          -------      -------        ----
  Total certificate accounts...........  50,510        58.95          5.60           48,637        64.10        5.80
                                        -------       ------          ----          -------      -------        ----
  Total deposits....................... $85,686       100.00%         4.75%         $75,877       100.00%       4.87%
                                        =======       ======          ====          =======      =======        ====

________________

(1)  Based on remaining maturity of certificates.
(2)  Includes retirement accounts such as IRA and Keogh accounts.

     The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1998.


                                Period to Maturity from
                                   December 31, 1998
                              ---------------------------
                              Less than    One to    Over   At December 31,
                                    One     Three   Three  -----------------
                                   Year     Years   Years    1998      1997
                              ---------    ------   -----  -------   -------
                                            (Dollars in thousands)
Certificate Accounts:
0 to 4.00%..................... $    30   $    22  $       $    52   $    36
4.01% to 5.00%.................   3,732       229     31     3,992       949
5.01% to 6.00%.................  33,696     7,476    811    41,983    40,755
6.01% to 7.00%.................   1,332     2,580    108     4,020     6,161
7.01% to 8.00%.................     241       180     42       463       732
8.01% to 9.00%.................       -         -      4         -         -
     Total..................... $39,031   $10,487   $992   $50,510   $48,637
                                =======   =======   ====   =======   =======

     Borrowings. As part of our operating strategy, we have utilized advances from the Federal Home Loan Bank as an alternative to retail deposits to fund our operations when borrowings are less costly and can be invested at a positive interest rate spread or when we need additional funds to satisfy loan demand.
By utilizing Federal Home Loan Bank advances, which possess varying stated maturities, we can meet our liquidity needs without otherwise being dependent upon retail deposits and revising our deposit rates to attract retail deposits, which have no stated maturities, except for certificates of deposit, which are interest rate sensitive and which are subject to withdrawal from us at any time. These Federal Home Loan Bank advances are collateralized primarily by certain of our mortgage loans and secondarily by our investment in capital stock of the Federal Home Loan Bank. Federal Home Loan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank will advance to member institutions, including us, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. See "Regulation and Supervision - Federal Home Loan Bank System." At December 31, 1998, we had $5.0 million in outstanding advances from the Federal Home Loan Bank. We have borrowing capacity at December 31, 1998 of $8.5 million.

     The following table sets forth certain information regarding our borrowed funds at or for the periods ended on the dates indicated:

                                                                   At or For the Year Ended
                                                                         December 31,
                                                                   ------------------------
                                                                       1998         1997
                                                                   -----------   ----------
                                                                     (Dollars In thousands)
FHLB advances:
  Average balance outstanding (monthly)                                 $5,307   $4,583
  Maximum amount outstanding at any month-end during the period          6,000    6,000
  Balance outstanding at end of period                                   5,000    6,000
  Weighted average interest rate during period                            5.75%    5.19%
  Weighted average interest rate at end of period                         5.60%    6.49%


Subsidiary

     Our service corporation subsidiary, Pinehurst Properties, LLC, successor by merger on April 20, 1999 to Pinehurst Corporation, is involved in the development of residential real estate. Pinehurst Properties is involved in two developments. One is a gated residential community consisting of 33 lots, of which 16 had been sold as of December 31, 1998. The second development is a more traditional subdivision project that has been divided into two phases; Phase I consists of 61 lots and Phase II consists of 81 lots. As of December 31, 1998, none of the lots in this development had been sold. Douglas Federal had made loans totaling approximately $1.9 million in the aggregate as of December 31, 1998, to builders to finance the construction of single-family homes on lots sold by Pinehurst Corporation, the predecessor of Pinehurst Properties, LLC.

Properties

     We conduct our business through an executive and one other full service branch office. We own both offices. The following table sets forth information regarding our properties.


                                                   Original Year      Net Book Value of Property
           Location                                  Acquired            at December 31, 1998
           --------                                -------------      --------------------------
Executive/Main Branch Office:
     8458 Campbellton Street
     Douglasville, Georgia  30134-1803             September 1969              $150,000

Branch Office:
     1855 Thornton Road
     Lithia Springs, Georgia  30122-2619           June 1973                   $158,000

     We also own property for possible branch expansion or a new main office located at Chapel Hill Road and Interstate 20, Douglasville, Georgia. The net book value of this property as of December 31, 1998 was $246,000. Our subsidiary, Pinehurst Properties, LLC, owns approximately 80 acres of real property located in Douglasville, Georgia, that has been subdivided and is being currently developed and sold as residential lots. We also own property for possible branch expansion located at Douglas Boulevard and Brightstar Road in Douglasville. The net book value of this property as of December 31, 1998, was $401,000.

Legal Proceedings

     We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to our financial condition or results of operations.

Personnel

     As of March 1, 1999, we had 35 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good. See "Management of Douglas Federal -- Benefits Plans" for a description of certain compensation and benefit programs offered to our employees.

                          MANAGEMENT OF FIRST DEPOSIT

Directors of First Deposit

     The directors of First Deposit are also our directors. The Board of Directors of First Deposit is divided into three classes, two of which contains three persons and one of which contains two persons. The directors will be elected by First Deposit's shareholders for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Boyd and J. Fowler, has a term of office expiring at the first annual meeting of shareholders, a second class, consisting of Messrs. King, Zellars and
A. Fowler, has a term expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Abercrombie, Higgins and Belyeu, has a term of office expiring at the third annual meeting of shareholders. The biographical information of each director is contained in "Management of Douglas Federal -- Biographical Information." It is currently intended that directors of First Deposit will receive no additional fees for their services as directors of First Deposit.

Executive Officers of First Deposit

     The following individuals are executive officers of First Deposit and hold the offices indicated opposite their names. The biographical information for each executive officer is contained in "Management of Douglas Federal -- Biographical Information."

Name                        Position(s) Held With First Deposit
----                        -----------------------------------
Danny A. Belyeu             Chairman of the Board of Directors

Alpha A. Fowler, Jr.        Vice Chairman of the Board of Directors

J. David Higgins            President, Chief Executive Officer and Treasurer

John L. King                Senior Vice President and Chief Financial Officer

Patricia Owen               Secretary


     The executive officers of First Deposit are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the Board of Directors.

     Since the formation of First Deposit, none of the executive officers, directors or other personnel has received remuneration from First Deposit. Information concerning the principal occupations, employment and other information concerning the directors and officers of First Deposit during the past five years is described in "Management of Douglas Federal -- Biographical Information."

                         MANAGEMENT OF DOUGLAS FEDERAL

Directors

     The directors of First Deposit are also our directors. Our current directors will remain directors of Douglas Federal after the conversion. The following table sets forth certain information regarding our Board of Directors.

                                                                                      Director    Term
Name                    Age (1)   Position(s) Held With Us                             Since     Expires
Expires
Alpha A. Fowler, Jr.       78     Chairman and Chief Executive Officer,                1960        2000
                                  President, Treasurer and Director
J. David Higgins           61     Senior Vice President, Controller and Director       1990        2001
John L. King               46     Director                                             1993        2000
Mac C. Abercrombie, Jr.    69     Director                                             1993        2001
Danny A. Belyeu            54     Director                                             1979        2001
Carlton H. Boyd            67     Director                                             1984        2002
Joseph H. Fowler           47     Director                                             1984        2002
John B. Zellars            75     Director                                             1990        2000

________________
(1)  As of February 10, 1999.

Executive Officers Who Are Not Directors

     The following table sets forth certain information regarding our executive officers who are not also directors.


Name                  Age (1)       Position(s) Held With Us
----                  -------       ------------------------
Patricia Owen           54          Vice President and Secretary
Michael Coggin          54          Vice President

_______________
(1)  As of February 10, 1999.

     Our executive officers are elected annually and will hold office until the annual meeting of the Board of Directors held immediately after the first annual meeting of our shareholders after the conversion, and until their successors are elected and qualified or until death, resignation, retirement or removal by the Board of Directors. Officers are re-elected by the Board of Directors annually.

Biographical Information

     Alpha A. Fowler, Jr. has served as our Chairman of the Board of Directors and Chief Executive Officer since 1994. Mr. Fowler co-founded us in 1960 and has been a director and officer since then. Mr. Fowler also served on the Georgia Public Service Commission from 1965 to 1970 and represented Douglas County in the Georgia House of Representatives from 1946 to 1960.

     Mac C. Abercrombie, Jr. has served on our Board since 1993. Mr. Abercrombie currently serves as Vice Chairman of the Board of Commissioners of
Douglas County, on which he has served since 1992.   Mr. Abercrombie also served
as Sheriff of Douglas County from 1965 to 1973.

     Carlton H. Boyd has served on our Board since 1984. Mr. Boyd was the Vice President and General Manager of a local automobile dealership for over 45 years and is now semi-retired.

     Danny A. Belyeu has served on our Board since 1979. Mr. Belyeu has owned and operated an automobile dealership since 1980.

     Joseph H. Fowler has served on our Board since 1984. Mr. Fowler has practiced law with the law firm of Hartley, Rowe & Fowler, P.C. of Douglasville, Georgia since 1978.

     John B. Zellars has served on our Board since 1990. Mr. Zellars also has served as Vice Chairman of the Federal Home Loan Bank. Mr. Zellars has served previously as the Chairman and Chief Executive Officer of Georgia Federal Savings Bank and as the Chairman of the United States League of Savings Institutions.

     J. David Higgins has served on our Board since 1990. He has served as our President and Treasurer since 1994. Before joining us, Mr. Higgins served for four years as a Regional Branch Manager for California Federal Savings & Loan.

     John L. King has served as our Senior Vice President since 1994, as our Controller since 1985, and has served on our Board since 1993. Before joining us, Mr. King worked for Georgia Federal Bank as the financial reporting and tax manager, First Atlanta Corporation as an accounting officer and for the Internal Revenue Service as an agent.

     Patricia Owen has served us in various capacities since 1973, and presently serves as our Vice President and as Secretary of us and our Service Corporation.

     Michael Coggin has served as our Vice President and Vice President of Real Estate Development for our Service Corporation since 1999. Before joining us, Mr. Coggin had served as Vice President of Marketing Services for Russell Corporation since 1994.

Meetings and Committees of the Boards of Directors of Douglas Federal and First Deposit

     Our Board of Directors meets monthly and may have additional special meetings as may be called in the manner specified in the Bylaws. During the year ended December 31, 1998, the Board held 12 meetings. For the year ended December 31, 1998, no Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Committees on which such Director served.

     Our Board of Directors has established the following committees:

     The Executive Committee consists of Messrs. A. Fowler, Belyeu, and Abercrombie. This committee also acts as our loan committee and acts for the Board on matters not requiring action by the full Board between regular meetings of the Board. The committee meets on an as-needed basis and met 51 times in fiscal year 1998.

     The Audit Committee consists of Messrs. J. Fowler and Zellars. The committee meets annually or as necessary with our private auditors to review the annual audit report and any other matters of concern. The Audit Committee will make a report at least annually to the Board of Directors on the findings of the annual audit report.

     Additionally, the Board has established the following committees composed of directors and/or management: the Investment Committee, the Appraisal Committee, the Construction Loan Inspection Committee, the Compliance Committee and the Compensation Committee.

Compensation of Directors

     All of our outside Directors receive an annual retainer of $3,000 to be paid quarterly. In addition, each Director receives a fee of $500 for each regular meeting which they attend and members of committees receive a fee of $400 for each committee meeting attended.

Executive Compensation

     The following table sets forth the cash compensation we paid for services rendered in all capacities during the fiscal year ended December 31, 1998, to our Chairman and Chief Executive Officer and to our President. None of our other executive officers received salary and bonus in excess of $100,000 in 1998.



                                                Annual Compensation                      All Other Compensation
                                            ----------------------------                 ----------------------
Name and Principal Position                 Year      Salary       Bonus
---------------------------                 ----      ------       -----
Alpha A. Fowler, Jr.
   Chairman and Chief Executive Officer     1998      $53,000      $ 5,000                       $ 8,745(1)
J. David Higgins                            1998      $79,000      $ 25,000                      $13,035(1)
   President and Treasurer

_______________
(1)   Consists of contributions to our profit sharing plan.

Employment Agreements

     Upon the conversion, First Deposit and Douglas Federal intend to enter into employment agreements with Messrs. A. Fowler, Higgins, Coggin and King and Ms. Owen. The employment agreements are subject to the review and approval of the Office of Thrift Supervision and may be amended as a result of such Office of Thrift Supervision review. Review of compensation arrangements by the Office of Thrift Supervision does not indicate, and should not be construed to indicate, that the Office of Thrift Supervision has passed on the merits of such arrangements. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management base after the conversion. Our continued success depends to a significant degree on the skills and competence of Messrs. A. Fowler, Higgins, Coggin and King and Ms. Owen. We do not currently hold "key man" life insurance on any executive officer.

     The employment agreement with Alpha A. Fowler, Jr. provides that he shall continue to serve as Chairman and Chief Executive Officer of Douglas Federal and shall serve as Vice Chairman of First Deposit. During the term of this Agreement, Mr. Fowler will receive:

     . an annual salary of $58,300, which is subject to discretionary annual increases by our Board of Directors;

     . benefits under other programs that are maintained for employees of Douglas Federal or First Deposit generally;

     .  reimbursements for reasonable business expenses; and

     . the medical, dental and other healthcare benefits as are extended to other management personnel.

The agreement has an initial term of three years and a maximum term of four years measured from the date of the agreement. The agreement is automatically renewed on a daily basis so that, subject to the four-year maximum term, the term is always three years. If we decide to end the automatic renewals, the term will become fixed as the shorter of the four-year maximum term or three years measured from 30 days after the date we give notice that we are ending the automatic renewals. If the agreement is terminated by us for cause, as defined in the agreement, or by Mr. Fowler without good reason, as defined in the agreement, Mr. Fowler will receive only such salary amounts as are due and owed to him through the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Fowler will receive a termination payment equal to his average monthly compensation for the remaining term of the agreement. Average monthly compensation means the quotient determined by dividing (a) the greater of (1) Mr. Fowler's then current base salary, or (2) the highest average of his base salary for the most recent three consecutive 12-month periods during which he was employed by us immediately before the effective date of the termination by
(b) twelve (12). In addition, Mr. Fowler has agreed not to engage in the community banking business or become involved in a bank holding company within a 20-mile radius of any of our existing offices or facilities for a period equal to the greater of 12 months or the remainder of the term of the Agreement following his termination for any reason, and not to solicit our customers or employees within the same geographic area for the same period of time.

     We also intend to enter into employment agreements with Messrs. Higgins, Coggin and King and Ms. Owen that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $86,900 for Mr. Higgins, $50,000 for Mr. Coggin, $75,000 for Mr. King and $46,900 for Ms. Owen. In addition, the agreements for Mr. Coggin, Mr. King and Ms. Owen do not have a provision for a four-year maximum term. All employment agreements will become effective as of June 25, 1999.

Insurance Plans

     All of our full-time employees, upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medial and long-term disability insurance. Life insurance is also provided to employees and directors.

Benefit Plans

     Profit Sharing Plan. We sponsor the Douglas Federal Bank Employees' Saving & Profit Sharing Plan, a tax-qualified defined contribution plan, for our eligible employees. The profit sharing plan includes both a profit sharing plan component and 401(k) savings plan component. All eligible employees are eligible to participate in the profit sharing plan after completing one year of service with us.

     Each participant in the profit sharing plan may elect to have his monthly compensation reduced on a pre-tax basis by a whole percentage not less than 1% nor more than 15%. We contribute the salary reduction amounts at least monthly to the profit sharing plan on behalf of the participant, which contributions are allocated to his salary reduction contribution account. No employer matching contributions are made to the profit sharing plan. A participant is always fully vested in the amount in his salary reduction contribution account.

     We, in our sole and absolute discretion, may make an annual profit-sharing contribution to the profit-sharing plan. We will allocate any profit-sharing contribution we make to each participant eligible to share in the contribution in the ratio that the participant's compensation for that year bears to the total compensation of all participants entitled to share in the contribution for that year. We will credit the amount allocated to each participant to his profit-sharing account. The amount in the participant's profit-sharing account will be fully vested if he is employed by us at his normal retirement age (i.e., age 65), if he terminates employment on account of disability, if we terminate the profit-sharing plan, if he dies while employed or if he completes at least six years of service with us.

     Distributions are made from the profit-sharing plan to a participant when he retires, dies or otherwise leaves his job with us. A participant may withdraw all or a portion of the amount in his salary reduction contribution account under certain limited circumstances while actively employed.

     Each participant may direct the trustee under the profit-sharing plan as to the investment and reinvestment of the amounts in both his salary reduction contribution account and profit sharing account among the investment funds selected from time to time by the profit-sharing plan's administrative committee. One of the investment funds is an "employer stock fund" through which the participant may invest in shares of stock of the First Deposit.

     Employee Stock Ownership Plan ("ESOP"). In connection with the conversion, we also intend to implement an ESOP. An ESOP is a special type of tax-qualified defined contribution retirement plan designed to invest primarily in prescribed types of employer securities, including common stock. An ESOP is funded by employer contributions, in the form of either cash or stock. The ESOP holds funds in trust for the benefit of eligible employees and their beneficiaries, and uses such funds to buy stock from existing shareholders or directly from the employer. Beyond providing additional retirement benefits, an ESOP provides eligible employees with an opportunity to become "owners" of the employer and to participate in the potential appreciation in the value of the stock.

     Each of our employees who has satisfied the ESOP eligibility requirements may become a participant in our ESOP. The ESOP is intended primarily to provide benefits when a participant retires on or after age 65. The ESOP also provides benefits before age 65 if the participant becomes totally and permanently disabled or if the participant dies with an amount to his or her credit under the ESOP. A participant may also be entitled to a benefit under the ESOP if the participant leaves us for reasons other than retirement, disability or death.

     A participant will become vested in a percentage of his or her ESOP account in accordance with the following schedule:

                            Years of Service    Percentage
                            ----------------    ----------
                              Fewer than 2          0%
                                   2               20%
                                   3               40%
                                   4               60%
                                   5               80%
                               6 or more          100%


Regardless of the number of his or her years of service, a participant will become fully vested in his or her ESOP account if he or she is employed by us at age 65, if he or she becomes totally and permanently disabled while working for us or if he or she dies while employed.

     The amount of a participant's benefit under the ESOP depends on a number of factors, including our contributions, the amount of the participant's compensation, the amounts forfeited by participants who leave their jobs with us before their benefits are vested and the value of the ESOP Stock. Thus, the value of a participant's ultimate benefit under the ESOP cannot be predicted.

     The ESOP intends to purchase 8.0% of the common stock issued in connection with the conversion (the "ESOP Stock"). As part of the conversion and in order to fund the ESOP's purchase of the ESOP Stock, the ESOP intends to borrow from First Deposit an amount equal to 100% of the aggregate purchase price of the ESOP Stock. The term of such loan will be 10 years. The interest rate on the loan is expected to be at or near the prime rate, which is currently 7.75%. The ESOP Stock purchased with the loan proceeds will serve as collateral for the loan. Based on the sale of 1,071,000 shares or 1,449,000 shares at the minimum and maximum of the estimated price range, the amount of the loan to the ESOP would be $856,800 or $1,159,200, respectively, or $1,333,080 if the estimated price range is increased by 15.0%. We will make annual contributions to the ESOP to enable the ESOP's trustees to repay the loan. Additionally, any dividends First Deposit may pay with respect to the ESOP Stock First Deposit may also use to repay the loan.

     The ESOP will hold the common stock purchased with the loan proceeds in a suspense account, which stock will be released from the suspense account each year in accordance with the method of release selected by the administrative committee administering the ESOP. While held in the suspense account, the ESOP Stock is pledged as collateral for the ESOP loan. The ESOP can provide no other security. When released from the suspense account, the ESOP Stock will be allocated to the accounts of the participants. Each participant's share of the ESOP Stock released from the suspense account will be that number of shares of ESOP Stock which his or her compensation for the plan year bears to the compensation of all eligible employees entitled to share in our contribution for the plan year.

     We will appoint three individuals to serve as the ESOP's trustees. Subject to their fiduciary duties, the trustees will vote the shares of the ESOP Stock allocated to each participant's ESOP account in accordance with the participant's instructions. The trustees will vote those shares of ESOP Stock for which they do not receive timely instructions, or that have not been allocated to the accounts of participants, as directed by the ESOP's administrative committee.

     Stock Option Plan. Following the conversion, the Board of Directors of First Deposit intends to adopt a stock-based benefit plan which would provide for the granting of options to purchase common stock to certain individuals. Currently, First Deposit anticipates granting stock options under a single stock option plan covering full-time employees and outside directors of First Deposit and its affiliates. However, it is possible that First Deposit may establish a separate option plan solely for outside directors. At a meeting of shareholders of First Deposit following the conversion, which under applicable regulations may not be held earlier than six months after the completion of the conversion, the Board of Directors intends to present the stock option plan to shareholders for approval. First Deposit anticipates reserving an amount equal to 10.0% of the shares of common stock issued in the conversion, or 144,900 shares based upon the issuance of 1,449,000 shares, for issuance under the stock option plan. No specific award determinations have been made at this date.

     First Deposit intends to design the stock option benefits provided under the stock option plan to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in First Deposit as an incentive to contribute to the success of First Deposit and reward key employees for outstanding performance. First Deposit may condition the granting or vesting of stock options on the achievement of individual or company-wide performance goals, including the achievement by First Deposit or Douglas Federal of specified levels of net income, asset growth, return on equity or other specific financial performance goals. First Deposit anticipates that the stock option plan will provide for the grant of:

     . options for employees to purchase First Deposit's common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code;

     . options for all participants that do not qualify as incentive stock options or "Non-Statutory Stock Options"; and

     . limited rights which participants may exercise only upon a change in control of First Deposit.

Unless sooner terminated, the stock option plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by First Deposit's shareholders. If such plan is adopted within one year after conversion, Office of Thrift Supervision regulations provide that none of our individual officers or employees may receive more than 25.0% of the stock options available under the stock option plan and non-employee directors may not receive more than 5.0% individually, or 30.0% in the aggregate, of the stock options available under the stock option plan. First Deposit intends to grant options with limited rights under the stock option plan at an exercise price equal to the fair market value of the underlying common stock on the date of grant. Subject to any applicable regulations, upon exercise of limited rights in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. First Deposit anticipates that all options granted contemporaneously with shareholder approval of the stock option plan will qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code.

     A committee of the Board of Directors will administer the stock option plan and will determine which officers and employees may receive options, whether such options will qualify as incentive stock options, the number of shares underlying each option, the exercise price of each option, the manner of exercise of the options and the time when such options become exercisable.

     If First Deposit adopts an option plan in the form described above, an employee will not realize taxable income upon grant or exercise of any incentive stock option, provided that the employee does not dispose of the shares received through the exercise of such option for at least one year after the date the employee receives the stock in connection with the option exercise and two years after the date of grant of the option. Such a disposition would be considered a disqualifying disposition. First Deposit may not take a compensation expense deduction with respect to the grant or exercise of incentive stock options, unless the employee disposes of the shares in a disqualifying disposition. In the case of a non-statutory stock option and in the case of a disqualifying disposition of an incentive stock option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price of the option. The amount of taxable income realized by an optionee upon the exercise of a non-statutory stock option or due to a disqualifying disposition of shares acquired through the exercise of an incentive stock option are a deductible expense for tax purposes by First Deposit.

     Stock options under an option plan adopted by First Deposit would become vested and exercisable in the manner specified by the committee responsible for administering the plan, subject to applicable regulations. If the stock option plan is adopted within one year after the conversion, awards would become vested and exercisable subject to applicable Office of Thrift Supervision regulations, which such

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regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20.0% per year and may not be accelerated except in case of death or disability. First Deposit anticipates options granted in connection with the stock option plan will remain exercisable for at least three months following the date on which the employee ceases to perform services for Douglas Federal or First Deposit, except that in the event of death or disability, in which cases options accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by First Deposit. However, any incentive stock options exercised more than three months following the date the employee ceases to perform services as an employee, other than termination due to death or disability, would be treated for tax purposes as a non-statutory stock option. First Deposit also anticipates that in the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of Douglas Federal, First Deposit or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as our director or consultant. If the stock option plan is adopted in the form described above, First Deposit, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the common stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     All options granted to outside directors under an option plan must, by law, be non-statutory stock options and would vest and become exercisable in a manner specified by the committee, in compliance with applicable regulations, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consultant. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

     In compliance with any applicable regulations, the stock option plan described above may be amended after the expiration of the one-year period to provide for accelerated vesting of previously granted options in the event of a change in control of First Deposit or Douglas Federal. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20.0% or more of any class of equity security of First Deposit or Douglas Federal or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of First Deposit or Douglas Federal or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office before the contested election.

     Restricted Stock Program. Following the conversion, First Deposit intends to establish a restricted stock program which would provide for the grant of stock awards to our officers, employees and non-employee directors as a method of providing officers, employees and non-employee directors with a proprietary interest in First Deposit in a manner designed to encourage such persons to continue their employment with us. The benefits under the restricted stock program may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or may be combined with the stock option plan. First Deposit intends to present the restricted stock program for shareholder approval at a meeting of shareholders, which First Deposit may hold no earlier than six months after the completion of the conversion.

     First Deposit expects to contribute funds to the restricted stock program to enable such plan to acquire, in the aggregate, an amount equal to 4.0% of the shares of common stock issued in the conversion, or 57,960 shares based upon the issuance of 1,449,000 shares. First Deposit will acquire these shares through open market purchases, if permitted, or from authorized but unissued shares. Although no specific award determinations have been made at this date, First Deposit anticipates that it will provide

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stock awards to our directors, officers and employees or their affiliates to the extent permitted by applicable regulations. If such program is adopted within one year after conversion, Office of Thrift Supervision regulations provide that no individual officer or employee may receive more than 25.0% of the stock awards available under the restricted stock program, and non-employee directors may not receive more than 5.0% individually, or 30.0% in the aggregate, of the stock awards available under the restricted stock program. Shares of common stock granted under the restricted stock program will be awarded at no cost to the recipients. Our officers, directors and employees will also be eligible recipients under a stock option plan, if a stock option plan is adopted.

     A committee of the Board of Directors will administer the restricted stock program. Stock awards will not be transferable or assignable. First Deposit may make allocations and grants to officers and employees under the restricted stock program in the form of non performance-based grants and/or performance-based grants. First Deposit may make the granting or vesting of stock awards under the restricted stock program conditioned upon the achievement of individual or company-wide performance goals, including First Deposit's or Douglas Federal's achievement of specified levels of net income, return on assets, return on equity or other specified financial performance goals and will be in compliance with applicable regulations. If First Deposit adopts the restricted stock program or any separate plans for employees and directors within one year after the conversion, awards would become vested in compliance with applicable Office of Thrift Supervision regulations, which such regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the program and, thereafter, vest at a rate of no more than 20.0% per year and may not be accelerated except in case or death or disability.

     In the event of death, stock awards will become 100% vested. In the event of disability, stock awards would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, if the participant continues to perform services as a director or consultant on behalf of us, First Deposit or an affiliate or, in the case of a retiring director or as a consulting director, unvested stock awards will continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested stock awards would lapse.

     The restricted stock program described above may be amended after the expiration of the one-year period to provide for accelerated vesting of shares granted under the restricted stock program in the event of a change in control of Douglas Federal or First Deposit in accordance with applicable regulations. A change in control, which will be defined in the plan document, generally occurs when a person or group of persons acting in concert acquires beneficial ownership of 20.0% or more of a class of equity securities of First Deposit or Douglas Federal or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of First Deposit or Douglas Federal or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office before the contested election.

     When shares become vested in accordance with the restricted stock program described above, the participants will recognize taxable income equal to the fair market value of the common stock at that time. First Deposit may take a deduction equal to that amount for the year in which it becomes taxable to the individual. When shares become vested and are actually distributed in accordance with the restricted stock program, the participants also receive amounts equal to any accrued dividends with respect thereto. Before vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee of the restricted stock program in accordance to the directions provided by individuals with respect

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to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested.

     In the event that the restricted stock program acquires additional authorized but unissued shares after the conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

Certain Transactions

     Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a principal shareholder, director or executive officer or their related interests in excess of the greater of $25,000 or 5.0% of our capital and surplus must be approved in advance by a majority of the disinterested members of the Board of Directors.

     We may extend credit to an executive officer:

     . in any reasonable and legally permissible amount to finance the education of the executive officer's children;

     . in any reasonable and legally permissible amount to finance the purchase, construction, maintenance or improvement of the executive officer's primary residence when secured by a first lien and no other such loan is outstanding; or

     . for any other purpose not specifically authorized, if the aggregate amount of such loans to our executive officer at any one time does not exceed the higher of $25,000 or 2.5% of our capital and unimpaired surplus, but in no event shall such extensions of credit be more $100,000.

     At December 31, 1998, we had approximately $149,819 in loans to our directors and executive officers. All loans to executive officers and directors were performing in accordance with their original terms at December 31, 1998.

     We do not extend credit to a director or any related interest of that individual, in an amount that when aggregated, is more than our legal lending limit. Loans to employees and nonexecutive officers do not need the prior approval of our Board of Directors, though all such loans must be made exclusively by one of our senior officers. All such loans shall also be subject to the general restrictions outlined in the paragraph above and must be reported to the Board of Directors when the aggregate amount of the extensions of credit to any one employee or nonexecutive officer exceeds $500,000.

     We do not extend credit or grant a line of credit to our directors, executive officers, or to any related interest of those individuals, in an amount that when aggregated with all other extensions of credit to these individuals and their related interests, exceeds the regulatory percentage of our total equity capital and reserves. We do not prohibit any extension of credit made under to a benefit or compensation program that is widely available to our employees and that does not give preference to any insider over our other employees.

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                          FEDERAL AND STATE TAXATION

Federal Taxation

     General. We will report our income on a December 31 fiscal year basis using the accrual method of accounting and will be taxed in the same manner as other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Douglas Federal has never been audited by either the Internal Revenue Service or the Georgia State Department of Revenue.

     Bad Debt Reserve. Historically, savings institutions such as ours which met certain definitional tests primarily related to their assets and the nature of their business were permitted to establish a reserve for bad debts and to make annual additions thereto, which are deducted in arriving at their taxable income. Our deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on our actual loss experience, or a percentage equal to 8.0% of our taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to our loss experience, we generally recognized a bad debt deduction equal to 8.0% of taxable income.

     In August 1996, the provisions repealing the above thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8.0% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the last taxable year beginning before January 1, 1988. We have previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, our bad debt deduction will be equal to net charge-offs. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin our six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to a provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     Distributions. To the extent that we make "non-dividend distributions" that are considered as made:

     . from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or

     . from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the our taxable income.

Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However,

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dividends paid out of our current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from our bad debt reserve. Thus, any dividends that would reduce amounts appropriated to our bad debt reserve and deducted for federal income tax purposes would create a tax liability for us. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the conversion, we make a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34.0% Federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for our limits on the payment of dividends. We do not intend to pay dividends that would result in a recapture of any portion of our bad debt reserve.

     Corporate Alternative Minimum Tax. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20.0%. The excess of the bad debt reserve deduction claimed by us over the deductions that would have been allowable under the experience method is treated as a preference item for purposes of computing "alternative minimum taxable income." Only 90.0% of the "alternative minimum taxable income" can be offset by net operating loss carryovers of which we currently have none. "Alternative minimum taxable income" is increased by an amount equal to 75.0% of the amount by which our adjusted current earnings exceeds our "minimum taxable income."

     Dividends Received Deduction and Other Matters. We may exclude from our income 100% of dividends we receive as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70.0% in the case of dividends received from unaffiliated corporations with which we will not file a consolidated tax return, except that if we own more than 20.0% of the stock of a corporation distributing a dividend then 80.0% of any dividends received may be deducted.

Georgia Taxation

     The State of Georgia imposes a tax at the rate of 6.0% on the "Georgia taxable income" of Douglas Federal and First Deposit. Georgia taxable income is equal is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income. Since Douglas Federal and First Deposit will recognize no taxable gain for federal tax purposes as a result of the conversion, Douglas Federal and First Deposit will recognize no Georgia taxable income as a result of the conversion.

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                          REGULATION AND SUPERVISION

General

     As a federal savings association, we are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as our chartering agency, and the Federal Deposit Insurance Corporation, as the insurer of our deposits. We must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning our activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. We are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to test our compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive system of oversight of our activities and our financial condition, and is intended primarily for the protection of the insurance fund and our depositors.

     This system also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of our assets and our establishment of adequate loan loss reserves. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on our operations. In addition, First Deposit, as a savings and loan holding company, will be required to file certain reports with, and otherwise comply with the rules and regulations, of the Office of Thrift Supervision and of the Securities and Exchange Commission under the federal securities laws.

     The following description of statutory provisions and regulations which apply to savings associations and their holding companies are not complete descriptions of such statutes and regulations. The purpose of the description is to give you a general understanding of the application of such laws and regulations to our activities and operations. For a more complete understanding of these laws and regulations, you should review them in their entirety.

Federal Savings Institution Regulation

     Business Activities. As a federal savings institution, our activities are governed by the Home Owners' Loan Act, as amended and, in certain respects, the Federal Deposit Insurance Act and the regulations issued by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation under these statutes. These laws and regulations set forth the nature and extent of our permissible activities. In particular, certain types of our lending activities, such as commercial loans, non-residential real property loans and consumer loans, are limited to a specified percentage of our capital or assets.

     Loans-to-One Borrower. The Home Owners' Loan Act provides generally that, as a federal savings association, we are subject to the same limits as a national bank on loans to a single borrower. Generally, this limit is 15.0% of our unimpaired capital and surplus and allowance for loan losses, plus an additional 10.0% of unimpaired capital and surplus, if the loan is secured by readily-marketable collateral, which includes certain types of financial instruments and bullion. At December 31, 1998, our largest loan consisted of a $728,000 commercial real estate loan to a local church. At December 31, 1998, our largest relationship with a single borrower consisted of an aggregate of $1.3 million in real estate loans.

     Qualified Thrift Lender Test. The Home Owners' Loan Act also requires us to meet what is called "a qualified thrift lender test." Under this test, we are required to either qualify as a "domestic building

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and loan association" as that term is defined in the Internal Revenue Code, or maintain at least 65.0% of our "portfolio assets" in certain "qualified thrift investments" in at least nine months out of each 12-month period. Generally speaking, our "portfolio assets" are our total assets less certain liquid and intangible assets and the property used in the conduct of our business. "Qualified thrift investments" are primarily residential mortgages and related investments. If we failed to meet this test, we would be required to either convert to a bank charter or operate under certain restrictions. As of December 31, 1998, we met the "qualified thrift lender test." Recent legislation has permitted education loans, credit card loans and small business loans to be considered as "qualified thrift investments."

     Limitation on Capital Distributions. The Office of Thrift Supervision imposes limitations on all capital distributions by a savings institution, such as cash dividends, payments to repurchase its shares, cash payments to shareholders of another institution in a merger transaction and other distributions charged against capital. These limitations establish three tiers of institutions, which are based primarily on an institution's designated capital level. As a result, if we were to meet or exceed all of our regulatory capital requirements both before and after a proposed distribution and we have not been advised by the Office of Thrift Supervision that we were in need of more than normal supervision, we could, after prior notice to the Office of Thrift Supervision, make capital distributions during a calendar year equal to the greater of:

     . 100% of our net earnings to date during the calendar year plus the amount that would reduce our excess capital by 50.0% at the beginning of the calendar year; or

     . 75.0% of our net earnings during the previous four quarters.

Any additional capital distributions would require prior approval from the Office of Thrift Supervision. In the event we do not meet our capital requirements or the Office of Thrift Supervision notifies us that we are in need of more than normal supervision, our ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution, which limitations would otherwise permit, if the Office of Thrift Supervision determines that such distribution constituted an unsafe or unsound practice.

     The Office of Thrift Supervision has recently adopted amendments to its capital distribution limitations which, if adopted, would simplify these limitations and more closely resemble the limitations the other banking agencies impose. These proposed rules would eliminate the prior notice requirement for cash dividends within a certain amount paid by institutions which will remain adequately capitalized following the distribution. However, capital distributions over a certain amount will still require approval. In addition, a savings association must provide notice to the Office of Thrift Supervision if a capital distribution would reduce the amount of common or preferred stock, or
would retire debt instruments included in the capital.   Also, savings
associations which are part of a holding company structure must provide notice to the Office of Thrift Supervision with regard to any capital distributions.

     Liquidity. We are required to maintain an average daily balance of specified liquid assets which will result in a monthly average of not less than a certain percentage of our net withdrawable deposit accounts plus short-term borrowings. This percentage requirement is currently established at 4.0%. The Office of Thrift Supervision may impose monetary penalties if we fail to satisfy these liquidity requirements. Our average liquidity ratio for the month ended December 31, 1998 was 12.03%, which exceeded the applicable requirements. We have never been subject to monetary penalties for failure to

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meet our liquidity requirements. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations - Liquidity and Capital
Resources."

     Assessments. As a federal savings association, we are required by regulation to pay assessments to the Office of Thrift Supervision to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon our total assets, including those of our consolidated subsidiaries, as reported in our latest quarterly Thrift Financial Report. The assessments we paid for the year ended December 31, 1998 totaled $26,554.

     Branching. Office of Thrift Supervision regulations permit us to branch throughout the country under certain conditions. We are generally permitted to establish interstate networks and geographically diversify our loan portfolios and lines of business. Federal regulatory authority preempts any state law purporting to regulate branching by federal savings associations.

     Transactions with Related Parties. The Federal Reserve Act limits our authority to engage in transactions with related parties or "affiliates." The Federal Reserve Act restricts the aggregate amount of covered transactions with any individual affiliate to 10.0% of our capital and surplus and also limits the aggregate amount of transactions with all affiliates to 20.0% of our capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in the Federal Reserve Act, and the purchase of low-quality assets from affiliates is generally prohibited. The Federal Reserve Act generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to us as those prevailing at the time for comparable transactions with non-affiliates. We are also prohibited from extending credit to any affiliate engaged in activities not permitted for a bank holding company and from purchasing the securities of an affiliate, other than those of a subsidiary.

     Our authority to extend credit to executive officers, directors and 10.0% or more shareholders, as well as entities such persons control, is governed by the Federal Reserve Act and Regulation O issued under these provisions. Among other things, such loans are required to be made on terms substantially the same as those offered to non-affiliated individuals, and not to involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made under a benefit or compensation program that is widely available to all of our employees and which do not give a preference to the insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans which we may make to insiders, based, in part, on our capital position and requires that we follow certain board of directors approval procedures.

     Enforcement. Under the Federal Deposit Insurance Act, the Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If the Office of Thrift Supervision takes no action, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal and state law also establish criminal penalties for certain violations.

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     Standards for Safety and Soundness.  The Federal Deposit Insurance Act
requires each federal banking agency to establish standards for all insured depository institutions relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement these safety and soundness standards. These guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by these guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage ratio and an 8.0% risk-based capital standard. The Office of Thrift Supervision regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the Office of Thrift Supervision prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4.0% will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital, which is defined as core capital and supplementary capital, to risk-weighted assets of 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of between 0% and 100%, as assigned by the Office of Thrift Supervision capital regulation based on the risks Office of Thrift Supervision believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The Office of Thrift Supervision has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. The net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. A savings association's interest rate risk would be measured by the decline in the net portfolio value of its assets that would result from a hypothetical 2.0% increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines our regulators set forth. A savings association whose measured interest rate risk exposure exceeds 2.0% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2.0%, multiplied by the estimated economic value of the institution's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings

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association with assets of less than $300 million and risk-based capital ratios in excess of 12.0% is not subject to the interest rate risk component, unless the Office of Thrift Supervision determines otherwise. The rule also provides that the Office of Thrift Supervision may waive or defer an institution's interest rate risk component on a case-by-case basis. The Office of Thrift Supervision has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

     At December 31, 1998, we met each of our capital requirements, in each case on a fully phased-in basis. See "-- Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages tangible, leverage and risk-based capital requirements, our historical amounts and percentages at December 31, 1998, and estimated amounts and percentages based upon the issuance of the shares within the estimated price range and assuming that First Deposit retains a portion of the net proceeds.

     Prompt Corrective Regulatory Action. Under the Office of Thrift Supervision prompt corrective action regulations, our federal regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital ratio of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." The Office of Thrift Supervision generally is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that an institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Any parent holding company must guarantee compliance with the plan. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth and capital distributions, and limitations on expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation has adopted a risk-based insurance assessment system. Institutions are assigned to one of three capital categories based on their financial information, as of the reporting period ending seven months before the assessment period. The capital categories are:

     .  well-capitalized;
     .  adequately capitalized; or
     .  undercapitalized.

Institutions are also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

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     Our deposits are presently insured by the Savings Association Insurance
Fund. Both the Savings Association Insurance Fund and the Bank Insurance Fund are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the Savings Association Insurance Fund and Bank Insurance Fund were paying average deposit insurance assessments of between 24 and 25 basis points. The Bank Insurance Fund met the required reserve in 1995, whereas the Savings Association Insurance Fund was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that Savings Insurance Association Fund members make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund.

     In view of the Bank Insurance Fund's achieving the 1.25% ratio, the Federal Deposit Insurance Corporation ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of Bank Insurance Fund members paid an annual premium of only $2,000. With respect to Savings Association Insurance Fund member institutions, the Federal Deposit Insurance Corporation adopted a final rule retaining the previously existing assessment rate schedule applicable to Savings Association Insurance Fund member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for Savings Association Insurance Fund members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, Savings Association Insurance Fund members could have been placed at a substantial competitive disadvantage to Bank Insurance Fund members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund member institutions to recapitalize the Savings Association Insurance Fund. As required by this legislation, the Federal Deposit Insurance Corporation imposed a special assessment of 65.7 basis points on Savings Association Insurance Fund assessable deposits held as of March 31, 1995, payable November 27, 1996. We recognized this special assessment as an expense in the quarter ended September 30, 1996 that was generally tax deductible. The special assessment we recorded amounted to $396,910 on a pre-tax basis and $244,000 on an after-tax basis.

     The Deposit Insurance Funds Act also spread the obligations for payment of the Financing Corporation bonds across all Savings Association Insurance Fund and Bank Insurance Fund members. Beginning on January 1, 1997, Bank Insurance Fund deposits were assessed for a Financing Corporation bond payment of 1.30 basis points, while Savings Association Insurance Fund deposits pay 6.48 basis points. Full pro rata sharing of the Financing Corporation bond payments between Bank Insurance Fund and Savings Association Insurance Fund members will occur on the earlier of January 1, 2000 or the date the Bank Insurance Fund and Savings Association Insurance Fund are merged.

     As a result of the Deposit Insurance Funds Act, the Federal Deposit Insurance Corporation voted to effectively lower Savings Association Insurance Fund assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of Bank Insurance Fund members. Most recently, the Federal Deposit Insurance Corporation determined to continue the 0 to 27 basis point range for the second half of 1998. Savings Association Insurance Fund members will also continue to make the Financing Corporation bond payments described above. We cannot predict the level of Federal Deposit Insurance Corporation insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the Bank Insurance Fund and the Savings Association Insurance Fund will eventually be merged.

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     Our assessment rate for 1998 ranged from 6.28 to 5.82 basis points and the regular premium paid for this period was $46,725.

     The Federal Deposit Insurance Corporation is authorized to raise the assessment rates in certain circumstances. The Federal Deposit Insurance Corporation has exercised this authority several times in the past and may raise insurance premiums in the future. If the Federal Deposit Insurance Corporation takes such action, it could have an adverse effect on our earnings.

     Community Reinvestment Act. Under the Community Reinvestment Act, we have a continuing and affirmative obligation consistent with our safe and sound operation to help meet the credit needs of our entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs nor does it limit our discretion to develop the types of products and services that we believe are best suited to our community, consistent with the provisions of the statute. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of our operations, to assess our record of meeting the credit needs of our community and to take such record into account in its evaluation of certain applications which we may submit. Finally, the Community Reinvestment Act requires the Office of Thrift Supervision to provide a written evaluation of our Community Reinvestment Act performance through the use of a four-tiered descriptive rating system, which replaced the five-tiered numerical rating system. Our latest Community Reinvestment Act rating we received was "Outstanding."

     Federal Home Loan Bank System. We are a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. This system provides a central credit facility primarily for member institutions. As a member, we are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of our unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of our borrowings from the Federal Home Loan Bank, whichever is greater. We were in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 1998 of $0.7 million. Advances from the Federal Home Loan Bank must be secured by specified types of collateral and a member may only obtain long-term advances for the purpose of providing funds for residential housing finance. At December 31, 1998, we had $5.0 million in Federal Home Loan Bank advances.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent savings institutions and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. For the years ended December 31, 1998, and 1997, our dividends from the Federal Home Loan Bank amounted to approximately $53,065 and $51,721. If dividends were reduced, the our net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not also cause a decrease in the value of the Federal Home Loan Bank stock we hold.

     Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against transaction accounts as follows: for accounts aggregating $47.8 million or less, the reserve requirement is 3.0%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10.0% against that portion of total transaction accounts in excess of $47.8 million. The Federal Reserve Board may change these reserve requirements.

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     The first $4.7 million of otherwise reservable balances are exempted from the reserve requirements. We are currently in compliance with these requirements. Because we must maintain required reserves in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account, as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the amount of our interest-earning assets. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

Holding Company Regulation

     First Deposit will be a non-diversified unitary savings and loan holding company within the meaning of the Home Owners' Loan Act. As such, First Deposit will be required to register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over First Deposit and Pinehurst Properties, LLC. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Douglas Federal, as the subsidiary savings institution of First Deposit. We must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Deposit.

     As a unitary savings and loan holding company, First Deposit generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that we continue to be a qualified thrift lender, as discussed above. See "-- Federal Savings Institution Regulation -- Qualified Thrift Lender Test" for a discussion of the requirements of a "qualified thrift lender." Upon First Deposit's acquisition of another savings association, First Deposit would become a multiple savings and loan holding company, if the acquired institution is held as a separate subsidiary, and would be subject to extensive limitations on the types of business activities in which it could engage. The Home Owners' Loan Act limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended, subject to the prior approval of the Office of Thrift Supervision, and to other activities authorized by Office of Thrift Supervision regulation.

     The Home Owners' Loan Act prohibits First Deposit, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of the voting stock of another savings institution, or a savings and loan holding company, without prior written approval of the Office of Thrift Supervision; from acquiring or retaining, with certain exceptions, more than 5.0% of a non-subsidiary holding company or savings association. The Home Owners' Loan Act also prohibits First Deposit from acquiring more than 5.0% of a company engaged in activities other than those authorized for savings and loan holding companies by the Home Owners' Loan Act; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of First Deposit and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except:

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     .  the approval of interstate supervisory acquisitions by savings and loan holding companies; and

     . the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     As a federally-chartered savings institution, we generally are not subject to those provisions of Georgia law governing state-chartered financial institutions or to the jurisdiction of the Georgia Department of Banking and Finance. However, the Georgia Department of Banking and Finance interprets the Georgia Bank Holding Company Act to require the prior approval of the Georgia Department of Banking and Finance for any acquisition of control of any savings institution located in Georgia. As a result, First Deposit will be required to obtain the prior written consent of the Georgia Department of Banking and Finance before it will be able to acquire our capital stock. The department also interprets the Georgia Bank Holding Company Act to include savings and loan holding companies as "bank holding companies." This interpretation gives the Department the authority to make examinations of First Deposit and any subsidiaries and to require periodic and other reports. Existing Georgia Department of Banking and Finance regulations do not restrict our business activities or investments or those of First Deposit.

Federal Securities Laws

     First Deposit has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. First Deposit's common stock has been registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Deposit is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock to be issued in the conversion does not cover the resale of such shares. Persons who are not affiliates of First Deposit may resell shares of the common stock without registration.

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                   RESTRICTIONS ON ACQUIRING DOUGLAS FEDERAL
                               OR FIRST DEPOSIT

General

     The plan of conversion provides for our conversion from the mutual to the stock form of organization and, in connection therewith, a new federal stock charter and bylaws to be adopted by our members. The plan of conversion also provides for the concurrent formation of a holding company. See "The Conversion." Certain plans provisions in First Deposit's Articles of Incorporation and Bylaws and in its management remuneration plans entered into in connection with the conversion, together with provisions of Georgia corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either Douglas Federal or First Deposit.

Restrictions in First Deposit's Articles of Incorporation and Bylaws

     A number of provisions of First Deposit's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of the material provisions of First Deposit's Articles of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which the Board of Directors does not approve but which individual First Deposit shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of First Deposit more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of First Deposit is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Board of Directors. The Board of Directors of First Deposit is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. First Deposit's Bylaws provide that the Board shall have from three to twenty-five members and that the vote of the holders of at least 80.0% of the shares entitled to vote or two-thirds of the directors then in office is required to change the size of the Board. First Deposit's Articles of Incorporation provide for the initial Board of eight directors. The Bylaws provide that any vacancy occurring on the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term by a majority vote of the directors then
in office.    In addition, the Bylaws provide that any director may be removed for cause by the holders of a majority of the outstanding voting shares of First Deposit, but may only be removed without cause by the holders of 80.0% of the outstanding voting shares of First Deposit. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of two-thirds of the incumbent Board of Directors of First Deposit.

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

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting. The Articles of Incorporation and Bylaws do not provide for cumulative voting in elections of directors. Elimination of cumulative voting rights will help to ensure continuity and stability of the Board by making it more difficult for the holders of a relatively small number of shares to elect their nominee to the Board.

     Mergers, Consolidations and Sales of Assets. First Deposit's Articles of Incorporation require the approval of the holders of 80.0% of the outstanding stock of First Deposit entitled to vote for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of First Deposit's assets unless the transaction is approved by two-thirds of the members of the Boards of Directors. This provision could tend to make the acquisition of First Deposit more difficult to accomplish without the cooperation or favorable recommendation of First Deposit's Board of Directors.

     As holder of all of our outstanding stock after consummation of the conversion, First Deposit generally will be able to authorize a merger, consolidation or other business combination involving us without the approval of the shareholders of First Deposit.

     Shares. The Articles of Incorporation authorize the issuance of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Deposit's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of First Deposit. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. First Deposit's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares under to the terms of the employee stock ownership plan and the restricted stock program and upon exercise of stock options to be issued under the terms of the stock option plan, all of which are to be established and presented to shareholders at the first annual meeting after the conversion.

     Business Combinations With Interested Shareholders. Georgia law imposes certain restrictions on business combinations between First Deposit and large shareholders. Georgia law generally prohibits a "business combination" between First Deposit or a subsidiary and an "interested shareholder" within five years after the person or entity becomes an interested shareholder. An "interested shareholder" is generally defined as the beneficial owner of 10.0% of a company's capital stock. Three exceptions to the above prohibition are:

     . before the person or entity becoming an interested shareholder, the business combination pursuant to which such person or entity became an interested shareholder shall have been approved by First Deposit's Board;

     . upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 90.0% of the common stock of First Deposit; or

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     .  after becoming an interested shareholder, he or she acquires additional shares resulting in ownership of at least 90.0% of the common stock of First Deposit and obtains the approval of a majority of the remaining shares.

     The restrictions described above may prevent highly leveraged takeovers and certain coercive acquisition tactics. They also prevent a substantial shareholder from engaging in transactions with First Deposit that may not be in the best interests of First Deposit.

     Georgia law also requires that business combinations with interested shareholders must meet one of three criteria designed to protect minority shareholders:

     . the transaction must be unanimously approved by the continuing directors of First Deposit;

     . the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholder; or

     . the terms of the transaction must meet specified fair pricing criteria and certain other tests that are intended to ensure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell their shares to an acquiring party.

The above requirement is designed to protect shareholders against the inequities of certain tactics that have been used in hostile takeover attempts. For example, in "two-tier" transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a "freeze-out" merger that forces minority shareholders to receive cash or other consideration for their shares of the acquired corporation. As a result, minority shareholders who do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders that tendered. The "fair price" provisions of Georgia law are designed to discourage transactions of this kind and to encourage negotiated acquisitions in which all shareholders will be more likely to receive equal treatment.

     Evaluation of Offers. First Deposit's Articles of Incorporation further provide that the Board of Directors of First Deposit, when evaluating any offer of another person to (i) make a tender or exchange offer for any equity security of First Deposit, (ii) merge or consolidate First Deposit with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of First Deposit, shall, in determining what is in the best interest of First Deposit and its shareholders, give due consideration to all relevant factors, including, without limitation,
(A) the social and economic effects of acceptance of such offer on First Deposit's customers and our present and future account holders, borrowers and employees; on the communities in which Douglas Federal and First Deposit operate or are located; and (B) the consideration being offered by the other party in relation to the then-current value of First Deposit in a freely-negotiated transaction and in relation to the Board of Directors' then estimate of the future value of First Deposit as an independent entity. By having these standards in First Deposit's Articles of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of First Deposit, even if the price offered is significantly greater than the then market price of any equity security of First Deposit.

     Amendment of Articles of Incorporation and Bylaws. Amendments to First Deposit's Articles of Incorporation or Bylaws changing or removing the provisions that:

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     .  require a classified Board of Directors;

     . require a super-majority vote of the shareholders to change the number of directors, remove a director without cause or approve a merger or sale of First Deposit;

     .  eliminate personal liability of directors; or

     . allow the board to consider factors in addition to price when evaluating acquisitions offers must be approved by the affirmative vote of the holders of at least 80.0% of the issued and outstanding stock of First Deposit unless two-thirds of the Board approves the amendment.

     Certain Bylaw Provisions. The Bylaws of First Deposit require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give at least 30 days advance notice to the Secretary of First Deposit. The notice provision requires a shareholder who desires to raise new business to provide certain information to First Deposit concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide First Deposit with certain information concerning the nominee and the proposing shareholder.

     Dissenters' Rights of Appraisal. After the conversion, the rights of appraisal of dissenting shareholders of First Deposit will be governed by Georgia law. Pursuant thereto, a shareholder of a Georgia corporation generally has the right to dissent from any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if:

     . as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders, or

     . the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's shareholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 shareholders;
        (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
        (c) above.

Anti-Takeover Effects of First Deposit's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion

     The provisions described above are intended to reduce First Deposit's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, restricted stock program or stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Douglas Federal and First Deposit in the event of a takeover. See "Management of Douglas Federal -- Employment Agreements."

     First Deposit's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of First Deposit and its shareholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of First Deposit and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of First Deposit and that otherwise is in the best interest of all shareholders.

Restrictions in Our New Charter and Bylaws

     Although we are not aware of any effort to obtain control of us after the conversion, we believe that it is appropriate to adopt certain provisions permitted by federal regulations to protect our interests and that of our shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of First Deposit, as our sole shareholder. See "Risk Factors -- Our Charter and Bylaws contain anti-takeover provisions that could discourage acquisitions of control."

     Our federal stock Charter will contain a provision whereby acquiring or offering to acquire beneficial ownership of more than 10.0% of the issued and outstanding shares of any class of our equity securities by any person, either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the conversion. Any stock in excess of 10.0% acquired in violation of the federal stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which we form a holding company without a change in the respective beneficial ownership interests of our shareholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10.0% of the shares of the common stock of First Deposit seek, among other things, to elect one-third or more of First Deposit's Board of Directors, to cause First Deposit's shareholders to approve the acquisition or corporate reorganization of First Deposit or to exert a continuing influence on a material aspect of the business operations of First Deposit, which actions could indirectly result in a change in our control, our Board of Directors will be able to assert this provision of our federal stock Charter against such holders. Although our Board of Directors is not currently able to determine when and if it would assert this provision, our Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Douglas Federal, First Deposit and First Deposit's shareholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in our control indirectly through a change in control of First Deposit. Finally, for five years, shareholders will not be permitted to call a special meeting of shareholders relating to a change of our control or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of our management in the years immediately following the conversion.

     Although we have no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of Douglas Federal," for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, our Board of Directors believes that the availability of such shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of us of which our Board of Directors does not approve, it may be possible for our Board of Directors to authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. Our Board of Directors does not intend to issue any preferred stock except on terms which the Board deems to be in our best interest and that of our then existing shareholders.

Regulatory Restrictions

     The plan of conversion prohibits any person, before the completion of the conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the plan or the common stock to be issued upon their exercise. The plan also prohibits any person, before the completion of the conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or common stock.

     For three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring or making an offer to acquire more than 10.0% of the stock of any converted savings institution, except for:

     . offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1.0% of such stock;

     . offers for up to 25.0% in the aggregate by the ESOP or our other tax qualified plans; or

     . offers which are not opposed by our Board of Directors and which receive the prior approval of the Office of Thrift Supervision.

     Such prohibition is also applicable to the acquisition of the stock of First Deposit. Such acquisition may be disapproved by the Office of Thrift Supervision if it finds, among other things, that the proposed acquisition would:

     . frustrate the purposes of the provisions of the regulations regarding conversions;

     .  be manipulative or deceptive;

     .  subvert the fairness of the conversion;

     .  be likely to result in injury to the savings institution;

     .  not be consistent with economical home financing;

     .  otherwise violate law or regulation; or

     . not contribute to the prudent deployment of the savings institution's conversion proceeds.

In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10.0% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for First Deposit's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the Office of Thrift Supervision regulations.

     In addition, any proposal to acquire 10.0% of any class of equity security of First Deposit generally would require approval by the Office of Thrift Supervision under the Change in Bank Control Act. The Office of Thrift Supervision requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval before offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in Office of Thrift Supervision regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that the:

     .  acquisition would substantially lessen competition;

     . financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or

     . competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under Office of Thrift Supervision regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10.0% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of First Deposit or Douglas Federal which have not received prior regulatory approval.

                 DESCRIPTION OF CAPITAL STOCK OF FIRST DEPOSIT

General

     First Deposit is authorized to issue 10,000,000 shares of common stock having no par value per share and 10,000,000 shares of preferred stock having no par value per share. Based on the sale of common stock in connection with the conversion, First Deposit currently expects to issue up to 1,449,000 shares of common stock, or 1,666,350 in the event of an increase of 15.0% in the estimated price range, and no shares of preferred stock in the conversion. Except as discussed above in "Restrictions on Acquiring Douglas Federal or First Deposit," each share of First Deposit's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and non-assessable.

     The common stock of First Deposit will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

     Dividends. First Deposit can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. First Deposit's payment of dividends is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation and Supervision." First Deposit's shareholders will be entitled to receive and share equally in such dividends as its Board of Directors may declare out of funds legally available therefor. If First Deposit issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon conversion, the holders of common stock of First Deposit will possess exclusive voting rights in First Deposit. They will elect First Deposit's Board of Directors and act on such other matters as are required to be presented to them under Georgia law or First Deposit's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquiring Douglas Federal and First Deposit," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Deposit issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters may require an 80.0% shareholder vote. See "Restrictions on Acquiring Douglas Federal and First Deposit."

     Liquidation. In the event of the liquidation, dissolution or winding up of First Deposit, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Deposit available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of First Deposit will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not redeemable by First Deposit.

Preferred Stock

     None of the shares of First Deposit's authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

              DESCRIPTION OF THE CAPITAL STOCK OF DOUGLAS FEDERAL

General

     Our federal stock Charter, to be effective upon the conversion, authorizes the issuance of capital stock consisting of 5,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as our Board of Directors may determine. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the conversion, our Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the federal stock Charter without the approval of our shareholders. First Deposit will hold all of our issued and outstanding common stock as our sole shareholder. Our capital stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

     Dividends. The holders of our common stock will be entitled to receive and to share equally in such dividends as our Board of Directors may declare out of funds legally available therefor, subject to the preferences of holders of the outstanding shares of any class of stock having preference over such common stock as to the payment of dividends. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation -- Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the conversion, the holders of our common stock will possess exclusive voting rights. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the conversion, cumulation of votes will not be permitted. See "Restrictions on Acquiring Douglas Federal and First Deposit -- Anti-Takeover Effects of First Deposit's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion."

     Liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive, after payment of all of our debts, deposits and other liabilities, and distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all of our assets available for distribution in cash or in kind. If preferred stock is issued after the conversion, the holders thereof may also have priority over the holders of common stock in the event of our liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to redemption. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

Preferred Stock

     None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting power of the holders of common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                         TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is The Registrar and Transfer Company.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and December 31, 1997, have been included herein in reliance upon the report of Mauldin & Jenkins, LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson & Company has consented to the publication herein of the summary of its report to Douglas Federal and First Deposit setting forth its opinion as to the estimated market value of the common stock upon conversion and its opinion with respect to subscription rights.

                            LEGAL AND TAX OPINIONS

     The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, our special counsel. Georgia income tax consequences will be passed upon for us by Mauldin & Jenkins, LLC. Certain legal matters will be passed upon for Trident Securities by Muldoon, Murphy & Faucette LLP, Washington, D.C.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Deposit has filed with the Securities and Exchange Commission ("Commission") a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information contained in the registration statement. Such information, including the Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including First Deposit. The conversion valuation Appraisal Report may also be inspected by our members at our offices during normal business hours. This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     We have filed an application for conversion with the Office of Thrift Supervision. The rules and regulations of the Office of Thrift Supervision, allow us to omit certain information contained in that application from this prospectus. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, Washington, D.C. 20552 and at the office of the Regional Director of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

     First Deposit has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This prospectus omits certain information contained in this application. The application may be inspected at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552.

     In connection with the conversion, First Deposit has registered its common stock with the Commission under Section 12(g) of the Securities Exchange Act of 1934, and, First Deposit and the holders of its stock must comply with the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10.0% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion , First Deposit has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

     A copy of the plan of conversion, Articles of Incorporation and the Bylaws of First Deposit and our Charter and Bylaws are available without charge from us. Our principal office is located at 8458 Campbellton Street, Douglasville, Georgia 30134-1803, and our telephone number at that address is (770) 942-5108.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                          DECEMBER 31, 1998 AND 1997

------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
INDEPENDENT AUDITOR'S REPORT............................................            F-2

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated balance sheets........................................            F-3
     Consolidated statements of income..................................            F-4
     Consolidated statements of comprehensive income....................            F-5
     Consolidated statements of retained earnings.......................            F-6
     Consolidated statements of cash flows..............................    F-7 and F-8
     Notes to consolidated financial statements.........................       F-9-F-30


All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

The financial statements of First Deposit Bancshares, Inc. have been omitted because First Deposit Bancshares, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

These financial statements have been prepared in accordance with Regulation SB of the Securities and Exchange Commission.

                         INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------


To the Board of Directors
Douglas Federal Bank, FSB and Subsidiary
Douglasville, Georgia


                  We have audited the accompanying consolidated balance sheets of Douglas Federal Bank, FSB and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Douglas Federal Bank, FSB and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ MAULDIN & JENKINS, LLC



Atlanta, Georgia
February 12, 1999

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997

==================================================================================================================
                              ASSETS                                          1998                      1997
                              ------                                 --------------------     --------------------
Cash and due from banks                                             $          7,556,511      $          5,663,428
Federal funds sold                                                               715,000                    65,000
Securities held-to-maturity (fair value $1,071,369
   and $4,405,084)                                                             1,042,000                 4,374,402
Securities available-for-sale                                                  3,706,925                 2,666,245
Loans held for sale                                                              188,350                   380,962
Loans receivable, net                                                         83,188,926                74,048,813
Other real estate owned                                                          228,402                   352,942
Premises and equipment                                                         1,777,472                 1,828,898
Real estate held for development and sale                                      1,744,502                 1,468,812
Accrued interest receivable                                                      475,315                   472,995
Other assets                                                                     268,589                   277,312
                                                                    --------------------      --------------------

          TOTAL ASSETS                                              $        100,891,992      $         91,599,809
                                                                    ====================      ====================

                    LIABILITIES AND RETAINED EARNINGS
                    ---------------------------------

Deposits
    Noninterest-bearing demand                                      $          3,826,066      $          2,281,599
    Interest-bearing demand and savings                                       31,350,310                24,958,708
    Time deposits                                                             50,509,550                48,636,575
                                                                    --------------------      --------------------
          Total deposits                                                      85,685,926                75,876,882
Federal Home Loan Bank advances                                                5,000,000                 6,000,000
Accrued expenses and other liabilities                                           543,709                   813,229
                                                                    --------------------      --------------------
          TOTAL LIABILITIES                                                   91,229,635                82,690,111
                                                                    --------------------      --------------------
 Commitments and contingent liabilities

Retained earnings, substantially restricted                                    9,632,457                 8,852,711
Accumulated other comprehensive income                                            29,900                    56,987
                                                                    --------------------      --------------------

           Total retained earnings                                             9,662,357                 8,909,698
                                                                    --------------------      --------------------

          TOTAL LIABILITIES AND RETAINED EARNINGS                   $        100,891,992      $         91,599,809
                                                                    ====================      ====================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                 1998                       1997
                                                                            --------------             --------------
INTEREST INCOME
    Mortgage loans                                                          $    6,472,776             $    6,084,240
    Other loans                                                                     97,671                     96,631
    Taxable securities                                                             362,076                    346,192
    Interest-bearing deposits and Federal funds sold                               229,780                    160,391
                                                                            --------------             --------------
          TOTAL INTEREST INCOME                                                  7,162,303                  6,687,454
                                                                            --------------             --------------

INTEREST EXPENSE
    Deposits                                                                     3,921,464                  3,544,616
    Federal Home Loan Bank advances                                                304,986                    238,584
                                                                            --------------             --------------
          TOTAL INTEREST EXPENSE                                                 4,226,450                  3,783,200
                                                                            --------------             --------------

          NET INTEREST INCOME                                                    2,935,853                  2,904,254
PROVISION FOR LOAN LOSSES                                                          107,805                     60,000
                                                                            --------------             --------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    2,828,048                  2,844,254
                                                                            --------------             --------------

OTHER INCOME
    Service charges on deposit accounts                                            203,420                    169,093
    Loan servicing income                                                           42,137                     48,226
    Gain on sale of securities available-for-sale                                  274,018                          0
    Gain on sale of loans                                                           85,880                    125,379
    Other operating income                                                         158,949                     69,647
                                                                            --------------             --------------
          TOTAL OTHER INCOME                                                       764,404                    412,345
                                                                            --------------             --------------

OTHER EXPENSES
    Salaries and employee benefits                                               1,127,935                  1,168,571
    Equipment and occupancy expenses                                               310,030                    276,637
    Other operating expenses                                                       969,928                    776,076
                                                                            --------------             --------------
          TOTAL OTHER EXPENSES                                                   2,407,893                  2,221,284
                                                                            --------------             --------------

          INCOME BEFORE INCOME TAXES                                             1,184,559                  1,035,315

INCOME TAX EXPENSE                                                                 404,813                    385,729
                                                                            --------------             --------------

          NET INCOME                                                        $      779,746             $      649,586
                                                                            ==============             ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                     1998            1997
                                                                  ----------      ----------
NET INCOME                                                        $  779,746      $  649,586
                                                                  ----------      ----------
OTHER COMPREHENSIVE INCOME (LOSS) :

 Unrealized gains (losses) on securities available-for-sale:

  Unrealized holding gains arising during period,
   net of taxes of $93,097 and $29,355, respectively                 142,804          56,987

  Adjustment for gains realized
   net income, net of  taxes of $104,127 and
   $--, respectively                                                (169,891)              -
                                                                  ----------      ----------
OTHER COMPREHENSIVE INCOME (LOSS)                                    (27,087)         56,987
                                                                  ----------      ----------

COMPREHENSIVE INCOME                                              $  752,659      $  706,573
                                                                  ==========      ==========

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997

________________________________________________________________________________


                                                       ACCUMULATED
                                                         OTHER         TOTAL
                                          RETAINED   COMPREHENSIVE    RETAINED
                                          EARNINGS      INCOME        EARNINGS
                                        -----------   ----------    -----------
BALANCE, DECEMBER 31, 1996              $ 8,203,125   $        -    $ 8,203,125
    Net income                              649,586            -        649,586
    Other comprehensive income                   -        56,987         56,987
                                        -----------   ----------    -----------
BALANCE, DECEMBER 31, 1997                8,852,711       56,987      8,909,698
    Net income                              779,746            -        779,746
    Other comprehensive loss                      -      (27,087)       (27,087)
                                        -----------   ----------    -----------
BALANCE, DECEMBER 31, 1998              $ 9,632,457   $   29,900    $ 9,662,357
                                        ===========   ==========    ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


----------------------------------------------------------------------------------------------------------------------
                                                                                 1998                        1997
                                                                        -------------------        -------------------
OPERATING ACTIVITIES
    Net income                                                            $        779,746           $        649,586
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                               177,844                    156,092
        Provision for loan losses                                                  107,805                     60,000
        Deferred income taxes                                                      (55,884)                    (8,269)
        Gain on sale of other real estate owned                                     (4,558)                   (20,666)
        Net realized gains on sales of securities
         available-for-sale                                                       (274,018)                        -
        (Increase) decrease in loans held for sale, net                            192,612                    (75,376)
        Gain on sale of land                                                      (113,682)                   (10,000)
        (Increase) decrease in accrued interest receivable                          (2,320)                    35,191
        Other operating activities                                                (193,881)                   131,993
                                                                        -------------------        -------------------

              Net cash provided by operating activities                            613,664                    918,551
                                                                        -------------------        -------------------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                                  (2,672,935)                (2,579,902)
    Proceeds from maturities of securities available-for-sale                      994,052                         -
    Proceeds from sales of securities available-for-sale                           874,104                         -
    Proceeds from maturities of securities held-to-maturity                      3,332,402                    843,772
    Increase in loans, net                                                      (9,436,299)                (5,810,522)
    Net increase in Federal funds sold                                            (650,000)                        -
    Purchase of premises and equipment                                            (128,619)                  (355,788)
    Proceeds from sales of premises and equipment                                    2,200                         -
    Proceeds from sales of other real estate owned                                 325,547                    269,712
    Investment in other real estate owned                                           (8,069)                   (43,683)
    Investment in real estate held for development and sale                       (626,684)                        -
    Purchase of real estate held for development and sale                               -                  (1,489,812)
    Proceeds from sales of real estate held for
       development and sale                                                        464,676                     31,000
                                                                        -------------------        -------------------

              Net cash used in investing activities                             (7,529,625)                (9,135,223)
                                                                        -------------------        -------------------

FINANCING ACTIVITIES
    Net increase in deposits                                                     9,809,044                  6,422,788
    Net increase (decrease) in Federal Home Loan Bank
        advances                                                                (1,000,000)                 5,250,000
                                                                        -------------------        -------------------

              Net cash provided by financing activities                          8,809,044                 11,672,788
                                                                        -------------------        -------------------


Net increase in cash and due from banks                                          1,893,083                  3,456,116

Cash and due from banks at beginning of year                                     5,663,428                  2,207,312
                                                                        -------------------        -------------------

Cash and due from banks at end of year                                    $      7,556,511           $      5,663,428
                                                                        ===================        ===================


                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1998 AND 1997


---------------------------------------------------------------------------------------------------

                                                                          1998           1997
                                                                      ------------- ---------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION
     Cash paid for:
          Interest                                                    $   4,205,701 $     3,823,587

          Income taxes                                                $     568,691 $       334,519

SUPPLEMENTAL DISCLOSURES OF NONCASH
     INVESTING ACTIVITIES
     Transfer of loans to other real estate owned                     $     188,381 $       310,868

     Unrealized (gains) losses on securities available-for-sale       $      38,117 $       (86,342)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           DOUGLAS FEDERAL BANK, FSB
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POlICIES

         NATURE OF BUSINESS

          Douglas Federal Bank, FSB (the "Company") is a federally chartered thrift with operations in Douglasville, Douglas County, Georgia. The Company provides a full range of banking services in its primary market area of Douglas County, Georgia and the surrounding counties. Pinehurst Corp. was incorporated in July 1995 and is a wholly-owned subsidiary of the Company. Pinehurst Corp. was organized for the purpose of developing and selling real estate in its primary market area of Douglas County.

         BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND DUE FROM BANKS

          Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks. At December 31, 1998 and 1997, cash and due from banks included interest-bearing due from bank accounts in the amounts of $6,683,371 and $4,670,875, respectively.

          The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SECURITIES

          Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in retained earnings, net of tax. Marketable equity securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in equity, net of tax. Equity securities without a readily determinable fair value are classified as available-for-sale and carried at cost.

          Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

         LOANS HELD FOR SALE

          Loans held for sale consist of mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells certain mortgage loans to third party investors. The Company's practice is to originate these mortgage loans subject to existing purchase commitments from third party investors.

         LOANS

          Loans are carried at their principal amounts outstanding less deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

          Loan origination fees and certain direct costs incurred in originating loans are deferred and recognized as income over the contractual life of the loan.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



--------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         LOANS (CONTINUED)

          The allowance for loan losses is maintained at a level that management believes to be adequate to absorb losses specifically identified in the loan portfolio and probable losses inherent in other loans in the loan portfolio. Management's determination of the adequacy of the allowance is based on specific allocations of identified classified loans and specific allocations based on past loan loss experience and general allocations based on current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

          The accrual of interest on loans is discontinued when a loan is 90 days or more past due or when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

          A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         PREMISES AND EQUIPMENT

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Other Real Estate Owned

                     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

                  Real Estate Held for Development and Sale

                     Real estate held for development and sale are carried at the lower of cost or net realizable value. Carrying costs associated with the properties under development are capitalized as part of the construction costs during the construction period.

                     Sales of real estate are recognized upon closing. The recognition of gains is dependent upon and determined by the terms and conditions of the sale and whether the Company has provided financing to facilitate such sales. If the transaction does not meet the initial investment requirements of Statement of Financial Accounting Standards ("SFAS") No. 66, "Accounting for Sales of Real Estate", income recognition is deferred until such requirements are met. Gains recognized or deferred are based on the proceeds from sale, less selling costs and the carrying value of the real estate. Any losses are recognized at time of sale.

                  Income Taxes

                     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

                     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Income Taxes (Continued)

                     The Company and the subsidiary file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes of the consolidated group.

                  Profit-Sharing Plan

                     Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

                  Reclassifications

                     Certain balance sheet and income statement items for the year ended December 31, 1997 have been reclassified, with no effect on total assets or net income, to be consistent with classifications adopted for the year ended December 31, 1998.

                  Comprehensive Income

                     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Recent Developments

                     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.        SECURITIES

               The amortized cost and fair value of securities are summarized as follows:

                                                                                Gross            Gross
                                                            Amortized        Unrealized       Unrealized           Fair
                                                              Cost              Gains           Losses             Value
                                                         ----------------  ---------------- ----------------  ----------------
                     Securities Available-for-Sale
                        December 31, 1998:
                           U. S. Government and
                             agency securities           $     2,491,538   $        13,800  $       (1,126)   $     2,504,212
                           Freddie Mac stock                     178,014            20,252                -           198,266
                           FNMA stock                            275,748            15,299                -           291,047
                           Federal Home Loan
                              Bank stock                         713,400                 -                -           713,400
                                                         ----------------  ---------------- ----------------  ----------------
                                                         $     3,658,700   $        49,351  $       (1,126)   $     3,706,925
                                                         ================  ================ ================  ================

                        December 31, 1997:
                           U. S. Government and
                             agency securities           $     1,487,401   $        12,161  $             -   $     1,499,562
                           Freddie Mac stock                     145,748            22,062                -           167,810
                           FNMA stock                            233,354            52,119                -           285,473
                           Federal Home Loan
                              Bank stock                         713,400                 -                -           713,400
                                                         ----------------  ---------------- ----------------  ----------------
                                                         $     2,579,903   $        86,342  $             -   $     2,666,245
                                                         ================  ================ ================  ================
                     Securities Held-to-Maturity
                        December 31, 1998:
                           FHLMC Mortgage-backed
                              securities                 $     1,042,000   $        29,369  $             -   $     1,071,369
                                                         ================  ================ ================  ================

                        December 31, 1997:
                           U. S. Government and
                             agency securities           $     3,000,509   $             -  $      (13,164)   $     2,987,345
                           FHLMC Mortgage-backed
                              securities                       1,373,893            43,846                -         1,417,739
                                                         ----------------  ---------------- ----------------  ----------------
                                                         $     4,374,402   $        43,846  $      (13,164)   $     4,405,084
                                                         ================  ================ ================  ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 2.        SECURITIES (Continued)

               The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                          Securities Available-for-Sale       Securities Held-to-Maturity
                                                         ---------------------------------  ---------------------------------
                                                           Amortized           Fair            Amortized           Fair
                                                              Cost             Value             Cost             Value
                                                         ---------------  ----------------  ----------------  ---------------
                  Due from one year to five years        $    1,991,538   $     2,005,338   $             -   $            -
                  Due from five years to ten years              500,000           498,874                 -                -
                  Mortgage-backed securities                          -                 -         1,042,000        1,071,369
                  Equity securities                           1,167,162         1,202,713                 -                -
                                                         ---------------  ----------------  ----------------  ---------------
                                                         $    3,658,700   $     3,706,925   $     1,042,000   $    1,071,369
                                                         ===============  ================  ================  ===============

               Securities with a carrying value of $751,475 and $1,021,296 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

               For the year ended December 31, 1998, gross gains on sales of securities available-for-sale were $274,018. There were no sales of securities for the year ended December 31, 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------

NOTE 3.        LOANS RECEIVABLE

               The composition of loans receivable is summarized as follows:

                                                                                                   December 31,
                                                                                       -------------------------------------
                                                                                              1998                 1997
                                                                                       -----------------    ----------------
                      Commercial                                                       $      1,268,000     $       871,000
                      Real estate - construction                                              6,765,000           5,323,000
                      Real estate - one-to-four family                                       69,327,272          62,183,691
                      Real estate - home equity                                               3,547,000           3,124,000
                      Real estate - commercial                                                2,529,000           2,501,000
                      Consumer and other loans                                                  962,000           1,136,000
                                                                                       -----------------    ----------------
                                                                                             84,398,272          75,138,691
                      Deferred fees and costs                                                 (209,346)           (224,320)
                      Allowance for loan losses                                             (1,000,000)           (865,558)
                                                                                       -----------------    ----------------
                      Loans receivable, net                                            $     83,188,926     $    74,048,813
                                                                                       =================    ================

               Changes in the allowance for loan losses are as follows:

                                                                                                     December 31,
                                                                                           ----------------------------------
                                                                                                 1998               1997
                                                                                           ---------------    ---------------
                      Balance, beginning of year                                           $      865,558     $      784,062
                         Provision for loan losses                                                107,805             60,000
                         Loans charged off                                                         (1,423)                 -
                         Recoveries of loans previously charged off                                28,060             21,496
                                                                                           ---------------    ---------------
                      Balance, end of year                                                 $    1,000,000     $      865,558
                                                                                           ===============    ===============

                  The total recorded investment in impaired loans was $982,942 and $1,082,100 at December 31, 1998 and 1997, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The average recorded investment in impaired loans for 1998 and 1997 was $1,017,236 and $1,050,250, respectively. Interest income on impaired loans of $77,544 and $94,763 was recognized for cash payments received for the years ended 1998 and 1997, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 3.  LOANS RECEIVABLE (CONTINUED)

         The Company has granted loans to certain related parties, including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

           Balance, beginning of year                   $     181,274
              Advances                                        145,000
              Repayments                                     (176,455)
                                                        --------------
           Balance, end of year                         $     149,819
                                                        ==============

         As of December 31, 1998 and 1997, the Company was servicing loans for others with approximate balances of $14,657,911 and $13,728,351, respectively.

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                DECEMBER 31,
                                     -----------------------------------
                                          1998               1997
                                     ----------------    ---------------
           Land                      $       980,194     $      980,194
           Buildings                         728,593            712,360
           Equipment                       1,298,685          1,188,500
                                     ----------------    ---------------
                                           3,007,472          2,881,054
           Accumulated depreciation       (1,230,000)        (1,052,156)
                                     ----------------    ---------------
                                     $     1,777,472     $    1,828,898
                                     ================    ===============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 5.  DEPOSITS

         The amount of time deposits of $100,000 and over was $12,756,042 and $14,041,171 at December 31, 1998 and 1997, respectively. Deposits in excess of $100,000 are not insured by the FDIC, amounts which totaled $1,256,042 and $1,941,171 as of December 31, 1998 and 1997,
         respectively.


                                                                        BALANCE                     WEIGHTED AVERAGE RATE
                                                                       DECEMBER 31,                     AT DECEMBER 31,
                                                           ---------------------------------- ----------------------------------
                                                                 1998              1997             1998              1997
                                                           ----------------  ---------------- ----------------  ----------------
                     Noninterest bearing demand            $     3,826,066   $     2,281,599              - %               - %
                     Interest bearing demand and savings        31,350,310        24,958,708            3.96%             3.51%
                     Certificates of deposit                    50,509,550        48,636,575            5.60%             5.80%
                                                           ----------------  ---------------- ----------------  ----------------
                                                           $    85,685,926   $    75,876,882            4.75%             4.87%
                                                           ================  ================ ================  ================

         At December 31, 1998, scheduled maturities of time deposits are as follows:

          Years ended December 31,
             1999                                            $     38,960,580
             2000                                                   6,548,662
             2001                                                   1,858,931
             2002                                                   2,133,964
             2003                                                     936,047
             Thereafter                                                71,366
                                                             -----------------
                                                             $     50,509,550
                                                             =================

         Interest expense on deposits is summarized as follows:

                                                       DECEMBER 31,
                                            ----------------------------------
                                                   1998              1997
                                            ----------------  ----------------
           Transactions accounts            $       387,983   $       271,805
           Savings accounts                         696,085           575,295
           Certificates of deposit                2,837,396         2,697,516
                                            ================  ================
                                            $     3,921,464   $     3,544,616
                                            ================  ================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6.  FEDERAL HOME LOAN BANK ADVANCES

         Federal Home Loan Bank advances consist of the following:

                                                                                             DECEMBER 31,
                                                                                 ----------------------------------
                                                                                        1998              1997
                                                                                 ----------------  ----------------
           Advance from the Federal Home Loan Bank with interest at 5.90%,
              due on July 3, 2000.                                                $     1,000,000   $             -
           Advance from the Federal Home Loan Bank with interest at 5.29%,
              due on September 18, 2000.                                                1,000,000                 -
           Advance from the Federal Home Loan Bank with interest at 5.96%,
              due on July 2, 2001.                                                      1,000,000                 -
           Advance from the Federal Home Loan Bank with interest at 5.63%,
              due on August 28, 2001.                                                   1,000,000                 -
           Advance from the Federal Home Loan Bank with interest at 5.21%,
              due on October 1, 2001.                                                   1,000,000                 -
           Advance from the Federal Home Loan Bank with interest at 6.41%,
              due on September 14, 1998.                                                        -         1,000,000
           Variable rate advance from the Federal Home Loan Bank
              at .25% plus the overnight investment rate.
              Matured on December 31, 1998.                                                     -         5,000,000
                                                                                  ================  ================
                                                                                  $     5,000,000   $     6,000,000
                                                                                  ================  ================

         The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and the Company's Federal Home Loan Bank stock.

         Aggregate maturities of Federal Home Loan Bank advances at December 31, 1998 are as follows:

           2000                           $      2,000,000
           2001                                  3,000,000
                                          -----------------
                                          $      5,000,000
                                          =================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 7.  EMPLOYEE BENEFIT PLAN

         The Company has a defined contribution plan covering all employees, subject to certain minimum age and service requirements. The contributions were $117,799 and $126,500 for the years ended December 31, 1998 and 1997, respectively.

NOTE 8.  INCOME TAXES

         Income tax expense consists of the following:

                                                           DECEMBER 31,
                                                  -----------------------------
                                                      1998            1997
                                                  -------------   -------------
            Current                               $    460,697    $    393,998
            Deferred                                   (55,884)         (8,269)
                                                  -------------   -------------
                     Income tax expense           $    404,813    $    385,729
                                                  =============   =============

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                    DECEMBER 31,
                                                              ------------------------------------------------------
                                                                         1998                          1997
                                                              -------------------------    -------------------------
                                                                Amount        Percent         Amount        Percent
                                                              ------------   ----------    ------------   ----------
           Tax provision at statutory rate                     $  402,750        34 %       $   352,007        34 %
             State income tax                                      19,632         2              19,394         2
             Other                                                (17,569)       (2)             14,328         1
                                                               -----------   ----------    ------------   ----------
           Income tax expense                                  $  404,813        34 %       $   385,729        37 %
                                                               ===========   ==========    ============   ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 8.  INCOME TAXES (CONTINUED)

         The components of deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                 -------------------------------
                                                     1998              1997
                                                 -------------     -------------
           Deferred tax assets:
             Loan loss reserves                   $    169,408      $    107,560
                                                 -------------     -------------
           Deferred tax liabilities:
             Depreciation                               40,119            20,705
             FHLB stock                                 42,401            42,401
             Other                                           -            13,450
             Securities available-for-sale              18,325            29,356
                                                 -------------     -------------
                                                       100,845           105,912
                                                 -------------     -------------

             Net deferred tax assets              $     68,563      $      1,648
                                                 =============     =============


NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES

         The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for these loans are based on market rates at the time of the commitment. The Company generally has ten days after the loan closing to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment until funding. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

         The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

         As of December 31, 1998 and 1997, the Company had commitments to sell loans of $188,350 and $380,962, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

         The Company enters into residential construction and commercial loan commitments to fund loans to its customers at prime based interest rates in the normal course of business. These instruments involve credit risk in excess of the amount recognized in the financial statements.

         In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments consist of commitments to extend credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                                            DECEMBER 31,
                                                                               -------------------------------------
                                                                                      1998                1997
                                                                               ------------------   ----------------
           Unfunded mortgage loan commitments                                   $    1,374,567       $    784,762
           Construction loan commitments                                             4,172,033          3,443,407
           Other commitments to extend credit                                        1,418,996          1,635,955
                                                                               ------------------   ----------------
                                                                                $    6,965,596       $  5,864,124
                                                                               ==================   ================


         As of December 31, 1998, variable rate commitments to make loans or fund outstanding lines of credit amounted to approximately $1,418,996 and fixed rate commitments amounted to $5,546,600. The interest rates on variable rate commitments ranged from 8.00% to 10.50% and interest rates on fixed rate commitments ranged from 7.00% to 10.50% as of December 31, 1998.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------


NOTE 9.  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

         YEAR 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that;
         (1) the modifications and conversions will remedy all deficiencies, (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.          Concentrations of Credit

                  The Company originates primarily commercial, residential, and consumer loans to customers in Douglas County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in their primary market area.

                  Ninety-seven percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned and real estate held for development and sale is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in the Company's primary market area.

                  The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of $1,320,000.

NOTE 11.          REGULATORY MATTERS

                  The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, Tier I capital to total adjusted assets, core capital to total adjusted assets, and tangible capital to total adjusted assets. Management believes, as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject.

                  As of December 31, 1998, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company's category.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11.  Regulatory Matters (Continued)

          The Company's actual capital amounts and ratios are presented in the following tables.

                                                                                                            To Be Well
                                                                                 For Capital            Capitalized Under
                                                                                   Adequacy             Prompt Corrective
                                                         Actual                    Purposes             Action Provisions
                                                 ------------------------  ------------------------- -------------------------
                                                    Amount       Ratio        Amount        Ratio       Amount        Ratio
                                                 -------------  ---------  --------------  --------- -------------  ----------
                                                                            (Dollars in Thousands)
                                                 -----------------------------------------------------------------------------
               As of December 31, 1998:
                  Total Capital
                     (to Risk Weighted Assets):
                     Consolidated                $      8,513     15.08%   $       4,515      8.00%  $      5,644      10.00%
                  Tier I Capital
                     (to Risk Weighted Assets):
                     Consolidated                $      7,804     13.83%   $       2,258      4.00%  $      3,387       6.00%
                  Tier I Capital
                     (to Total Adjusted Assets):
                     Consolidated                $      7,804      7.88%   $       3,961      4.00%  $      4,952       5.00%
                  Core Capital
                     Consolidated                $      7,804      7.88%   $       2,971      3.00%  $          -          -
                  Tangible Capital
                     Consolidated                $      7,804      7.88%   $       1,485      1.50%  $          -          -


               As of December 31, 1997:
                  Total Capital
                     (to Risk Weighted Assets):
                     Consolidated                $      7,920     15.32%   $       4,136      8.00%  $      5,171      10.00%
                  Tier I Capital
                     (to Risk Weighted Assets):
                     Consolidated                $      7,271     14.06%   $       2,068      4.00%  $      3,103       6.00%
                  Tier I Capital
                     (to Total Adjusted Assets):
                     Consolidated                $      7,271      8.47%   $       3,434      4.00%  $      4,292       5.00%
                  Core Capital
                     Consolidated                $      7,271      8.08%   $       2,699      3.00%  $          -          -
                  Tangible Capital
                     Consolidated                $      7,271      8.08%   $       1,350      1.50%  $          -          -

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11.  Regulatory Matters (Continued)

          A reconciliation of GAAP capital at December 31, 1998 is as follows:


                                                                             Total          Tier I        Tangible
                                                                          -------------  -------------- -------------
                                                                                    (Dollars in Thousands)
                                                                          -------------------------------------------
              GAAP capital                                                $     9,662    $      9,662   $      9,662
              Accumulated other comprehensive income                              (30)            (30)           (30)
              Allowable allowance for loan losses                                 709               -              -
              Investment in subsidiary                                         (1,828)         (1,828)        (1,828)
                                                                          -------------  -------------- -------------
                                                                          $     8,513    $      7,804   $      7,804
                                                                          =============  ============== =============

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          Cash and Due From Banks, and Federal Funds Sold:

            The carrying amounts of cash and due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

          Available-for-Sale and Held-to-Maturity Securities:

            Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Loans Held for Sale:

            The carrying amounts of loans held for sale approximate their fair values.

          Loans:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

          Deposits:

            The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

          Accrued Interest:

            The carrying amounts of accrued interest approximate their fair values.

          Federal Home Loan Bank Advances:

            The fair value of the Company's Federal Home Loan Bank advances are estimated using discounted cash flow models, using current market interest rates offered on similar borrowings.

          Off-Balance Sheet Instruments:

            Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

            The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                    December 31, 1998                    December 31, 1997
                                           ------------------------------------  -----------------------------------
                                               Carrying             Fair             Carrying            Fair
                                                Amount             Value              Amount             Value
                                           -----------------  -----------------  -----------------  ----------------
            Financial assets:
               Cash and due from
                  banks, and
                  Federal funds sold       $      8,271,511   $      8,271,511   $      5,728,428   $     5,728,428
               Securities                         3,706,925          3,706,925          2,666,245         2,666,245
               available-for-sale
               Securities held-to-maturity        1,042,000          1,071,369          4,374,402         4,405,084
               Loans held for sale                  188,350            188,350            380,962           380,962
               Loans                             83,188,926         83,017,000         74,048,813        77,350,000
               Accrued interest receivable          475,315            475,315            472,995           472,995

            Financial liabilities:
               Deposits                    $     85,685,926   $     86,515,376   $     75,876,882   $    75,949,307
               Other borrowings                   5,000,000          5,000,000          6,000,000         6,000,000
               Accrued interest payable             134,156            134,156            113,407           113,407


NOTE 13.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                       1998                1997
                                                                                 -----------------   -----------------
               Computer service                                                  $        113,399    $         84,415
               NOW account expenses                                                       124,676             135,670
               Conversion losses                                                           90,000                   -

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14.  PLAN OF CONVERSION

            On February 9, 1999, Douglas Federal Bank's Board of Directors adopted a plan of conversion ("Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, subject to approval by Douglas Federal Bank's members. The Plan, which includes the formation of a thrift holding company, First Deposit Bancshares, Inc. ("First Deposit"), is subject to approval by the OTS and includes the filing of a registration statement with the Securities and Exchange Commission.

            The Plan is expected to be accomplished by the sale of common stock of First Deposit and the acquisition of all of the capital stock of Douglas Federal Bank by First Deposit in exchange for a portion of the net proceeds of the conversion. First Deposit's common stock will be offered to various eligible account holders, to an Employee Stock Ownership Plan, to other supplemental eligible depositors, and to other members in a subscription offering. Shares of First Deposit's common stock not subscribed for in the subscription offering, if any, may be offered for sale in a community offering, as determined by the Board of Directors of Douglas Federal bank.

            At the time of conversion, Douglas Federal Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, "eligible depositors") who continue to maintain their deposit accounts in Douglas Federal Bank after conversion. In the event of a complete liquidation of Douglas Federal Bank (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive distribution from the liquidation account before any liquidation may be made with respect to common stock.

            Douglas Federal Bank may not declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

            Conversion costs will be deducted from the proceeds of sale of common stock and recorded as a reduction to equity. If the conversion is not completed, all costs will be charged to expense.

You should rely only on the information contained in this prospectus or that we have referred to you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a the solicitation of an offer to buy, any of the shares of common stock offered hereby, to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has been no change in the affairs of Douglas Federal or First Deposit since such date.


                        FIRST DEPOSIT BANCSHARES, INC.

      (Holding Company for Douglas Federal Bank, a Federal Savings Bank)

                               1,449,000 Shares
                                 Common Stock


                                  PROSPECTUS

                              TRIDENT SECURITIES

                              Dated May 14, 1999


                     Dealer Prospectus Delivery Obligation

Until August 12, 1999 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  Interests in
                        Douglas Federal Bank Employee's
                        Savings and Profit-Sharing Plan


                                      and


                        Offering of 1,449,000 Shares of
                         First Deposit Bancshares, Inc.
                           Common Stock, No Par Value




     This prospectus supplement relates to the offer and sale to participants in Douglas Federal Bank Employee's Savings and Profit-Sharing Plan (the "Plan") of participation interests and shares of common stock, no par value per share, of First Deposit Bancshares, Inc. ("First Deposit").

     The Board of Directors of Douglas Federal ("Douglas Federal") has adopted a plan that will convert the structure of Douglas Federal from a mutual savings institution to a stock savings institution. As part of the conversion, First Deposit has been established to acquire all of the stock of Douglas Federal and simultaneously offer First Deposit common stock to the public under the purchase priorities in Douglas Federal's plan of conversion. Plan participants may direct the Plan's trustee to invest funds in their Plan accounts in a fund holding only First Deposit common stock. Based upon the value of the Plan assets at May 6, 1999, the Plan's trustee could purchase up to 119,058 shares of First Deposit common stock at the purchase price of $10.00 per share. This prospectus supplement relates to the election of a Plan participant to invest all or a portion of their Plan funds in a fund holding only First Deposit common stock.

     The prospectus dated May 14, 1999 of First Deposit, which is attached to this prospectus supplement, includes detailed information regarding the conversion, First Deposit common stock and the financial condition, results of operations and business of Douglas Federal. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

     Please refer to "Risk Factors" beginning on page 9 of the prospectus.


            The date of this Prospectus Supplement is May 14, 1999.


These securities have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any other federal agency or any state securities commission, nor has such commission, office or other agency or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The shares of common stock offered hereby are not savings accounts or deposits and are not federally insured or guaranteed by the Bank Insurance Fund or the Savings Association Insurance

Fund of the Federal Deposit Insurance Corporation or any other government agency, nor are the shares of First Deposit common stock guaranteed by First Deposit or Douglas Federal. The entire amount of a purchaser's principal is subject to loss.

     No person has been authorized to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by Douglas Federal or the Plan. This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Douglas Federal or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS




The Offering.................................................................   1
     Securities Offered......................................................   1
     Election to Purchase First Deposit Common Stock in the Conversion of
     Douglas Federal.........................................................   1
     Value of Participation Interests........................................   2
     Method of Directing Transfer............................................   2
     Time for Directing Transfer.............................................   2
     Irrevocability of Transfer Direction....................................   2
     Direction to Purchase Common Stock After the Conversion.................   2
     Purchase Price of First Deposit Common Stock............................   2
     Nature of a Participant's Interest in First Deposit Common Stock........   3
     Voting and Tender Rights of First Deposit Common Stock..................   3

Description of the Plan......................................................   4
     Introduction............................................................   4
     Eligibility and Participation...........................................   4
     Contributions Under the Plan............................................   4
     Investment of Contributions.............................................   7
     Benefits Under the Plan.................................................   9
     Withdrawals and Distributions from the Plan.............................   9
     Administration of the Plan..............................................  11
     Reports to Plan Participants............................................  11
     Plan Administrator......................................................  11
     Amendment and Termination...............................................  11
     Merger, Consolidation or Transfer.......................................  12
     Federal Income Tax Consequences.........................................  12
     ERISA and Other Qualification...........................................  14
     Restrictions on Resale..................................................  14
     SEC Reporting and Short-Swing Profit Liability..........................  14
     Legal Opinions..........................................................  14


                                  THE OFFERING


Securities Offered

     The securities offered in connection with this prospectus supplement are participation interests in the Plan and shares of First Deposit common stock. Based on the value of the Plan assets as of May 6, 1999, the Plan may acquire up to 119,058 shares (assuming the actual purchase price is $10.00 per share) of First Deposit common stock to hold in the First Deposit Stock Fund. Only employees of Douglas Federal may participate in the Plan. The interests offered under this prospectus supplement and the sale of shares by First Deposit are conditioned on the completion of the conversion of Douglas Federal. Your ability to invest in the First Deposit Stock Fund is also limited by the purchase priorities contained in Douglas Federal's plan of conversion.

     This prospectus supplement contains information about the Plan. The attached prospectus contains information about the conversion of Douglas Federal and the financial condition, results of operations and business of Douglas Federal. The address of the principal executive office of Douglas Federal is 8458 Campbellton Street, Douglasville, Georgia 30134-1803. The telephone number of Douglas Federal is (770) 942-5108.


Election to Purchase First Deposit Common Stock in the Conversion of Douglas Federal

     You may direct the Plan's trustee to invest all or part of the funds in your Plan account in the First Deposit Stock Fund. Based upon your election, to the extent shares are available, the Plan's trustee will purchase First Deposit common stock in the conversion offering. If there are not sufficient shares of First Deposit common stock available to fill all subscriptions and some or all of your funds cannot be used to purchase First Deposit common stock, the trustee will apportion the First Deposit common stock among the subscribers and will return the remaining funds to your Plan account for investment in your most recent investment choices on record at Pentegra Group. You do not have to invest any of your funds in the First Deposit Stock Fund. If you do not elect to invest in the First Deposit Stock Fund, your Plan account will be invested, at your election, in the other investment options of the Plan.

     If you elect to invest your funds in the First Deposit Stock Fund, you will generally be able to sell your shares at any time. You may reinvest the proceeds of a sale of shares in any of the other investment options offered by the Plan. At this time, we do not anticipate that you will be able to purchase additional shares of First Deposit through the Plan.

     Your ability to invest in the First Deposit Stock Fund is based on your status as an eligible account holder or supplemental eligible account holder of Douglas Federal. You are an eligible account holder if you had an account with Douglas Federal of $50.00 or more on December 31, 1997. You are a supplemental eligible account holder if you had an account with Douglas Federal of $50.00 or more on March 31, 1999. If you are not an eligible account holder or supplemental eligible account holder, you may be eligible to invest in the First Deposit Stock Fund if you were a depositor of Douglas Federal as of May 1, 1999 or if you were a borrower from Douglas Federal with an outstanding loan on January 1, 1990 which was still outstanding on May 1, 1999. Persons in this category are referred to as other members of Douglas Federal.

     Eligible account holders, supplemental eligible account holders or other members may not purchase more than $350,000 of First Deposit common stock in the subscription offering. If you fall into one of the subscription offering categories, you have subscription rights to purchase shares of First Deposit common stock in the subscription offering and you may use funds in the Plan account to pay for First Deposit common stock for which you subscribe.

Value of Participation Interests

     As of May 6, 1999, the market value of the assets of the Plan equaled $1,190,588. The Plan administrator has informed each participant of the value of his or her account in the Plan as of March 31, 1999. The value of Plan assets represents past contributions by you and Douglas Federal to the Plan, plus or minus earnings or losses on the contributions, less previous withdrawals and loans. The assets of the Plan are valued on a daily basis.


Method of Directing Transfer

     The last two pages of this Prospectus Supplement are a form for you to direct an investment in the First Deposit Stock Fund (the "401(k) Plan Investment Form"). If you wish to invest all or part (in whole percentages of at least 1%) of your Plan account in the First Deposit Stock Fund, you need to complete the attached form. If you do not wish to make such an election, you do not need to take any action.


Time for Directing Transfer

     The deadline for submitting your direction to invest funds in the First Deposit Stock Fund is June 22, 1999. If you want to invest in the First Deposit Stock Fund, you must return the attached form to Patricia Owen of Douglas Federal by 12:00 p.m. on June 22, 1999.


Irrevocability of Transfer Direction

     Your direction to invest your Plan funds in the First Deposit Stock Fund cannot be changed after you have turned in your form. However, you will be able to direct the reinvestment of your Plan account after the conversion under the Plan, as explained below.


Direction To Purchase Common Stock After The Conversion

     After the conversion, you will be able to direct that a certain percentage (in multiples of not less than 1%) of the net value of your interests in the trust fund established for the Plan be transferred to the First Deposit Stock Fund and invested in First Deposit common stock, or to the other investment funds available under the Plan. Alternatively, you may direct that a certain percentage of your interest in the First Deposit Stock Fund be transferred to the trust fund to be invested in accordance with the terms of the Plan. You will be permitted to direct that future contributions made to the Plan by or on your behalf will be invested in First Deposit common stock. Special restrictions apply to transfers directed by officers, directors and principal shareholders of Douglas Federal who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.


Purchase Price of First Deposit Common Stock

     The trustee will pay $10.00 per share for shares of First Deposit common stock. This price is the price that will be paid by all other persons who purchase shares of First Deposit common stock in the conversion offering. The First Deposit common stock the trustee purchases after the conversion will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended.

Nature of a Participant's Interest in First Deposit Common Stock

     The trustee will hold First Deposit common stock in the name of the Plan. You have an allocable interest in the Plan's investment funds but not in any particular assets of the Plan. Accordingly, a specific number of shares of First Deposit common stock will not be directly attributable to your Plan account. Gains and losses are allocated to your Plan account based on the units you hold in the First Deposit Stock Fund. Therefore, earnings with respect to your Plan account should not be affected by the investments of other Plan participants.


Voting and Tender Rights of First Deposit Common Stock

     The trustee generally will exercise voting and tender rights attributable to all First Deposit common stock the trust fund holds as directed by Plan participants with interests in the First Deposit Stock Fund. With respect to each matter as to which holders of First Deposit common stock have a right to vote, each Plan participant will be allocated a number of voting instruction rights reflecting such Plan participant's proportionate interest in the First Deposit Stock Fund. The number of shares of First Deposit common stock held in the First Deposit Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised in the affirmative and negative, respectively. In the event of a tender offer for First Deposit common stock, the Plan provides that each Plan participant will be allotted a number of tender instruction rights reflecting such Plan participant's proportionate interest in the First Deposit Stock Fund. The percentage of shares of First Deposit common stock held in the First Deposit Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of tendering. The remaining shares of First Deposit common stock held in the First Deposit Stock Fund will not be tendered. The Plan makes provision for Plan participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

                            DESCRIPTION OF THE PLAN


Introduction

     Douglas Federal established the Plan effective May 1, 1999. The Plan is a cash or deferred arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The Plan will be submitted to the Internal Revenue Service in a timely manner for a determination that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and that its related trust(s) are qualified under Section 501(a) of the Internal Revenue Code.

     Douglas Federal intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code. Douglas Federal will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Internal Revenue Code and applicable Treasury Regulations.

     The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"). As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Plan participants or beneficiaries under the Plan.

     Applicable federal law imposes substantial restrictions on your right to withdraw amounts held under the Plan before your termination of employment with Douglas Federal. Federal law may also impose a 10% excise tax on withdrawals you make from the Plan before you reach age 59 1/2 regardless of whether the withdrawal occurs during or after your employment with Douglas Federal.

     Reference to Full Text of Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the Plan. Douglas Federal qualifies this overview in its entirety by reference to the full text of the Plan. You may obtain copies of the full Plan document by sending a request to Patricia Owen at Douglas Federal. You should carefully read the full text of the Plan document to understand your rights and obligations under the Plan.


Eligibility and Participation

     If you are age 21 or older, you may participate in the Plan after you work for Douglas Federal for one year. You must, however, work for at least 1,000 hours during your first year of employment. If you are not age 21, but work 1,000 hours during your first year of employment, your participation will be postponed until you turn 21. Employees covered by a collective bargaining agreement, which does not expressly provide for their coverage under the Plan and certain nonresident aliens are not eligible to participate in the Plan.


Contributions Under the Plan

     401(k) Plan Contributions. Each Plan participant may elect to reduce his or her compensation pursuant to a "salary reduction election" by an amount not to exceed the limitation on contributions permitted by the Plan and the Internal Revenue Code and have that amount contributed to the Plan on his or her behalf. Such elective contributions are credited to a separate elective account for each participant. See "Limitations on Contributions" below. For purposes of the Plan, "compensation" includes the compensation an employee receives from Douglas Federal for the calendar year before any reductions pursuant to the salary reduction election. "Compensation" includes salary, elective contributions, wages, overtime, commissions, bonuses and wage continuation payments to an employee who is absent due to an illness or disability of a short-term nature. "Compensation" does not include expense allowances, severance pay, fees, contributions other than elective contributions made to the Plan and contributions Douglas Federal makes to any other pension, insurance welfare or other employee benefit plan. As of January 1, 1998, the annual compensation of each Plan participant taken into account under the Plan is limited to $160,000 (adjusted for increases in the cost of living as permitted by the Internal Revenue Code). Generally, a Plan participant may elect to modify the amount contributed to the Plan under such participant's salary reduction election not more often than twice each year by providing written notice to the Plan Administrator within a reasonable time before commencement of the first day of the payroll period for which the modification is to become effective. However, special restrictions apply to persons subject to Section 16 of the Securities Exchange Act of 1934. Douglas Federal transfers elective contributions to the Plan's trustee. Douglas Federal will make no employer match contributions to the Plan.

     Notwithstanding the preceding, a Plan participant who receives a hardship distribution under the terms of the Plan may not be eligible to make additional contributions under a salary reduction election or have matching contributions made on his behalf for a period of 12 months after the receipt of the hardship distribution.

     Profit Sharing Contributions. Douglas Federal may make profit-sharing contributions to the Plan on an annual basis on behalf of eligible participants, but has no obligation to make such contributions. Such amounts are credited to each participant's Plan account in the same ratio as each Plan participant's compensation for that year bears to the total compensation of all participants entitled to share in the contribution for that year. After the conversion, at its discretion, Douglas Federal may credit to the Plan a participant's account in Douglas Federal's Employee Stock Ownership Plan. A participant is eligible year-end, if he or she has completed 12 months of continuous service and worked at least 1000 hours during the previous 12 months.

     Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions allocated to each Plan participant's Plan account and separate elective account during any Plan Year may not exceed the lesser of 25% of the Plan participant's
(S) 415 compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Internal Revenue Code). A Plan participant's
(S) 415 compensation is a Plan participant's compensation, excluding amounts Douglas Federal contributes to the Plan or to any other plan of deferred compensation or any distributions from a plan of deferred compensation. In addition, annual additions shall be limited to the extent necessary to prevent exceeding the limitations set forth in the Internal Revenue Code for all of the qualified defined benefit plans and defined contribution plans Douglas Federal maintains. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a participant, such excess will be disposed of as follows:

          any excess amount in the Plan participant's Plan account will be used to reduce Douglas Federal's contributions for such participant in the next Plan Year, and each succeeding Plan Year, if necessary;

          if an excess amount still exists, and the Plan participant is not
                                                                        ---
          covered by the Plan at the end of the Plan Year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce Douglas Federal's future contributions for all remaining participants in the next Plan Year, and each succeeding Plan Year, if necessary;

          if a suspense account is in existence at any time during the Plan Year, it will not share in any earnings or losses of the trust fund.

     Limitation on 401(k) Plan Contributions. The annual amount of deferred compensation under a salary reduction election of a Plan participant (when aggregated with any elective deferrals of the Plan participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed $7,000, adjusted for increases in the cost of living as permitted by the Internal Revenue Code (the limitation for 1999 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Plan participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Plan participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Plan participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Plan participant in the taxable year in which the excess deferral is made.

     Limitation on Plan Contributions for Highly Compensated Employees.
Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of deferred compensation that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of deferred compensation made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of deferred compensation credited to the Plan participant's separate elective account by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual deferral percentage of all other eligible employees, or (y) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary employee and employer matching contributions credited to the Plan participant's Plan account and the Plan participant's separate elective account by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual contribution percentage of all other eligible employees, or (y) the actual contribution percentage of all other eligible employees plus two percentage points.

     In general, a Highly Compensated Employee includes any employee who (1) was a five percent owner of Douglas Federal at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $80,000 and, if Douglas Federal so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 1998. Such amounts are adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess aggregate contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, Douglas Federal will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the following Plan Year.

     Top-Heavy Plan Requirements. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then

     . Douglas Federal may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and

     . certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan Douglas Federal maintains.

     In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Plan accounts of Plan participants who are key employees exceeds 60% of the aggregate balance of the Plan accounts of all Plan participants. Key employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of Douglas Federal having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in Douglas Federal, (3) a 5% owner of Douglas Federal, (i.e., owns directly or indirectly more than 5% of the outstanding stock of Douglas Federal, or stock possessing more than 5% of the total combined voting power of all stock of Douglas Federal) or (4) a 1% owner of Douglas Federal having annual compensation in excess of $150,000. The dollar amounts in the foregoing sentence are for 1998.


Investment of Contributions

     All amounts credited to your Plan account are held in trust. A trustee appointed by the Board of Directors of Douglas Federal administers the trust and invests the Plan assets.

     The Plan offers the following investment choices:

S&P 500 Stock Fund -       A passively managed, diversified equity portfolio
                           with the objective of simulating the performance of the Standard & Poor's Composite Index of 500 stocks.
                           An investment in this fund provides an opportunity for investment growth generally consistent with that of widely traded common stocks, but with a corresponding risk of decline in value.

Stable Value Fund -        A portfolio of fixed income contracts managed with
                           the objective of maximizing income at minimum risk of capital. Contributions are invested in fixed income instruments including but not limited to group annuity contracts issued by insurance companies.

S&P MidCap Stock Fund -    A passively managed, diversified portfolio of stocks
                           with the objective of replicating the performance of the S&P MidCap Index. An investment in this fund provides an opportunity for investment return generally consistent with that of smaller to medium sized company stocks, with an above average potential for increase or decrease in value.

International Stock Fund - A diversified portfolio of stocks of established international companies that offers the benefit of investment in foreign markets with the potential risk reduction of broad diversification.

Government Bond Fund -     A government instrument fund with the objective of
                           maximizing income at minimum risk of capital with underlying investments in obligations issued or guaranteed by the United States government or agencies or instrumentalities thereof.


Money Market Fund -        a diversified fund of high-quality, short-term
                           instruments issued by banks, corporations and the U.S. Government and its agencies. An investment in this fund achieves competitive, short-term rates of return while preserving the value of principal.

Asset Plus Asset Allocation Fund - A diversified fund consisting of stable value securities to reduce short-term risk and a broad range of large domestic and international companies to capture growth potential.

Growth and Income Asset Allocation Fund - a diversified fund investing in domestic and international stocks, government securities and stable value investments to pursue long-term appreciation and short-term stability.

Growth Asset Allocation Fund - a diversified fund investing in a broad range of domestic and international stocks with the potential of high growth.


     The Plan also provides that in addition to the funds described above, a Plan participant may direct the Plan's trustee to invest all or a portion of his or her Plan account or separate elective account in the First Deposit Stock Fund.

     Once per business day a participant may elect (in increments of 1%), to have both past and future contributions and additions to the Plan participant's separate elective account invested either in the First Deposit Stock Fund or among such other funds. Plan participants may also elect to have past contributions to their Plan accounts invested in either the First Deposit Stock Fund or among such other funds. Plan participants' Plan accounts may be invested in First Deposit common stock under the proposed terms of Douglas Federal's Employee Stock Ownership Plan. Because investment allocations only are required to be made in increments of 1%, Plan participants can invest their Plan accounts in each of the six available investment funds.

     A Plan participant who receives a loan from the Plan has a separate account established under the Plan. The amount of the loan is obtained from the Investment Funds in which the borrower's Plan accounts are invested on a pro-rata basis according to the terms of the Plan, except that no funds may come from amounts invested in the First Deposit Stock Fund. The balance of a Plan participant's loan account represents the unpaid principal and interest (if any) of such Plan participant's loan from the Plan. Repayments of principal and payments of interest on loans are invested by the trustee in the same manner as if the repayment were a contribution.

     The Plan participants' interest in the First Deposit Stock Fund consists of units whose value is related to a pro rata portion of the net asset value ("NAV") of the First Deposit Stock Fund. The NAV is determined daily and all realized and unrealized gains, dividends, and expenses are used to calculate the NAV. For purposes of such valuation, all of the trust's assets are valued at their fair market value.

     The First Deposit Stock Fund. The First Deposit Stock Fund will consist of investments in First Deposit common stock made on and after the consummation of
the conversion.   Each Plan participant's proportionate undivided beneficial interest in the First Deposit Stock Fund is measured by units. Each day a unit value will be calculated by determining the market value of the First Deposit common stock actually held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the First Deposit Stock Fund.

     On the occasion of the payment of a cash dividend, the unit value will be determined before the dividend is distributed. The trustee may use the dividend to purchase additional shares of First Deposit common stock, thereby increasing the total value of the First Deposit Stock Fund, and the value of each unit.
The Board of Directors of First Deposit may consider a policy of paying cash dividends on the First Deposit common stock in the future; however, no decision as to the amount or timing of cash dividends, if any, has been made. The trustee will, to the extent practicable, use all amounts held by it in the First Deposit Stock Fund to purchase shares of First Deposit common stock. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in First Deposit common stock, assets held in the First Deposit Stock Fund will be placed in bank deposits and other short-term investments.

     Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of First Deposit common stock for the First Deposit Stock Fund will be paid out of a cash account managed by the trustee. Therefore, although Plan participants' Plan accounts will not be directly adjusted for such fees, the market value of their Plan accounts will be reduced.

     As of the date of this prospectus supplement, none of the shares of First Deposit common stock have been issued or are outstanding and there is no established market for the First Deposit common stock. Accordingly, there is no record of the historical performance of the First Deposit Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of First Deposit and Douglas Federal and market conditions for the First Deposit common stock generally. See "Market for the Common Stock" in the Prospectus.

     Investments in the First Deposit Stock Fund may involve certain special risks in investments in First Deposit common stock. For a discussion of these risk factors, see "Risk Factors" in the prospectus.


Benefits Under The Plan

     A Plan participant, at all times, has a fully vested, nonforfeitable interest in his or her separate elective account and the earnings thereon under the Plan. A Plan participant vests in his or her Plan account according to the following schedule:


          Years                                         Vested
          of Service                                  Percentage
          ----------                                  ----------

          0-1 Years...................................    0%
          2 Years.....................................   20%
          3 Years.....................................   40%
          4 Years.....................................   60%
          5 Years.....................................   80%
          6 Years or more.............................  100%


Withdrawals And Distributions From The Plan

     Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the Plan participant's attainment of age 59 1/2 unless a Plan participant retires as permitted under the Plan, regardless of whether such a withdrawal occurs during his or her employment with Douglas Federal.

     Withdrawals Prior to Termination of Employment. Subject to the hardship distribution rules under the Plan, a Plan participant may withdraw all or a portion of his or her

     . separate elective account and

     . the vested interest in his or her Plan account.

The hardship distribution requirements ensure that Plan participants have a true financial need before a withdrawal may be made.

     A Plan participant may make a withdrawal from his or her separate elective account and Plan account after he or she turns 59 1/2 . A Plan participant after attaining age 59 1/2 may withdraw contributions to his or her separate elective account and contributions to the vested portion of his or her Plan account at any time. However, such withdrawals may not be made more often than two times during any Plan Year.

     Distribution Upon Retirement, Disability or Termination of Employment. Payment of benefits to a Plan participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment as soon as administratively feasible after such termination of employment if the vested value of the Plan participant's Plan account is $3,500 or less. If the vested portion of the Plan participant's Plan account balance is greater than $3,500, the Plan participant may request a distribution (subject to the minimum distribution rules) in a lump sum payment: (a) as soon as administratively possible after termination, (b) as of any Valuation Date up to 13 months after termination or (c) as of the date the Plan participant attains normal retirement age. At the request of the Plan participant, the distribution may include an in kind distribution of First Deposit common stock equal to the number of shares that can be purchased with the Plan participant's balance in the First Deposit Stock Fund. Benefit payments ordinarily shall be made not later than 60 days following the end of the Plan Year in which occurs the latest of the Plan participant's:

     .  termination of employment;

     .  the attainment of age 65; or

     . 10th anniversary of commencement of participation in the Plan; but in no event later than April 1 following the calendar year in which the Plan participant attains age 70 1/2.

However, if the vested portion of the Plan participant's Plan account balances exceeds $3,500, no distribution shall be made from the Plan before the Plan participant's attaining age 65 unless the Plan participant elects to receive an earlier distribution.

     Distribution upon Death. A participant who dies before the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse shall have his benefits paid to the surviving spouse in a lump sum as soon as administratively possible following the date of his death, unless the Plan participant elected before his death or the beneficiary so elects within 90 days of the Plan participant's death, to receive such distribution in a lump sum payment as of any Valuation Date which occurs within one year of the Plan participant's death. With respect to an unmarried Plan participant, and in the case of a married Plan participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary of a deceased participant shall be made in the form of a lump-sum payment in cash or in First Deposit common stock in the same manner described above as to a Plan participant with a surviving spouse.

     Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Internal Revenue Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Administration of The Plan

     The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA. Douglas Federal appoints the trustee to serve at its pleasure. The current trustee of the Plan is The Bank of New York.

     The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Plan participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust fund.

Reports To Plan Participants

     The Plan administrator will furnish to each Plan participant a statement at least quarterly showing (i) the balance in the Plan participant's Plan account as of the end of that period, (ii) the amount of contributions allocated to such participant's Plan account for that period, and (iii) the adjustments to such Plan participant's Plan account to reflect earnings or losses (if any).

Plan Administrator

     Pursuant to the terms of the Plan, the Plan is administered by one or more persons who are appointed by and who serve at the pleasure of Douglas Federal. Currently, the Plan administrator is the Retirement Committee of Douglas Federal consisting of John L. King, J. David Higgins and Mona Vieira. The administrator is responsible for administering the Plan, interpreting the provisions of the Plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the Plan, maintaining Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparing and filing all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for making all required disclosures to Plan participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Amendment and Termination

     Douglas Federal intends to continue the Plan indefinitely. Nevertheless, Douglas Federal may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her Plan accounts. Douglas Federal reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries or estates; provided, however, that Douglas Federal may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation Or Transfer

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust fund assets to another plan, the Plan requires that each Plan participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Internal Revenue Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY DISTRIBUTION FROM THE PLAN AND TRANSACTIONS INVOLVING THE PLAN.

     The Plan will be submitted to the IRS in a timely manner for a determination that it is qualified under Section 401(a) and 401(k) of the Internal Revenue Code, and that the related trust is exempt from tax under
Section 501(a) of the Internal Revenue Code. A plan that is "qualified" under these sections of the Internal Revenue Code is afforded special tax treatment, including the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Douglas Federal expects to adopt in a timely manner any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code. Following such an amendment, Douglas Federal will submit the Plan to the IRS for a determination that the Plan, as amended, continues to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code and that it continues to satisfy the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Should the Plan receive from the IRS an adverse determination letter regarding its tax exempt status, all participants would generally recognize income equal to their vested interest in the Plan, the Plan participants would not be permitted to transfer amounts distributed from the Plan to an IRA or to another qualified retirement plan, and Douglas Federal may be denied certain deductions taken with respect to the Plan.

     Lump Sum Distribution. A distribution from the Plan to a Plan participant or the beneficiary of a Plan participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Plan participant or beneficiary; (ii) due to the Plan participant's death, disability or separation from service, or after the Plan participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Plan participant under this Plan and all other profit sharing plans, if any, Douglas Federal maintains. The portion of any Lump Sum Distribution that is required to be included in the Plan participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, the Plan participant makes to any other profit sharing plans Douglas
Federal maintains which are included in such distribution.

     Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in this Plan or in any other profit-sharing plan Douglas Federal maintains (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Plan participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution due to the Plan participant's death (regardless of the period of the Plan participant's participation in this Plan or any other profit-sharing plan Douglas Federal maintains), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution the Plan participant or beneficiary receives, provided such amount is received on or after the Plan participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the Plan participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

     Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes First Deposit common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such First Deposit common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of such common stock to the Plan participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the First Deposit common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the First Deposit common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the First Deposit common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

     Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another Qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Plan participants have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Internal Revenue Code or to an IRA. If the Plan participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to an mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Plan participant or the joint lines of the Plan participant and his or her designated beneficiary, or
(b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.


ERISA and Other Qualification


     As noted above, the Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended, and will be submitted to the IRS for a determination that it is qualified under Section 401(a) of the Internal Revenue Code.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Internal Revenue Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Plan participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.


Restrictions on Resale


     If you are an "affiliate" of First Deposit or Douglas Federal, you may be subject to special rules under federal securities laws that affect your ability to sell shares you hold in the First Deposit Stock Fund or to transfer funds in the First Deposit Stock Fund to other Investment Funds. Directors, officers and substantial shareholders of First Deposit are generally considered "affiliates." Any person who may be an "affiliate" of Douglas Federal, may wish to consult with counsel before transferring any First Deposit common stock they own. If you are not considered an "affiliate" of Douglas Federal you may freely sell any shares of First Deposit common stock distributed to them under the Plan, either publicly or privately.


SEC Reporting and Short-Swing Profit Liability


     If you are an officer, director or more than 10% owner of First Deposit, you may be required to report purchases and sales of First Deposit common stock through the Plan to the Securities and Exchange Commission. In addition, you may be subject to special rules that provide for the recovery by First Deposit of profits realized by an officer director or a more than 10% owner from the purchase and sale or sale and purchase of the First Deposit common stock within any six-month period. However, the rules exempt many transactions involving the Plan from the reporting and profit recovery rules. You should consult with us regarding the impact of these rules on your transactions involving First Deposit common stock.


Legal Opinions


     The validity of the issuance of the common stock of First Deposit will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. Womble Carlyle Sandridge & Rice, PLLC acted as special counsel for Douglas Federal in connection with the conversion of Douglas Federal.

                              DOUGLAS FEDERAL BANK


                          401(k) PLAN INVESTMENT FORM



1.   Plan Participant Data


_______________________________________________________________________________
Print your full name above (Last, first, middle initial) Social Security Number



________________________________________________________________________________
Street Address               City                State                Zip



2.  Instructions


The Douglas Federal Bank Employees' Savings and Profit Sharing Plan (the "Plan") is giving participants a special opportunity to invest their account balances in a new investment fund - the First Deposit Stock Fund - which is comprised of common stock ("Common Stock") issued by First Deposit Bancshares, Inc. (the "Company") in connection with the reorganization of Douglas Federal Bank into the two-tier holding company form of organization. The percentage of a participant's account transferred at the direction of the member into the First Deposit Stock Fund will be used to purchase shares of Common Stock during the Subscription and Community Offerings. Please review the Prospectus (the "Prospectus") and the Prospectus Supplement (the "Supplement") before making any decision.

In the event of an oversubscription in the Subscription and Community Offerings so that the total amount you allocate to the First Deposit Stock Fund can not be used by the trustee to purchase Common Stock, your account will be reinvested in the other funds of the Plan as previously directed in your last investment election.

To direct a transfer of all or part of the funds credited to your accounts to the First Deposit Stock Fund, you should complete and file this form with Patricia Owen, Secretary, Douglas Federal Bank, no later than June 22, 1999 at 12:00 noon. If you need any assistance in completing this form, please contact Patricia Owen at (770) 942-5108. If you do not complete and return this form to Patricia Owen by June 22, 1999 at 12:00 noon, the funds credited to accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction had been provided.

Investing in Common Stock entails some risks, and we encourage you to discuss this investment decision with your investment advisor. The Plan trustee and the Plan administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and Supplement, and you should not rely on any information other than what is contained in the Prospectus and Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the Common Stock, see "Risk Factors" beginning on page 9 of the Prospectus. Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to Common Stock, as discussed in the Prospectus and Supplement.


3.  Investment Directions (Applicable to Accumulated Balances Only)


I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the First Deposit Stock Fund as follows:


Fund                                             Percentage to be transferred
----                                             ----------------------------

S&P 500 Stock Fund                                          _____%
Stable Value Fund                                           _____%
S&P MidCap Stock Fund                                       _____%
International Stock Fund                                    _____%
Government Bond Fund                                        _____%
Money Market Fund                                           _____%
Asset Plus Asset Allocation Fund                            _____%
Growth and Income Asset Allocation Fund                     _____%
Growth and Income Asset Allocation Fund                     _____%
Growth Asset Allocation Fund                                _____%


Note: The total amount transferred may not exceed the total value of your accounts.


4.   Investment Directions (Applicable to Future Contributions Only)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made on my behalf by Douglas Federal Bank, including those contributions and/or repayments received by the Plan during the same reporting period as this form, be invested in the following whole percentages.



Fund                                             Percentage
----                                             ----------
S&P 500 Stock Fund                                 _____%
Stable Value Fund                                  _____%
S&P MidCap Stock Fund                              _____%
International Stock Fund                           _____%
Government Bond Fund                               _____%
Money Market Fund                                  _____%
Asset Plus Asset Allocation Fund                   _____%
Growth and Income Asset Allocation Fund            _____%
Growth Asset Allocation Fund                       _____%

     Total (Important)                              100%



5.   Participant Signature and Acknowledgment - Required


By signing this Investment Form, I authorize and direct the Plan Administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and Supplement relating to the issuance of Common Stock. I am aware of the risks involved in the investment in Common Stock, and understand that the trustee and Plan Administrator are not responsible for my choice of investment.





PLAN PARTICIPANT'S SIGNATURE




-----------------------------------                     -----------------
Signature of Plan Participant                           Date


Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member's record.




-----------------------------------                     ----------------
Signature of Douglas Federal Bank                       Date
Authorized Representative



Please complete and return by 12:00 noon on Tuesday, June 22, 1999.